   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       BIOVAIL CORPORATION INTERNATIONAL
             (Exact name of registrant as specified in its charter)

                ONTARIO                                     2834                                 NOT APPLICABLE
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

  BIOVAIL CORPORATION INTERNATIONAL                   CT CORPORATION
          2488 DUNWIN DRIVE                           1633 BROADWAY
         MISSISSAUGA, ONTARIO                    NEW YORK, NEW YORK 10019
            CANADA L5L 1J9                            (212) 664-1666
  (Address, including Zip Code, and        (Name, address, including Zip Code,
     telephone number, including           and telephone number, including area
 area code, of registrant's principal          code, of agent for service)
          executive offices)

                                WITH A COPY TO:

                               ROGER ANDRUS, ESQ.
                            CAHILL GORDON & REINDEL
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 701-3000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As promptly as practicable after this registration statement becomes effective and the conditions
 to consummation of the merger described herein have been satisfied or waived.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED                 REGISTERED          PER SHARE*            PRICE          REGISTRATION FEE
Common Stock, no par value.......................      1,500,000             $56.41           $84,615,000          $23,522.97

* The estimated registration fee has been computed pursuant to Rule 457(c) as of September 16, 1999.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                            FUISZ TECHNOLOGIES LTD.
                         14555 Avion Parkway, Suite 250
                           Chantilly, Virginia 20151

                                                                          , 1999

Dear Stockholder:

    You are cordially invited to attend a special meeting of the stockholders of
Fuisz Technologies Ltd. to be held at             , on       , 1999, at 10:00
a.m., local time.

    At this important meeting, you will be asked to adopt and approve a merger between Fuisz and Biovail Corporation International. The merger agreement was executed July 25, 1999, and provides that Fuisz will become a wholly-owned subsidiary of Biovail if certain conditions are met, including the approval of Fuisz's stockholders. Upon consummation of the merger, stockholders of Fuisz will be entitled to receive a fraction of a Biovail common share for each share of Fuisz common stock held by them, based on an exchange ratio. The exchange ratio will be calculated based on the average of the daily closing prices of Biovail common shares for the fifteen trading days ending on the third business day before the day the merger occurs. If that average price is less than $45.00, then the value of the Biovail fractional share would be less than $7.00; if that average price is between $45.00 and $58.625, then the value of the Biovail fractional share would be $7.00; if that average price is between $58.625 and $62.810, then the value of the Biovail fractional share would be between $7.00 and $7.50; and if that average price is more than $62.810, then the value of the Biovail fractional share would be $7.50.

    Your board of directors has approved the merger and the merger agreement and determined that the terms of the merger are fair to and in the best interests of the stockholders of Fuisz. The board recommends that you adopt the merger agreement and approve the merger at the special meeting so that the merger may be completed.

    This event presents an important decision for you as a Fuisz stockholder. Therefore, we request that you carefully read the attached materials.

    Your participation in this special meeting, either by proxy or in person, is important. If you do not vote then it will have the same effect as if you had voted against the merger agreement and the merger. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy promptly. At the meeting, if you desire to vote in person, you may withdraw your proxy.

                                          Sincerely,

                                                          [LOGO]

                                          RICHARD D. FUISZ, M.D.
                                          CHAIRMAN OF THE BOARD

                             YOUR VOTE IS IMPORTANT
           PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY

                            FUISZ TECHNOLOGIES LTD.

                         14555 AVION PARKWAY, SUITE 250
                           CHANTILLY, VIRGINIA 20151

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

TO THE HOLDERS OF COMMON STOCK:

    A special meeting of the stockholders of Fuisz Technologies, Ltd., a
Delaware corporation, will be held at             , on       , 1999, at 10:00
a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of July 25, 1999 by and among Fuisz, Biovail Corporation International, an Ontario, Canada corporation, and ABCI Acquisition Sub. Corporation, a Delaware company and wholly-owned subsidiary of Biovail, which provides for Biovail to acquire by the merger the approximately 51% of the shares of Fuisz common stock that it does not already own. In the merger, each outstanding share of Fuisz common stock not owned by Biovail will be converted into the right to receive a fraction of a share of Biovail common shares based on a formula taking into account the market price of Biovail common shares. The exchange ratio will be calculated based on the average of the daily closing prices of Biovail common shares for the fifteen trading days ending on the third business day before the day the merger occurs. If that average price is less than $45.00, then the value of the Biovail fractional share would be less than $7.00; if that average price is between $45.00 and $58.625, then the value of the Biovail fractional share would be $7.00; if that average price is between $58.625 and $62.810, then the value of the Biovail fractional share would be between $7.00 and $7.50; and if that average price is more than $62.810, then the value of the Biovail fractional share would be $7.50.

    2. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

    Any matter listed above may be considered at the special meeting or at any adjournment or postponement of the special meeting.

    Holders of common stock of record on our books on       , 1999 will be
entitled to vote on all matters which may come before the special meeting or any adjournment or postponement of the special meeting. Approval of the merger and the merger agreement requires the affirmative vote of a majority of the Fuisz shares outstanding and entitled to vote thereon. Currently, Biovail owns, either directly or indirectly, 10,795,054 shares of Fuisz common stock, or approximately 49% of the outstanding common stock of Fuisz. Under Delaware law, stockholders of Fuisz will not be entitled to appraisal rights in connection with the merger.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF FUISZ. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER AT THE SPECIAL MEETING.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING.

    IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE EXCHANGE OF YOUR CERTIFICATES FOR CERTIFICATES EVIDENCING BIOVAIL COMMON SHARES. PLEASE DO NOT SEND YOUR SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD.

                                                       [LOGO]

                                          STEPHEN H. WILLARD,
                                          SECRETARY

Chantilly, Virginia
         , 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION DATED            , 1999

                           PROXY STATEMENT-PROSPECTUS

                            ------------------------

                       BIOVAIL CORPORATION INTERNATIONAL

                                   PROSPECTUS
                                ----------------

                            FUISZ TECHNOLOGIES LTD.

                                PROXY STATEMENT

                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD       , 1999

                             ---------------------

    The boards of directors of Biovail Corporation International and Fuisz Technologies Ltd. have agreed to the merger of a wholly-owned subsidiary of Biovail into Fuisz. Fuisz will become a wholly- owned subsidiary of Biovail provided that the conditions to the merger are met, including the approval of Fuisz's stockholders, and the merger is consummated. This document gives you detailed information about the proposed merger. We encourage you to read this entire document carefully. Please see the section entitled "RISK FACTORS" beginning on page 15 for discussion of potential risks involved in the merger and related transactions. Please see "WHERE YOU CAN FIND MORE INFORMATION" on page 83 for additional information about Biovail and Fuisz on file with the SEC.

    This proxy statement-prospectus is first being mailed to Fuisz stockholders
on or about       , 1999.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE BIOVAIL COMMON SHARES TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY
STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THIS PROXY STATEMENT-PROSPECTUS IS DATED             , 1999.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
SUMMARY....................................................................................................          1
The Merger.................................................................................................          1
  What You Will Receive in the Merger......................................................................          1
The Companies..............................................................................................          1
The Special Meeting........................................................................................          2
  Time and Place...........................................................................................          2
  Matters to Be Considered.................................................................................          2
  Record Date; Shares Entitled to Vote.....................................................................          2
  Required Vote for the Merger.............................................................................          2
  Revocation of Proxies....................................................................................          3
  Reasons for the Merger...................................................................................          3
  Recommendation of the Fuisz Board of Directors...........................................................          4
  Opinion of Fuisz's Financial Advisor.....................................................................          4
  Interests of Certain Persons in the Merger...............................................................          4
  Anticipated Accounting Treatment.........................................................................          4
  Certain United States and Canadian Federal Income Tax Considerations.....................................          5
  Appraisal Rights.........................................................................................          5
  Conditions to the Merger.................................................................................          5
  Effective Time of the Merger.............................................................................          5
  Termination of the Merger Agreement......................................................................          5
  Governmental and Regulatory Matters......................................................................          6
  Comparative Rights of Shareholders.......................................................................          6
Comparative Per Share Information..........................................................................          7
Market Price Information...................................................................................          8
Dividend Policy............................................................................................          8
Currency Translation.......................................................................................          8
Summary Historical Consolidated Financial Information......................................................          9
  Biovail Selected Historical Consolidated Financial Information...........................................         10
  Fuisz Selected Historical Consolidated Financial Information.............................................         11
Summary Unaudited Pro Forma Combined Financial Information.................................................         12
Cautionary Statement Concerning Forward-Looking Statements.................................................         14
RISK FACTORS...............................................................................................         15
  Risk Factors Relating to Biovail.........................................................................         15
  Risk Factors Relating to Fuisz...........................................................................         19
RECENT DEVELOPMENTS........................................................................................         24
THE SPECIAL MEETING........................................................................................         25
  Time and Place...........................................................................................         25
  Matters to Be Considered.................................................................................         25
  Record Date; Voting at the Special Meeting...............................................................         25
  Quorum...................................................................................................         25
  Voting and Revocation of Proxies.........................................................................         25
  Solicitation of Proxies..................................................................................         26
  Expenses.................................................................................................         26
  Surrender of Certificates................................................................................         26
THE MERGER.................................................................................................         28
  Background of the Merger.................................................................................         28
  Fuisz's Reasons for the Merger; Recommendation of the Fuisz Board of Directors...........................         30
  Biovail's Reasons for the Merger.........................................................................         32

                                                                                                               PAGE
                                                                                                             ---------
  Opinion of Financial Advisor to Fuisz....................................................................         32
  Interests of Certain Persons in the Merger...............................................................         40
  Absence of Appraisal Rights..............................................................................         41
  Governmental Regulation..................................................................................         41
  Anticipated Accounting Treatment.........................................................................         42
THE MERGER AGREEMENT.......................................................................................         43
  The Merger and Its Effective Time........................................................................         43
  What Fuisz Stockholders Will Receive.....................................................................         43
  Manner of Converting Fuisz Common Stock..................................................................         44
  No Fractional Biovail Common Shares......................................................................         45
  Treatment of Fuisz Stock Options.........................................................................         45
  Indemnification and Insurance............................................................................         45
  Representations and Warranties...........................................................................         45
  Conduct of Business of Fuisz Prior to the Effective Time.................................................         46
  No Solicitation..........................................................................................         46
  Conditions to the Merger.................................................................................         48
  Termination; Effect of Termination.......................................................................         49
  Amendment................................................................................................         51
  Waivers..................................................................................................         51
CERTAIN UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS...............................................         52
  Certain U. S. Federal Income Tax Considerations..........................................................         52
  Certain U. S. Federal Income Tax Consequences of the Merger..............................................         52
  Certain U. S. Federal Income Tax Consequences of Ownership and Disposition of Biovail Common Shares......         53
  Canadian Federal Income Tax Consequences.................................................................         54
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................................................         56
  Biovail Corporation International Pro Forma Combined Balance Sheet as at June 30, 1999...................         57
  Biovail Corporation International Pro Forma Combined Statement of Operations for the six months ended
    June 30, 1999..........................................................................................         58
  Biovail Corporation International Pro Forma Combined Statement of Operations for the year ended December
    31, 1998...............................................................................................         59
DESCRIPTION OF BIOVAIL CAPITAL STOCK.......................................................................         67
  General..................................................................................................         67
  Capital Stock............................................................................................         67
  Class A Special Shares...................................................................................         68
COMPARATIVE RIGHTS OF FUISZ STOCKHOLDERS AND BIOVAIL
  SHAREHOLDERS.............................................................................................         69
  Comparative Rights of Fuisz Stockholders and Biovail Shareholders........................................         69
  Authorized Share Capital.................................................................................         69
  Shareholder Voting Rights................................................................................         69
  Special Meeting of Shareholders..........................................................................         70
  Proposals of Shareholders................................................................................         70
  Consent of Shareholders in Lieu of Meeting...............................................................         71
  Inspection Rights........................................................................................         72
  Pre-emptive Rights.......................................................................................         72
  Dividends and Repurchases of Shares......................................................................         72
  Authority to Issue Shares................................................................................         73
  Amendments to Governing Instruments......................................................................         73
  Director Qualifications..................................................................................         74
  Classification of the Board of Directors.................................................................         74

                                                                                                               PAGE
                                                                                                             ---------
  Removal of Directors.....................................................................................         74
  Vacancies on the Board of Directors......................................................................         75
  Fiduciary Duties of Directors............................................................................         75
  Conflict of Interest of Directors and Officers...........................................................         76
  Indemnification of Directors, Officers and Others........................................................         76
  Director Liability.......................................................................................         77
  Shareholders' Suits......................................................................................         77
  Oppression Remedy........................................................................................         78
  Reorganizations, Mergers, Extraordinary Transactions.....................................................         78
  Dissent and Appraisal Rights.............................................................................         79
  Compulsory Acquisition...................................................................................         79
  Anti-Takeover Provisions; Interested Stockholder Transactions............................................         80
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS............................................................         81
SUBMISSION OF SHAREHOLDER PROPOSALS........................................................................         81
CERTAIN LEGAL MATTERS......................................................................................         82
EXPERTS....................................................................................................         82
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS............................         82
WHERE YOU CAN FIND MORE INFORMATION........................................................................         83
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................................................         83
  Biovail SEC Filings......................................................................................         83
  Fuisz SEC Filings........................................................................................         83

Annex A--Agreement and Plan of Merger......................................................................        A-1
Annex B--Opinion of Warburg Dillon Read LLC................................................................        B-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF SELECTED INFORMATION FROM THIS PROXY STATEMENT-PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT.

                                   THE MERGER

    We are asking you to vote for a proposal that Fuisz and Biovail merge, that Fuisz become a wholly-owned subsidiary of Biovail and Fuisz stockholders become shareholders of Biovail. The merger agreement setting forth all of the terms of this proposed merger is attached as Annex A to this proxy statement-prospectus. As provided for in the merger agreement, a subsidiary of Biovail commenced a tender offer to purchase up to, and has purchased, 6,585,225 of the outstanding shares of Fuisz common stock at a purchase price of $7.00 per share. As a result of the tender offer and other stock purchases, Biovail and its subsidiary hold 10,795,054 shares of Fuisz common stock or approximately 49% of the shares of Fuisz common stock that are entitled to vote on the merger. Biovail has agreed to vote or cause those shares to be voted in favor of the merger.

WHAT YOU WILL RECEIVE IN THE MERGER

    When the merger occurs, each of your shares of Fuisz common stock will automatically be converted into a right to receive a fraction of a Biovail common share, based on an exchange ratio calculated at that time. The exchange ratio will be calculated based on the average of the daily closing prices of Biovail common shares for the fifteen trading days ending on the third business day before the day the merger occurs, as follows:

    - If that average price is less than $45.00, the exchange ratio will equal 0.1556.

    - If that average price is equal to or is greater than $45.00 but is less than or equal to $58.625, the exchange ratio will equal a fraction determined by dividing $7.00 by that average price.

    - If that average price is greater than $58.625 but less than or equal to $62.81, the exchange ratio will equal 0.1194.

    - If that average price is greater than $62.81, the exchange ratio will equal a fraction determined by dividing $7.50 by that average price.

    The effect of the exchange ratios is indicated in the table below. If the average closing price of Biovail's common shares over those fifteen trading days is within the range indicated in the left column, the value (based on that average closing price) of the fractional Biovail common share you will receive for each share of Fuisz common stock is set forth in the right column:

        BIOVAIL AVERAGE             VALUE OF BIOVAIL
         CLOSING PRICE              FRACTIONAL SHARE
--------------------------------  --------------------
        less than $45.00            less than $7.00
   between $45.00 and $58.625            $7.00
  between $58.625 and $62.810       between $7.00 &
                                         $7.50
       more than $62.810                 $7.50

    Because of the average price calculation, at the time you vote on the merger you may not know the number of Biovail common shares that you will receive in the merger.

    The average of the daily closing prices of Biovail common shares for the fifteen trading days ending September 20, 1999 is $57.55. You may obtain an up-to-date average daily price by calling 1-800-322-2885.

    You will have to surrender your Fuisz common stock certificates to receive new certificates representing Biovail common shares. You should not do this, however, until you receive written instructions after the merger has occurred.

    See "THE MERGER AGREEMENT-- What Fuisz Stockholders Will Receive."

                                 THE COMPANIES

BIOVAIL CORPORATION INTERNATIONAL
2488 Dunwin Drive
Mississauga, Ontario
Canada, L5L 1J9
Telephone: (416) 285-6000

    Biovail is a global integrated pharmaceutical company specializing in the development of advanced oral controlled-release drugs.

    Biovail's proprietary technologies are used in formulations which:

    - improve upon conventional dosage forms of existing products by providing the therapeutic benefits of controlled-release drug delivery or

    - are generically equivalent to existing once-daily branded products.

    In both instances, Biovail's products provide significant cost advantages.

    Biovail develops controlled-release formulations which are manufactured by it or by others under license for the branded and generic market segments. Biovail does not engage in basic research to discover new chemical entities. Biovail is based in Ontario, Canada and its common shares are listed and traded on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "BVF." On September 20, 1999, its closing price was $56.00 per common share.

FUISZ TECHNOLOGIES LTD.
14555 Avion Parkway
Suite 250
Chantilly, Virginia 20151
Telephone: (703) 995-2400

    Fuisz is an international company that is engaged in the development, manufacture, and commercialization of a wide range of drug delivery, nutraceutical, and food ingredient products utilizing its proprietary CEFORM-TM-, Shearform-TM- and other drug delivery technologies. Fuisz has research and manufacturing facilities in Virginia, as well as in Dublin and Clonmel, Ireland. Fuisz has been publicly traded since December 1995 and is listed under the "FUSE" ticker symbol on the Nasdaq National Market. On September 20, 1999, its closing price was $6.56 per share of common stock.

                              THE SPECIAL MEETING

TIME AND PLACE

    The special meeting will be held at       , on       , 1999, at 10:00 a.m.,
local time, to consider and vote on the acquisition of Fuisz by Biovail. See "THE SPECIAL MEETING--Time and Place."

MATTERS TO BE CONSIDERED

    At the special meeting, Fuisz stockholders will consider and vote upon a proposal to adopt the merger agreement and to approve the merger. See "THE SPECIAL MEETING-- Matters to Be Considered."

RECORD DATE; SHARES ENTITLED TO VOTE

    Only Fuisz stockholders of record at the close of business on       , 1999
are entitled to notice of and to vote at the special meeting. On the record
date, there were       shares of Fuisz common stock entitled to vote held by
approximately       holders of record. Each holder of record of Fuisz common
stock on the record date is entitled to one vote per share of Fuisz common stock, exercisable in person or by proxy, on each matter submitted at the special meeting. See "THE SPECIAL MEETING-- Record Date; Voting at the Special Meeting."

REQUIRED VOTE FOR THE MERGER

    The acquisition of Fuisz by Biovail requires the affirmative vote of the holders of a majority of the shares of Fuisz common stock entitled to vote, or approximately 11,116,487 shares. As of August 31, 1999, the directors and executive officers of Fuisz, and their respective affiliates, controlled approximately 1% of the outstanding shares of Fuisz entitled to vote. As of September 20, 1999, Biovail owned, either directly or indirectly, 10,795,054 shares of Fuisz common stock, or approximately 49% of the shares of Fuisz common stock entitled to vote on the merger, and has agreed to vote those shares in favor of the merger. If you choose not to vote on the merger, this will have the effect of a vote against the merger. Brokers who hold Fuisz common stock as nominees will not have discretionary authority to vote those shares without instructions from the beneficial owners of those shares. Any votes which are not cast by a nominee-broker will also have the effect of a vote against the merger. See "THE SPECIAL MEETING--Quorum."

REVOCATION OF PROXIES

    Any proxy you give may be revoked by filing a later-dated proxy relating to the same shares of Fuisz common stock or a written notice of revocation bearing a date later than the date of the proxy with the secretary of Fuisz before the vote at the special meeting. You may do this by telegram or facsimile. You may also revoke your proxy by attending the special meeting and voting in person. Stockholders of Fuisz who hold their shares of Fuisz common stock through a bank, brokerage firm or other nominee accounts may revoke or change their earlier votes by instructing the nominee or obtaining and voting a proxy issued by the nominee. See "THE SPECIAL MEETING--Voting and Revocation of Proxies."

REASONS FOR THE MERGER

    FUISZ. In reaching its conclusion to enter into the merger agreement and to recommend to Fuisz's stockholders to vote for the approval and adoption of the merger agreement, the board of directors of Fuisz considered a number of factors. The board evaluated Fuisz's prospects if it were to remain independent, various aspects of the merger agreement that had been negotiated with Biovail, and the viability of other possible courses of action. In determining to enter into the merger agreement and to recommend to Fuisz's stockholders to vote for the approval and adoption of the merger agreement, factors supporting its conclusion, in the view of the board of directors of Fuisz, included the following:

    - the amount, timing and form of consideration to be received by Fuisz stockholders in the merger;

    - the possibility that the consideration the Fuisz stockholders might obtain in a future transaction or through continued ownership of Fuisz shares if Fuisz were to remain independent would likely be less advantageous than the consideration they would receive in the merger, because of:

      - Fuisz's present financial condition and needs and its business and strategic objectives, as well as the risks involved in achieving those objectives;

      - Fuisz's need to attract and retain management and skilled scientific personnel; and

      - Fuisz's need to restructure its operations and the current financial market conditions and historical market prices, volatility and trading information with respect to Fuisz shares;

    - the historical market prices and trading activity of Fuisz shares over the weeks preceding the date of the public announcement of the merger agreement, and the premium over those prices represented by the consideration payable in the merger;

    - the fact that, under the merger agreement, stockholders to some extent may receive in the merger the benefit of any appreciation in Biovail's stock price over its trading price immediately prior to the date the merger agreement was signed;

    - the fact that, under the merger agreement, Fuisz may still receive offers from other interested bidders, if any; under some circumstances, Fuisz may communicate with any such bidders and, if Fuisz determines any such other bidder has made a superior offer, Fuisz may elect to terminate the merger agreement;

    - the likelihood of the proposed acquisition being consummated, in light of Biovail's prior purchase of significant number of Fuisz shares and the limited conditions to Biovail's obligation to consummate the merger once Biovail consummates the tender offer for Fuisz stock;

    - the terms of the merger agreement, including the minimal conditions to closing the merger once the conditions of the tender offer have been satisfied or waived; and

    - the opinion of Fuisz's financial advisor, discussed further below.

    See "THE MERGER--Fuisz's Reasons for the Merger; Recommendation of the Fuisz Board of Directors."

    BIOVAIL. Biovail believes that the acquisition of Fuisz will strengthen Biovail's position as a leading drug delivery company. Biovail continues to believe that advanced drug delivery technology will play an increasingly important role in the development of new chemical entities. In addition to providing more consistent drug delivery and improved efficacies, controlled-release drugs offer reduced side effects, improved patient compliance, and more favorable pharmacoeconomics. As a result, major pharmaceutical companies around the world are introducing an increasing number of new chemical entities with controlled-release characteristics. Biovail believes that this growing trend will create greater demand for advanced drug delivery capabilities, through agreements for individual drugs and strategic alliances. While demand for their sophisticated services accelerates, the number of high quality drug delivery companies is declining as a result of increased industry consolidation. See "THE MERGER--Biovail's Reasons for the Merger."

RECOMMENDATION OF THE FUISZ BOARD OF DIRECTORS

    On July 25, 1999, the board of directors of Fuisz approved the merger and the merger agreement and determined that the terms of the merger agreement are fair to and in the best interests of the Fuisz stockholders. The Fuisz board recommends that you vote FOR the approval and adoption of the merger agreement. See "THE MERGER--Fuisz's Reasons for the Merger; Recommendation of the Fuisz Board of Directors."

OPINION OF FUISZ'S FINANCIAL ADVISOR

    In connection with the tender offer and the merger, collectively referred to in this document as the "transaction," Fuisz's board of directors and special committee received a written opinion from Warburg Dillon Read LLC as to the fairness, from a financial point of view, of the consideration to be received in the transaction by the holders of Fuisz common stock, other than Biovail and its affiliates. The full text of Warburg Dillon Read's written opinion dated July 25, 1999 is attached to the back of this document as Annex B. Holders of Fuisz common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. WARBURG DILLON READ'S OPINION IS DIRECTED TO FUISZ'S BOARD OF DIRECTORS AND SPECIAL COMMITTEE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE TRANSACTION. See "THE MERGER--Opinion of Financial Advisor to Fuisz."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Fuisz board of directors with respect to the merger agreement, you should be aware that certain officers and directors of Fuisz have interests in the merger that are different from and in addition to your interests generally and which may present them with certain conflicts of interest. In addition, certain directors and officers of Fuisz are expected to become officers of the surviving corporation following the merger. For further information, see "THE MERGER--Interests of Certain Persons in the Merger."

ANTICIPATED ACCOUNTING TREATMENT

    The merger will be accounted for by Biovail under the "purchase" method of accounting in accordance with Canadian GAAP and U.S. GAAP. Accordingly, any excess of the purchase price over the fair value of assets acquired will be treated as goodwill. It is anticipated that under Canadian GAAP, any allocation relating to in-process research and development will be amortized over its useful life currently estimated to be fifteen years. Under U.S. GAAP, any such allocation will be expensed at the time of the merger. The allocation of in-process research and development, goodwill and other intangibles in the pro forma statements of operations and notes thereto, represents estimates based on preliminary information and analysis.

CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    In general, the receipt of Biovail common shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes.

    HOWEVER, THE TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF BIOVAIL COMMON SHARES TO YOU WILL DEPEND ON THE SPECIFIC FACTS OF YOUR OWN SITUATION. YOU SHOULD READ CAREFULLY THE DISCUSSION IN "CERTAIN UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS" AND YOU SHOULD CONSULT YOUR TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF BIOVAIL COMMON SHARES TO YOU.

APPRAISAL RIGHTS

    Under the General Corporation Law of the State of Delaware, the stockholders of Fuisz are not entitled to appraisal rights in connection with the merger. See "THE MERGER-- Absence of Appraisal Rights."

CONDITIONS TO THE MERGER

    Fuisz and Biovail will not complete the merger unless a number of conditions are satisfied or waived by them, including:

    - approval and adoption of the merger agreement by the Fuisz stockholders;

    - no injunction prohibiting the merger; and

    - each of the companies has performed in all material respects its obligations under the merger agreement.

EFFECTIVE TIME OF THE MERGER

    If the merger agreement is approved and adopted by the requisite vote of the stockholders of Fuisz and the other conditions to the merger are satisfied, the merger will be consummated and become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the time of such filing being the effective time) in accordance with the DGCL. See "THE MERGER AGREEMENT-- The Merger and Its Effective Time."

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval by the stockholders of Fuisz:

    - by mutual consent;

    - by Biovail or Fuisz if, without fault of the terminating party, the merger is not consummated by March 31, 2000;

    - by Biovail or Fuisz if a final and nonappealable injunction prohibits the merger; or

    - by Biovail or Fuisz if the approval and adoption of the merger agreement by the Fuisz stockholders is not obtained.

    Biovail may terminate the merger agreement if:

    - Fuisz has willfully failed to perform in all material respects its agreements in the merger agreement and that failure would have a material adverse effect on Fuisz or would materially adversely affect or delay the ability of any party to consummate the merger; or

    - the board of directors of Fuisz fails to recommend the approval of the merger agreement and the merger to the shareholders of Fuisz, withdraws or amends its recommendation or approval of the merger agreement or the merger or makes any recommendation with respect to an acquisition transaction with a third party.

    Fuisz may terminate the merger agreement if:

    - Biovail or Acquisition Sub has failed to perform in all material respects the covenants or agreements in the merger agreement and that failure would have a material adverse effect on Biovail or materially adversely affect or delay the ability of any party to consummate the merger;

    - if the board of directors of Fuisz determines that a superior proposal has been made, taking into account any counter-proposal by Biovail, and Fuisz pays to Biovail a fee of $5.5 million prior to termination.

    See "THE MERGER AGREEMENT-- Termination; Effect of Termination."

GOVERNMENTAL AND REGULATORY MATTERS

    U.S. antitrust laws prohibit Fuisz and Biovail from completing the merger until the transaction has been notified to the regulatory authorities and a required waiting period has expired. On August 6, 1999, Fuisz and Biovail each filed the required notification and report forms with the Antitrust Division and the FTC and, on September 2, 1999, early termination of the waiting period was granted by the Antitrust Division and the FTC.

    The merger is also subject to the Irish Mergers Act, which provides that certain transactions may not be consummated until a notification has been made to the Minister for Enterprise, Trade and Employment. On August 30, 1999, the Enterprise Minister issued a clearance for the proposed transaction.

    The issuance of the Biovail common shares issuable upon the merger of Fuisz and Acquisition Sub is conditional upon the approval of the New York Stock Exchange and The Toronto Stock Exchange. As of the date of this proxy statement-prospectus, application had been made to the NYSE to list the shares of Biovail common shares to be issued in the merger. In addition, the TSE has conditionally approved the issuance of such shares, subject to the satisfaction of certain customary conditions. Biovail will, to the extent necessary, apply for rulings or orders of certain provincial securities regulatory authorities in Canada to permit the issuance and resale of the Biovail shares issuable pursuant to the merger.

    Fuisz and Biovail are working to obtain the required regulatory approvals and consents. However, there can be no assurance as to when or whether any of these approvals and consents will be obtained or the terms and conditions that may be imposed by the approvals and consents. See "THE MERGER--Governmental Regulation."

COMPARATIVE RIGHTS OF SHAREHOLDERS

    For a comparison of Canadian law and Delaware law and of the articles of amalgamation and the by-laws of Biovail and the certificate of incorporation and by-laws of Fuisz governing the rights of Biovail shareholders and Fuisz stockholders respectively, you should read "COMPARATIVE RIGHTS OF FUISZ STOCKHOLDERS AND BIOVAIL SHAREHOLDERS."

                       COMPARATIVE PER SHARE INFORMATION

    We have summarized below the per share information for the six months ended June 30, 1999 and the year ended December 31, 1998 of Biovail and Fuisz on a historical basis and the per share information of Biovail and Fuisz on a pro forma combined basis to reflect the consummation of the merger based upon the historical financial results of Biovail and Fuisz and the conversion of each share of Fuisz common stock into a fraction of a share of Biovail common shares based on an exchange ratio, subject to adjustment. Please read this table together with the historical financial statements and related notes of Biovail and Fuisz incorporated into this document by reference and with the selected historical and unaudited pro forma combined financial information we have included in this proxy statement-prospectus beginning on page 56. The pro forma information does not necessarily portray the book value per share or earnings per share from continuing operations we would have had if the merger had closed on the date or at the beginning of the periods indicated or the future results we will experience after the merger.

                                                               AS AT AND FOR THE SIX       AS AT AND FOR THE YEAR
                                                                      MONTHS                        ENDED
                                                                ENDED JUNE 30, 1999           DECEMBER 31, 1998
                                                            ---------------------------  ---------------------------
BIOVAIL COMMON SHARES
  Net earnings (loss) per common share
    Canadian GAAP, basic:
      Historical..........................................           $    0.83                    $    1.70
      Pro forma(1)........................................                0.04                         0.40
    Canadian GAAP, diluted:
      Historical..........................................                0.76                         1.63
      Pro forma(1)........................................                0.03                         0.34
    U.S. GAAP, basic:
      Historical..........................................                0.75                         1.56
      Pro forma(2)........................................                0.12                         0.55
    U.S. GAAP, diluted:
      Historical..........................................                0.69                         1.53
      Pro forma(2)........................................                0.12                         0.52
  Book value per common share at period end
    Canadian GAAP
      Historical..........................................                2.14                         2.06
      Pro forma(1)........................................               12.23                           --
    U.S. GAAP
      Historical..........................................                1.84                         1.82
      Pro forma(2)........................................               12.29                           --
FUISZ COMMON STOCK (U.S. GAAP)
  Net (loss) earnings per common share
      Historical, basic and diluted.......................               (0.66)                       (1.07)
      Equivalent share, basic(2),(3)......................                0.02                         0.07
  Book value per common share at period end
      Historical..........................................                0.71                         1.57
      Equivalent share(2),(3).............................                1.46                           --

------------------------------

(1) Pro forma net (loss) earnings per common share have been calculated assuming issuance of 4,400,000 common shares of Biovail for proceeds of $235,261,000 pursuant to a registration statement dated September 21, 1999 and completion of the merger as if they had occurred on January 1, 1998 and pro forma book value has been calculated as if these events had occurred on June 30, 1999. Pro forma data per common share assumes that Fuisz common stock and options will be converted to Biovail shares based on the exchange ratio of 0.1194 of a Biovail common share for each one share of Fuisz common stock.

(2) Does not reflect the immediate expensing of in-process research and development of $117,761,000. Under U.S. GAAP companies are required to immediately expense in-process research and development. Under Canadian GAAP, in-process research and development would have been capitalized and amortized over its estimated useful life of fifteen years.

(3) Equivalent share data in respect of Fuisz common stock has been calculated by multiplying the Biovail per common share pro forma amounts by the exchange ratio.

                            MARKET PRICE INFORMATION

    Biovail common shares trade on the New York Stock Exchange and The Toronto Stock Exchange, in each case under the symbol "BVF." Fuisz common stock trades on Nasdaq under the symbol "FUSE." The following table presents closing sale prices reported on the NYSE Composite Transactions Reporting System in THE WALL STREET JOURNAL for the Biovail common shares and on the Nasdaq for the Fuisz common stock as of:

    - July 23, 1999, the last full trading day prior to the announcement of the execution of the merger agreement;

    - July 29, 1999, the last full trading day prior to the launch of the tender offer; and

    - , 1999, the last practicable date before the printing of this proxy statement-prospectus.

                                                                                    BIOVAIL     FUISZ
                                                                                    COMMON     COMMON
                                                                                     SHARE      STOCK
                                                                                     PRICE      PRICE
                                                                                    -------    -------
July 23, 1999...................................................................... $58 5/8    $ 5 11/16
July 29, 1999...................................................................... $56 5/16   $ 6 1/4
      , 1999....................................................................... $          $

    The following table presents, for the fiscal quarters indicated, the high and low sales prices of Biovail common shares and Fuisz common stock in U.S. dollars as reported on the NYSE and Nasdaq, respectively.

                                                                               BIOVAIL COMMON     FUISZ COMMON
                                                                                SHARE PRICE       STOCK PRICE
                                                                              ----------------  ----------------
                                                                               HIGH      LOW     HIGH      LOW
                                                                              -------  -------  -------  -------
1997
First quarter................................................................ $29 7/8  $21 1/4  $ 9 1/2  $ 5 5/8
Second quarter...............................................................  32 5/8   20 7/8   10 1/2    5 3/8
Third quarter................................................................  30 1/8   25 7/16  16        8 1/2
Fourth quarter...............................................................  39 1/16  26 5/8   14 3/16   7 11/16

1998
First quarter................................................................  48 15/16  33 1/2  13 3/4    7 1/4
Second quarter...............................................................  46 1/2   30 5/16  14 3/8   10 7/16
Third quarter................................................................  34 3/4   24 1/4   12 5/8    7 1/8
Fourth quarter...............................................................  37 13/16  21 3/4  14 1/8    6

1999
First quarter................................................................  43 5/16  34 9/16  15 3/8      5/16
Second quarter...............................................................  51 1/8   32 3/8    9 1/16   3 3/16
Third quarter (through September 20).........................................  59       51 7/8    6 7/8    3 1/4

                                DIVIDEND POLICY

    Biovail has not paid cash dividends on its common shares, and at this time it intends to continue this policy for the foreseeable future in order to retain earnings for the development and growth of Biovail's business. Biovail's dividend policy will be reviewed periodically depending on its financial position, capital requirements, general business conditions and on other factors.

    Fuisz has not paid any cash dividends on Fuisz common stock in the past and does not anticipate that it will pay such dividends in the foreseeable future.

                              CURRENCY TRANSLATION

    Biovail reports its financial statements in U.S. dollars, while the currency of measurement for its operations varies depending upon location. Unless otherwise indicated, references to dollars or "$" are to U.S. dollars and references to "CDN$" are to Canadian dollars.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    We are providing the following historical financial information about Biovail and Fuisz to aid you in your financial analysis of the financial aspects of the merger. The information presented is a summary only and you should read it together with the historical financial statements and related notes of Biovail and Fuisz incorporated into this document by reference and the unaudited pro forma combined financial statements beginning on page 56. The summary consolidated financial information of Biovail included below is prepared and presented in accordance with generally accepted accounting principles in Canada (Canadian GAAP), which differ in certain significant respects from generally accepted accounting principles in the U.S. (U.S. GAAP). See "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 83 for more information about where to obtain Biovail and Fuisz financial statements and related notes. All information included below is in U.S. Dollars.

BIOVAIL SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    We derived the following financial information from Biovail's consolidated audited and unaudited financial statements.

                                               AS AT AND FOR
                                               THE SIX MONTHS
                                               ENDED JUNE 30,           AS AT AND FOR THE YEAR ENDED DECEMBER 31,
                                            --------------------  -----------------------------------------------------
                                              1999       1998       1998       1997       1996       1995       1994
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                (UNAUDITED)
                                                  (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AND EMPLOYEE DATA)
EARNINGS AND RELATED DATA
Revenues
  Manufacturing and product sales.........  $  37,541  $  28,763  $  69,154  $  50,333  $  54,313  $   7,915  $   4,975
  Research and development................     15,352     11,953     32,070     19,559      4,374      4,333      3,909
  Royalty, licensing and other............     11,502      6,428     11,612     12,487      7,743      7,396      7,680
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               64,395     47,144    112,836     82,379     66,430     19,644     16,564
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Expenses
  Cost of manufactured goods sold.........     12,887     12,009     28,593     16,471     21,757      2,715      2,102
  Research and development expense........     11,783      8,132     17,490     14,386     10,901      7,194      5,578
  Selling and administrative..............     12,604      8,454     17,608     13,989     10,166      7,182      6,359
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               37,274     28,595     63,691     44,846     42,824     17,091     14,039
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income..........................  $  27,121  $  18,549  $  49,145  $  37,533  $  23,606  $   2,553  $   2,525
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income(1)
  Canadian GAAP...........................  $  20,364  $  17,391  $  45,419  $  35,241  $  23,284  $   5,870  $   9,461
  US GAAP.................................     18,305     14,966     41,577     32,822     22,664      5,870      1,506
Earnings per share(1)
  Canadian GAAP--basic....................  $    0.83  $    0.65  $    1.70  $    1.38  $    0.92  $    0.23  $    0.43
  Canadian GAAP--diluted..................       0.76       0.61       1.63       1.32       0.83       0.21       0.36
  US GAAP--basic..........................       0.75       0.56       1.56       1.28       0.89       0.23       0.07
  US GAAP--diluted........................       0.69       0.55       1.53       1.23       0.84        N/A        N/A

FINANCIAL POSITION
  Cash and short-term deposits............  $  86,358  $  20,882  $  78,279  $   8,275  $   4,526  $  24,323  $   2,819
  Working capital.........................    113,336     53,460    115,324     47,663      9,606        696        547
  Total assets............................    208,958    126,230    199,919     93,739     58,606     60,867     25,630
  Total long-term debt....................    126,607     11,596    126,835      4,847      6,968     10,195     10,349
  Shareholders' equity(1):
    Canadian GAAP.........................     52,071     96,425     51,191     75,458     36,943     14,592      7,693
    US GAAP...............................     44,944     96,468     45,362     73,169     36,323     14,592      7,693
  Capital expenditures....................      4,596     24,735     32,787      2,676      7,853     10,502      3,181

OTHER DATA
  Depreciation and amortization...........  $   3,154  $   2,346  $   4,957  $   3,157  $   1,967  $   1,238  $     810
  EBITDA(2)...............................     30,275     20,895     54,102     40,690     25,573      3,791      3,335
  EBITDA per share........................       1.23       0.78       2.03       1.59       1.01       0.15       0.18
Cash inflow (outflow) from:
  Operating activities....................     34,289     26,703     53,573      4,316     (5,622)    31,146      2,555
  Investing activities....................     (4,565)   (24,789)   (32,953)    (3,183)   (10,365)   (10,502)    (3,020)
  Financing activities....................    (21,762)    10,724     49,493      2,635     (2,980)       261        380
  Employees...............................        528        374        489        377        315        250        207
Weighted average shares outstanding
  (thousands).............................     24,534     26,850     26,641     25,606     25,378     24,993     21,850

------------------------------

(1) EBITDA means operating income, plus depreciation and amortization (excluding amortization of deferred financing costs). EBITDA is presented because we believe it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements. It is not intended as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles.

FUISZ SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    We derived the following financial information from Fuisz's consolidated audited and unaudited financial statements.

                                               AS AT AND FOR
                                               THE SIX MONTHS
                                               ENDED JUNE 30,           AS AT AND FOR THE YEAR ENDED DECEMBER 31,
                                            --------------------  -----------------------------------------------------
                                              1999       1998       1998       1997       1996       1995       1994
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                (UNAUDITED)
                                              (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE FIGURES AND EMPLOYEE DATA)
EARNINGS AND RELATED DATA
Revenues
  Product sales...........................  $  21,007  $  23,977  $  47,898  $  11,968  $      48  $      56  $      26
  Research and development................      1,051      2,833      4,334      5,390      2,426      2,002        843
  Licensing fees and other................     13,817      3,497      8,987      4,840      6,052      3,600        500
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               35,875     30,307     61,219     22,198      8,526      5,658      1,369
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Expenses
  Cost of sales...........................     12,751     14,850     27,924      7,807         --         --         --
  Research and development................     12,385     11,659     24,058     16,944      9,232      4,623      3,561
  Selling, general and administrative.....     15,456     14,646     29,482     13,877      9,073      4,219      4,279
  Other operating expense.................      5,711         --         --      4,694         --         --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               46,303     41,155     81,464     43,322     18,305      8,842      7,840
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating loss............................  $ (10,428) $ (10,848) $ (20,245) $ (21,124) $  (9,779) $  (3,184) $  (6,471)
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss
  U.S. GAAP...............................  $ (14,563) $ (12,399) $ (23,579) $ (19,601) $  (6,806) $  (3,271) $  (6,613)
Loss per share
  U.S. GAAP--basic and diluted............  $   (0.66) $   (0.56) $   (1.07) $   (0.92) $   (0.35) $   (0.34) $   (0.69)

FINANCIAL POSITION
  Cash and marketable securities..........  $  16,119  $  47,483  $  28,916  $  78,682  $  60,500  $  32,721  $   4,288
  Working capital.........................     18,331     51,379     30,584     77,936     57,855     30,438      3,282
  Total assets............................    125,251    157,708    145,736    170,120     69,083     34,394      6,140
  Total debt..............................     90,788     93,857     93,538     93,905         --         --      3,000
  Shareholders' equity:
    U.S. GAAP.............................     15,678     47,500     34,448     59,608     64,191     31,902      1,940
  Capital expenditures....................      1,848      1,936      5,236     12,789      4,449        108        829

OTHER DATA
  Depreciation and amortization...........  $   4,745  $   4,252  $   8,455  $   2,439  $     703  $     387  $     320
  EBITDA(1)...............................     (5,683)    (6,596)   (11,790)   (18,685)    (9,076)    (2,797)    (6,151)
  EBITDA per share(1).....................      (0.26)     (0.30)     (0.53)     (0.88)     (0.47)     (0.29)     (0.64)
Cash inflow (outflow) from:
  Operating activities....................     (9,464)   (11,094)   (14,364)   (16,260)    (2,680)    (1,624)    (5,290)
  Investing activities....................      2,589     14,276     27,338    (53,452)   (50,614)   (10,280)      (632)
  Financing activities....................        136        (80)    (8,593)    70,869     36,022     30,169      8,143
  Employees...............................        397        462        435        411         56         51         39
Weighted average shares outstanding
  (thousands).............................     21,925     22,259     22,129     21,234     19,496      9,763      9,603

------------------------------

(1) EBITDA means operating loss, plus depreciation and amortization (excluding amortization of deferred financing costs and discount on notes payable). EBITDA is presented because we believe it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements. It is not intended as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles.

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial information combines the historical financial statements of Biovail and Fuisz after adjusting for the receipt of the proceeds from the issuance of 4,400,000 common shares of Biovail pursuant to a registration statement dated September 21, 1999 and has been prepared to show the effects of the merger. The unaudited pro forma statements give effect to the merger as if it had occurred on June 30, 1999 in respect of the pro forma combined balance sheet as at June 30, 1999 and on January 1, 1998 in respect of the pro forma combined statements of operations for the six month period ended June 30, 1999 and for the year ended December 31, 1998. The pro forma information does not necessarily portray the historical results or financial position that would have been achieved had the merger been in effect and you should not construe it as a representation of future operations. For more detailed pro forma information, including the assumptions and adjustments made in calculating the pro forma information, please see "Unaudited Pro Forma Combined Financial Information" on page 56. You should read the following information together with the historical financial statements of Biovail and Fuisz and all related notes. The historical financial statements of Biovail and Fuisz are incorporated into this proxy statement-prospectus by reference.

                                                            PRO FORMA AS AT AND FOR THE
                                                                        SIX               PRO FORMA FOR THE YEAR
                                                            MONTHS ENDED JUNE 30, 1999    ENDED DECEMBER 31, 1998
                                                           -----------------------------  -----------------------
                                                             (THOUSANDS OF U.S DOLLARS, EXCEPT PER SHARE DATA)
CANADIAN GAAP
OPERATING RESULTS
  Revenue................................................              100,270                     174,055
  Net earnings...........................................                1,099                      12,192

CAPITAL EXPENDITURES.....................................                6,444                      38,023

FINANCIAL POSITION
  Cash and marketable securities.........................              251,411                          --
  Working capital........................................              203,922                          --
  Total assets...........................................              635,108                          --
  Long-term debt (excluding current portion).............              139,103                          --
  Common shareholders' equity............................              368,648                          --
  Total debt to total capitalization.....................                   59%                         --

PER SHARE DATA
  Net earnings (loss) per common share:
    Basic................................................            $    0.04                   $    0.40
    Diluted..............................................            $    0.03                   $    0.34

OTHER DATA
  EBITDA (2).............................................               24,592                      42,312

U.S. GAAP
OPERATING RESULTS
  Revenue................................................              100,270                     174,055
  Net earnings (1).......................................                3,702                      17,716
FINANCIAL POSITION
  Working capital........................................              198,308                          --
  Total assets...........................................              515,646                          --
  Common shareholders' equity............................              243,760                          --

PER SHARE DATA:
  Net earnings per common share:
    Basic................................................            $    0.12                   $    0.55
    Diluted..............................................                 0.12                        0.52
  Net earnings per Fuisz equivalent share (3):
    Basic................................................            $    0.01                   $    0.07
    Diluted..............................................                 0.01                        0.06

OTHER DATA:
  EBITDA (2).............................................            $  27,195                   $  47,116

------------------------------

(1) Net earnings do not include the immediate expensing under U.S. GAAP of in-process research and development of $117,761. For purposes of reporting under U.S. GAAP, companies are required to immediately expense in-process research and development. Under Canadian GAAP, in-process research and development would have been capitalized and amortized over its estimated useful life of fifteen years.

(2) EBITDA means operating loss, plus depreciation and amortization (excluding amortization of deferred financing costs and discount on notes payable). EBITDA is presented because we believe it is a useful indicator of Biovail's ability to meet debt service and capital expenditure requirements. It is not intended as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles.

(3) Equivalent per share data in respect of Fuisz common stock has been calculated by multiplying the Biovail per common share pro forma amounts by the exchange ratio of 0.1194.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    In this proxy statement-prospectus, Biovail and Fuisz have made forward-looking statements that are subject to risks and uncertainties. Forward looking statements include statements concerning possible or assumed future results of operations included:

    - under "THE MERGER--Biovail's Reasons for the Merger";

    - in statements about the benefits that Biovail or Fuisz may achieve as a result of the merger, or about other effects of the merger or the future development of Biovail;

    - in statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "anticipate," "intend," "plan," "estimate," or "continue" or similar expressions; and

    - in other statements about matters that are not historical facts.

    Various risks and uncertainties may cause actual results to differ materially from the results that these statements express or imply. For instance, some of the important factors that could cause Biovail's or Fuisz's actual results to differ materially include:

    - costs or difficulties in integrating Biovail and Fuisz are greater than expected or involve the loss of key personnel resulting in an inability of Biovail to capitalize on Fuisz's research, development and marketing capabilities to the degree contemplated by Biovail and Fuisz;

    - the failure to successfully develop, commercialize and launch new products in a timely manner;

    - the difficulty of predicting FDA and TPD approvals;

    - fluctuations in operating results;

    - competitive pressures and pricing in the health care industry;

    - risks associated with technology and product development;

    - availability of raw materials;

    - risks relating to clinical development and medical acceptance of new pharmaceutical products;

    - changes in the health care marketplace;

    - reliance on key strategic alliances; and

    - patent and intellectual property matters, regulatory and manufacturing issues.

    Please do not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement-prospectus.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING WHETHER TO VOTE FOR OR AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RISK FACTORS RELATING TO BIOVAIL

    THE PHARMACEUTICAL INDUSTRY IS HIGHLY COMPETITIVE AND SUBJECT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE WHICH COULD RENDER OUR TECHNOLOGIES AND PRODUCTS OBSOLETE AND UNCOMPETITIVE. Biovail's competitors may succeed in developing technologies and products that are more effective or cheaper to use than any it may develop or license, which would have a material adverse effect on Biovail's business and financial results. Biovail's products face intense competition from conventional forms of drug delivery and from controlled-release drug delivery systems developed, or under development, by other pharmaceutical companies. Biovail competes with companies in the United States and abroad, including major pharmaceutical and chemical companies, specialized contract research organizations, research and development firms, universities and other research institutions. Some of its competitors are also licensees (or potential licensees) of its products. Many of Biovail's competitors have greater financial resources and marketing capabilities than Biovail does, and they may be less leveraged. Some of Biovail's competitors have greater experience than it does in clinical testing and human clinical trials of pharmaceutical products and in obtaining FDA and other regulatory approvals.

    BIOVAIL'S BUSINESS IS SUBJECT TO LIMITATIONS IMPOSED BY GOVERNMENT REGULATIONS. The cost of complying with government regulation can be substantial. Governmental authorities in the United States and Canada and comparable authorities in foreign countries also regulate the research and development, manufacture, testing and safety of controlled-release products. The regulations applicable to Biovail's existing and future products may change. There can be long delays in obtaining required clearances from regulatory authorities in any country after applications are filed. Government agencies in the United States, Canada and other countries in which Biovail carries on its business regulate pharmaceutical products intended for human use. Regulations require extensive clinical trials and other testing and government review and final approval before Biovail can market these products.

    Requirements for approval vary widely from country to country outside of the United States and Canada. Whether or not approved in the United States or Canada, regulatory authorities in other countries must approve a product prior to the commencement of marketing the product in those countries. The time required to obtain any such approval may be longer or shorter than in the United States or Canada.

    Any failure or delay in obtaining regulatory approvals could adversely affect the marketing of any products we develop and Biovail's financial results.

    BIOVAIL IS CURRENTLY DEPENDENT ON A PARTICULAR PRODUCT AND SEVERAL CUSTOMERS. If a new drug were developed that was significantly more effective in the treatment of hypertension or angina than Tiazac-Registered Trademark-, Biovail's most significant product, or if the medical industry determined that another pre-existing product were significantly more effective in the treatment of hypertension or angina, the result could be a significant reduction in Tiazac-Registered Trademark- sales. This could have material adverse effect on Biovail's business, results of operations, financial condition and cash flows. Furthermore, the three-year marketing exclusivity period for Tiazac-Registered Trademark- has expired and one generic drug manufacturer has submitted an ANDA for a generic version of Tiazac-Registered Trademark-. Under current law, if the ANDA is approved, they may be able to begin marketing as early as mid-2001. This may affect Tiazac-Registered Trademark-'s market share and may reduce the price at which Tiazac-Registered Trademark- could be sold and could therefore have a material adverse effect on Biovail's business, results of operations, financial condition and cash flows. Sales of Tiazac-Registered Trademark- pursuant to agreements with Forest Laboratories, Inc. accounted for approximately 48% and 51% of Biovail's total revenues for the six-month period ended June 30, 1999 and for the year ended December 31, 1998, respectively.

Biovail's total sales of Tiazac-Registered Trademark-, including sales by Crystaal in Canada, accounted for approximately 50% and 62% of Biovail's total revenue in the six-month period ended June 30, 1999 and in the year ended December 31, 1998, respectively.

    Services rendered to Intelligent Polymers and Teva Pharmaceutical Industries Ltd. accounted for approximately 18% and 0% of Biovail's total revenues, respectively, for the six months ended June 30, 1999 and 9% and 12%, respectively, for the year ended December 31, 1998.

    THERE IS UNCERTAINTY REGARDING BIOVAIL'S PATENTS AND PROPRIETARY TECHNOLOGY AND PATENT PROTECTION IS UNPREDICTABLE. Competitors may have filed patent applications, or hold issued patents, relating to products or processes competitive with those Biovail is developing. Biovail's patent applications for a product may not be approved. The patents of Biovail's competitors may impair its ability to do business in a particular area. Others may independently develop similar products or duplicate any of Biovail's unpatented products. While Biovail has not routinely sought patents on its controlled-release technology, Biovail does have the exclusive right to the patented technology for Tiazac-Registered Trademark-. Biovail's success will depend, in part, on its ability in the future to obtain patents, protect trade secrets and other proprietary information and operate without infringing on the proprietary rights of others.

    Historically, Biovail has relied on trade secrets, know-how and other proprietary information as well as requiring its employees and other vendors and suppliers to sign confidentiality agreements. However, these confidentiality agreements may be breached, and Biovail may not have adequate remedies for any breach. Others may independently develop substantially equivalent proprietary information. Third parties may otherwise gain access to Biovail's proprietary information.

    There has been substantial litigation in the pharmaceutical industry concerning the manufacture, use and sale of new products that are the subject of conflicting patent rights. When Biovail files an Abbreviated New Drug Application ("ANDA") for a generic drug, Biovail is required to certify to the FDA that any patent which has been listed with the FDA as covering the branded product has expired, the date any such patent will expire, or that any such patent is invalid or will not be infringed by the manufacture, sale or use of the new drug for which the application is submitted. Approval of an ANDA is not effective until each listed patent expires, unless the applicant certifies that the patents at issue are not infringed or are invalid and so notifies the patent holder and the holder of the branded product New Drug Application ("NDA"). A patent holder may challenge a notice of non-infringement or invalidity by suing for patent infringement within 45 days of receiving notice. Such a challenge would prevent FDA approval for a period which ends 30 months after the receipt of notice, or sooner if an appropriate court rules that the patent is invalid or not infringed. From time to time, in the ordinary course of business, Biovail faces such challenges. In addition, even if a product is found not to infringe patents of the pioneer manufacturer, or if no claim of infringement is filed, if the certifying party is not the first to submit an ANDA for a particular product, approval may be delayed for as long as 180 days beyond the date that the first generic applicant begins commercial marketing. One of Biovail's competitors has submitted, prior to our submission, an ANDA for one-dosage strength generic version of Procardia XL, which would be a direct competitor with Intelligent Polymers' generic formulation of Procardia XL. One of Biovail's competitors has submitted an ANDA for one-dosage strength generic version of Adalat CC prior to Biovail's submission of an ANDA for such product. Two of Biovail's competitors submitted ANDAs for generic versions of Cardizem CD prior to Biovail's submission of an ANDA for such product.

    The expense of litigation, whether or not Biovail is successful, could have a material adverse effect on Biovail's business, results of operations, financial condition and cash flows. Such lawsuits may be brought and the ultimate outcome of such litigation, if commenced, could have a material adverse effect on Biovail's business, results of operations, financial condition and cash flows. Regardless of FDA approval, should anyone commence a lawsuit with respect to any alleged patent infringement by Biovail, whether because of the filing of an ANDA or otherwise, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict.

    THERE IS NO ASSURANCE THAT BIOVAIL WILL CONTINUE TO BE SUCCESSFUL IN ITS LICENSING AND MARKETING OPERATIONS. Except in Canada, Biovail's products are marketed by third parties by way of license agreements or otherwise. Such third-party arrangements may not be successfully negotiated in the future. Any such arrangements may not be available on commercially reasonable terms. Even if acceptable and timely marketing arrangements are available, the products Biovail develops may not be accepted in the marketplace. Even if such products are initially accepted, sales may thereafter decline. Additionally, Biovail's clients or marketing partners in many cases may make important marketing and other commercialization decisions without Biovail's input with respect to products Biovail develops. As a result, many of the variables that may affect Biovail's revenues and net income are not exclusively within Biovail's control.

    BIOVAIL IS NOT ASSURED OF SUCCESSFUL DEVELOPMENT OF A PIPELINE OF
PRODUCTS. At December 31, 1998, Biovail had sixteen products at various stages of development and had filed ANDAs relating to seven such products with the FDA one of which, Cardizem SR, has been approved. FDA approval may not be granted for all of these products and Biovail may not be successful in filing NDAs or ANDAs for the remaining nine products with the FDA.

    BIOVAIL DEPENDS ON KEY SCIENTIFIC AND MANAGERIAL PERSONNEL FOR ITS CONTINUED SUCCESS. Much of Biovail's success to date has resulted from the particular scientific and management skills of its personnel. Such personnel may not continue to be available to Biovail. If these individuals were not available, Biovail might not be able to attract or retain employees with similar skills. In particular, Biovail's success to date in developing new products has resulted from the activities of a core group of research scientists. The continued availability of this group is important to Biovail's ongoing success.

    BIOVAIL MUST SUCCESSFULLY INTEGRATE FUISZ AND ANY BUSINESS OR PRODUCTS BIOVAIL ACQUIRES IN THE FUTURE. Biovail's combination with Fuisz involves the integration of separate companies that have previously operated independently. The process of combining the companies may be disruptive to the businesses.

    In addition, Biovail may pursue product or business or more significant acquisitions that could complement or expand its business. However, there can be no assurance that Biovail will be able to identify appropriate acquisition candidates in the future. If an acquisition candidate is identified, there can be no assurance that Biovail will be able to successfully negotiate the terms of any such acquisition, finance such acquisition or integrate such acquired product or business into its existing products and business. Furthermore, the negotiation of potential product acquisitions could divert management's time and resources, and require significant resources to consummate. If Biovail consummates one or more significant acquisitions through the issuance of common shares, holders of Biovail's common shares could suffer significant dilution of their ownership interests.

    In addition, Fuisz has its own program to address Year 2000 issues. Until the merger, Biovail has no direct control of Fuisz and the risk of their failure to be Year 2000 compliant is difficult to assess.

    BIOVAIL MUST CONTINUE TO ADDRESS REMAINING YEAR 2000 ISSUES. The Year 2000 issue concerns the potential exposures related to the erroneous generation of business and financial information resulting from the fact that certain computer systems and programs use two digits, rather than four, to define the applicable year of business transactions. These programs do not properly recognize a year that begins with "20" instead of the familiar "19." These programs may process data incorrectly or stop processing data altogether. Biovail relies upon its own and vendor-supplied technology and recognize the potential business risk to its assets and systems associated with the arrival of the Year 2000. Biovail is currently nearing completion in addressing potential Year 2000 readiness issues associated with its systems and its suppliers' products, services, systems and operations, and Biovail expects to complete this process by September 30, 1999. Biovail's cash cost of achieving Year 2000 compliance is estimated to be approximately $500,000. To date, Biovail has incurred approximately $450,000, related to the assessment of and preliminary efforts on its Year 2000 project and the development of a contingency plan. Approximately 50% of all cost associated with the Year 2000 project have been capitalized and will be amortized in accordance with Biovail's policies. The balance will be expensed as incurred.

    Biovail utilizes enterprise resource planning systems in the operation of its core business functions. In conjunction with third party consultants, substantial efforts have been made to test all components of the enterprise resource planning system for Year 2000 compliance. The evaluation of test results and any required remediation will be completed by September 30, 1999. Biovail's customers and suppliers may not have management information systems that are Year 2000 compliant and required systems modifications may not be completed by the Year 2000. Biovail's failure to be Year 2000 compliant, or the failure of Biovail's customers or suppliers, could have a material adverse effect on Biovail's results of operations, business, prospects and financial condition. Biovail has identified and contacted key suppliers, partners and collaborators to determine their stage of readiness for the Year 2000. Despite Biovail's best efforts, risks of third party compliance are not directly within Biovail's control and are difficult to assess.

    BIOVAIL'S BUSINESS MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL LAWS AND REGULATIONS. Biovail may incur substantial costs to comply with such requirements. In addition, Biovail may discover currently unknown environmental problems or conditions. Biovail is subject to extensive federal, state, provincial and local environmental laws and regulations which govern the discharge, emission, storage, handling and disposal of a variety of substances that may be used in or result from Biovail's operations. Environmental laws or regulations (or their interpretation) may become more stringent in the future. Any such event could have a material adverse effect on Biovail's business. Biovail does not currently use any hazardous materials in the manufacture of its products.

    BIOVAIL'S COMMON SHARES ARE SUBJECT TO MARKET PRICE VOLATILITY. Market prices for the securities of pharmaceutical and biotechnology companies, including Biovail's, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in Biovail's operating results, the aftermath of Biovail's public announcements, concern as to safety of drugs, and general market conditions, can have an adverse effect on the market price of Biovail's common shares.

    BIOVAIL'S ABILITY TO OBTAIN THIRD-PARTY REIMBURSEMENT FOR THE COST OF PRODUCTS AND RELATED TREATMENT MAY NOT BE ADEQUATE. Biovail's ability to successfully commercialize its product and product candidates, if FDA approval is obtained, depends in part on whether appropriate reimbursement levels for the cost of the products and related treatments are obtained from government authorities and private health insurers and other organizations, such as HMOs and MCOs.

    Third-party payors increasingly challenge pricing of pharmaceutical products. In addition, the trend toward managed health care in the United States, the growth of organizations such as HMOs and MCOs and legislative proposals to reform health care and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and a reduction in product demand. Such cost containment measures and health care reform could affect Biovail's ability to sell our products and may have a material adverse effect on Biovail's business, results of operations and financial condition.

    Uncertainty exists about the reimbursement status of newly approved pharmaceutical products. Reimbursement in the United States or foreign countries may not be available for some of Biovail's products. Any reimbursement granted may not be maintained or limits on reimbursement available from third-party payors may reduce the demand for, or negatively affect the price of, those products. These issues could have a material adverse effect on Biovail's business, results of operations and financial condition. Biovail cannot predict if additional legislation or regulation impacting the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on its business.

RISK FACTORS RELATING TO FUISZ

    FUISZ HAS AN ON-GOING NEED FOR CAPITAL. Fuisz expects to continue to incur substantial expenses related to further research and development of its technologies and products, personnel costs, performing under its existing collaborative agreements, acquisition and support of patent rights, additional capital equipment and facility expansion. Fuisz's cash reserves equal approximately $10,700,000 (excluding pledged balances of $9,700,000 and $2,100,000 held by it subsidiaries) as of July 23, 1999. In the months since March 31, 1999, Fuisz's monthly run rate was approximately $2,500,000 per month. Fuisz expects that, at least for the near term, its cash flow will be derived principally from product sales and development and license fees from collaborative partners. While it is possible that the currently available funds and internally generated cash flow will be sufficient to meet its operating needs through the end of 1999, unexpected factors could arise that could affect its ability to do so. If Fuisz must satisfy significant expenditures arising from its proposed merger with Biovail or from other events, or if Fuisz elects, or is required by its collaborative partners, to engage in significant commercial-scale manufacturing beyond its current plans, to conduct significant marketing activities, or to seek, independent of its collaborative partners, regulatory approvals for its products, Fuisz will require substantial funds for these purposes.

    The ability of Fuisz to satisfy its expected cash requirements for its 2000 fiscal year and beyond are uncertain, and will depend on many factors, including:

        - the ability of Fuisz to establish and maintain existing collaborative arrangements and establish and maintain new collaborative arrangements with others;

        - the ability to have partners convert development agreements into license agreements;

        - the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and complying with regulatory requirements;

        - competing technological and market developments;

        - changes in Fuisz's existing research relationships; and

        - the effectiveness of product commercialization activities and arrangements.

    If Fuisz's currently available funds and internally generated cash flow are not sufficient to satisfy its financing needs, Fuisz would be required to seek additional funding through other arrangements with corporate collaborators, through the sale of all or part of its European subsidiaries, through bank borrowings or through public or private sales of its securities, including equity securities. Any such collaboration could result in limitations on Fuisz's ability to control the research, development and commercialization of resulting products, if any, as well as its profits therefrom. In addition, the terms of any future bank borrowings could place restrictions on Fuisz's ability to take certain actions, and any equity financing could result in dilution to Fuisz's stockholders. Fuisz does not currently have any committed sources of additional capital.

    FUISZ HAS A SIGNIFICANT LEVEL OF INDEBTEDNESS UPON WHICH IT IS OBLIGATED TO PAY INTEREST. Fuisz's indebtedness is significant in relation to its stockholders' equity. Fuisz's debt accounted for approximately 73% of its total capitalization as of December 31, 1998. The annual interest expense to Fuisz relating to the 7% Convertible Subordinated Debentures of Fuisz is $5,250,000 (assuming none of these Debentures are converted). It is uncertain whether Fuisz's revenue stream and earnings will be sufficient to enable Fuisz to cover its interest obligations on these debentures or to enable it to repay principal upon maturity of these debentures. Prior to its 1998 and 1997 acquisitions, Fuisz's revenues have been generally limited to non-recurring research and development fees and license fees pursuant to Fuisz's collaborative agreements and not from product sales.

    FUISZ HAS INCURRED NET LOSSES IN EACH YEAR SINCE ITS INCEPTION. Fuisz incurred net losses of approximately $23.6 million during the year ended December 31, 1998. Its annual losses have resulted in an accumulated deficit of $72.7 million at December 31, 1998. Fuisz's ability to generate significant revenue and become profitable will be dependent in large part on the ability of Fuisz to enter into additional collaborative agreements and on the ability of Fuisz and its collaborators to successfully manufacture and commercialize products incorporating Fuisz's technologies. To date, Fuisz has not received any significant revenue from sales of, or royalties from, products incorporating its proprietary technologies.

    FUISZ'S PRODUCTS ARE LARGELY IN THE DEVELOPMENT STAGE. Prior to 1999, Fuisz's soft chew calcium supplements were the only commercially available products utilizing Fuisz's proprietary technology, and Fuisz has not realized significant revenues from sales or royalties of products incorporating its proprietary technologies. Most of Fuisz's potential product applications are in the research or development stage. Since inception, Fuisz's operating revenue has consisted principally of research and development fees and license fees. To achieve profitable operations, Fuisz, alone or with others, must successfully complete development of its products, obtain any necessary regulatory approvals, complete manufacturing scale-up and introduce and market its products. However, it is uncertain whether or when Fuisz will be able to successfully accomplish product development.

    FUISZ MAY NOT BE ABLE TO COMMERCIALIZE ITS TECHNOLOGY THROUGH ITS OWN PRODUCTS. A component of Fuisz's strategy has been to leverage its proprietary technology to develop, manufacture and commercialize its own products. Such products include those that are subject to existing development and license agreements where Fuisz has retained co-exclusive manufacturing and marketing rights to the end-user products and others that are the subject of self-funded development programs of Fuisz. Fuisz may not be able to successfully achieve this type of product development. Fuisz may have to curtail its self-funding of product development if it does not obtain additional capital. If Fuisz is able to develop its own products, its implementation of commercial scale manufacturing facilities and its marketing efforts to support those products would require significant commitments of capital by Fuisz. Although several of the businesses that have been acquired by Fuisz have manufacturing and marketing experience, prior to such acquisitions, Fuisz has had limited manufacturing experience and no marketing experience. It is uncertain whether Fuisz can successfully develop or capitalize on that experience, or that Fuisz's products will be accepted in the marketplace.

    Commercialization efforts by Fuisz may compete with activities of Fuisz's collaborative partners, most of which have greater financial resources than Fuisz. Moreover, it is uncertain whether Fuisz's active pursuit of its own efforts to develop and commercialize products using Fuisz's proprietary technology will not otherwise adversely affect Fuisz's relations with its existing and potential collaborative partners.

    FUISZ HAS HAD LIMITED MANUFACTURING EXPERIENCE AND MAY ENCOUNTER DIFFICULTIES IN SCALING-UP PRODUCTION OF PRODUCTS INCORPORATING ITS
TECHNOLOGY. Products incorporating Fuisz's CEFORM and Shearform technologies have been manufactured by Fuisz at a commercial scale on a limited basis. Fuisz also has had limited commercial experience with its nutraceutical products, which have been manufactured by third parties. Fuisz currently plans to retain rights to manufacture commercial quantities of pharmaceutical compounds processed using Fuisz's proprietary technologies and to conduct other manufacturing operations. Prior to Fuisz's 1997 acquisition of Clonmel, Fuisz had limited experience manufacturing pharmaceutical products for commercial purposes. Fuisz intends to use Clonmel's facilities in Ireland for manufacturing activities and expand this facility so that it may be used to manufacture products employing Fuisz's proprietary technology. Fuisz also intends to use its newly commissioned 750 million dosage unit pharmaceutical facility in Chantilly, Virginia to manufacture products employing Fuisz's proprietary technology. It is uncertain whether manufacturing and control problems will not arise as Fuisz begins to scale up manufacturing facilities or that manufacturing can be scaled up in a timely manner or at a commercially reasonable cost to enable production in sufficient quantities. Failure by Fuisz to successfully develop commercial-scale manufacturing facilities and develop in a timely manner or at a commercially reasonable cost the

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facilities necessary to manufacture products utilizing Fuisz's technology could have a material adverse effect on Fuisz. If such manufacturing or control problems arise or if Fuisz is not able to successfully scale-up manufacturing in a timely or cost effective manner for any reason, Fuisz's business could be materially adversely affected.

    In connection with the manufacture of pharmaceuticals and food ingredient products, Fuisz will be required to adhere to cGMP regulations enforced by the FDA through its facilities inspection program. Fuisz also will be required to comply with manufacturing standards prescribed by various federal, state and local regulatory agencies in the United States and other countries.

    FUISZ'S DEPENDENCE ON ITS COLLABORATIVE PARTNERS MEANS THAT MANY FACTORS OUTSIDE ITS CONTROL MAY AFFECT ITS SUCCESS. Fuisz has and anticipates that it will continue to enter into collaborative arrangements with other companies, which will market and which may manufacture products incorporating Fuisz's technologies. Fuisz's prospects are, therefore, in part dependent upon Fuisz's ability to attract and retain collaborative partners and to develop products and manufacturing processes that meet the requirements of such collaborative partners. It is uncertain whether Fuisz's existing or future collaborative arrangements will result in successful product commercialization. In addition, Fuisz is applying significant resources to its funded development of products for which it later intends to seek collaborative partners. It is uncertain whether Fuisz will be able to enter into collaborative agreements with respect to such funded projects. The amount and timing of resources which the parties to collaborative arrangements with Fuisz devote to these activities is not within the control of Fuisz.

    If any of Fuisz's collaborators breaches or terminates its agreement with Fuisz or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaborative agreement may be delayed, and Fuisz may be required to devote unforeseen additional resources to such development or commercialization, or terminate such programs. It is uncertain whether disputes will not arise in the future with respect to the ownership or rights to any technology developed with third parties. These and other possible disagreements between collaborators and Fuisz could lead to delays in the collaborative research, development or commercialization of certain product candidates, or could require or result in litigation or arbitration, which could be time consuming and expensive and could have a material adverse effect on Fuisz's business, financial condition and results of operations. Fuisz may also be dependent upon the testing, regulatory approval and marketing efforts and, in certain cases, the manufacturing capabilities of its collaborative partners. The amount and timing of resources to be devoted by Fuisz's collaborators to marketing are not within the control of Fuisz and it is uncertain whether Fuisz's existing collaborative efforts will result in the commercialization of products.

    As part of Fuisz's strategy, Fuisz seeks to manufacture products incorporating Fuisz's technologies and has been expanding its manufacturing capabilities. In the past, Fuisz has entered into license agreements that grant Fuisz's collaborative partners the exclusive right to utilize Fuisz's technology to manufacture, or to sublicense the right to manufacture, the pharmaceutical products covered by such license agreements, other than the right to manufacture CEFORM microspheres (which right generally is retained by Fuisz on an exclusive basis). It is uncertain whether Fuisz's collaborative partners will contract with Fuisz to manufacture licensed products using Fuisz's technology. Failure of Fuisz's collaborative partners to contract with Fuisz for the manufacture of products could have a material adverse effect on Fuisz's business, financial condition or results of operations. In addition, Fuisz's collaborators may develop, either alone or with others, products that compete with the development and marketing of Fuisz's product candidates. Competing products, either developed by Fuisz's collaborators or to which the collaborators have rights, may result in Fuisz's collaborators withdrawing research, development or marketing support with respect to all or a portion of Fuisz's technology, which could have a material adverse effect on Fuisz's business, financial condition and results of operations.

    Pursuant to Fuisz's development agreements with collaborative partners, Fuisz typically has agreed to develop product prototypes for the collaborative partner's evaluation. A definitive license agreement for the manufacture and marketing of a product or products may be entered into at the same time as the development agreement relating to such product, or at a later date. In any event, under Fuisz's existing collaborative agreements, collaborative partners generally have the right to abandon a product, and consequently to terminate funding, at any time and for any reason without penalty. Collaborative partners are also generally free to market products using drug delivery or other technologies that are competitive with those of Fuisz. A decision by a collaborative partner to delay introduction or abandon one or more of its products incorporating Fuisz's technology or to adopt a competing technology could adversely affect Fuisz's business, financial condition and results of operations. Fuisz's license agreements currently in effect generally provide, and it is expected that future license agreements will provide, for Fuisz to receive a payment at the time of execution of the agreement, additional scheduled payments or payments based on the attainment of certain milestones and royalty payments based on net sales of products by the licensee. The timing and amount of such payments will fluctuate, and such fluctuations could have a material adverse effect on Fuisz's cash position and results of operations. In addition, royalty rates for licenses of Fuisz's technologies for OTC products are expected, consistent with industry practices, to be lower than royalty rates for licenses relating to prescription products.

    FUISZ HAS HAD LIMITED MARKETING AND SALES EXPERIENCE. Prior to Fuisz's recent acquisitions of Laboratoires Murat, Pangea Ltd., Clonmel Healthcare Limited, Istoria Farmaceutici and Fuisz Pharma KG, Fuisz had no marketing and sales experience. Prior to 1999, the only commercially available product incorporating Fuisz's proprietary technology was a soft chew calcium supplement distributed by Pangea. It is uncertain whether Fuisz will be able to successfully integrate the sales and marketing resources of its subsidiaries into its current operations. Pangea's sales and marketing system involves independent sales representatives who purchase products from Fuisz. Fuisz, therefore, has limited control over actual sales activities. It is uncertain whether Pangea or Fuisz's other acquired subsidiaries will provide adequate sales and distribution networks for Fuisz's products. Fuisz may require additional capital and/or third party commitments to effectively sell and market Fuisz's products.

    FUISZ'S FOREIGN OPERATIONS MAY NEGATIVELY IMPACT ITS FINANCIAL RESULTS. On a pro forma basis, giving effect to Fuisz's recent acquisitions of Murat, Pangea, Clonmel, Istoria and Fuisz Pharma KG, Fuisz's international operations accounted for 78% of consolidated net revenues for the year ending December 31, 1998 and 73% for the year ended 1997. Fuisz has made significant investments in its European subsidiaries. As such, Fuisz's financial results could be adversely affected by fluctuations in foreign exchange rates. Fluctuations in the value of foreign currencies affect the dollar value of Fuisz's net investment in foreign subsidiaries, with this fluctuation being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. In addition, the U.S. dollar value of transactions based in foreign currency (collection on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. Foreign operations may subject Fuisz to the further risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, overcoming language barriers, limiting asset transfers, changes in foreign regulations and political turmoil.

    MANY OF FUISZ'S COMPETITORS HAVE GREATER FINANCIAL RESOURCES THAN FUISZ DOES. Fuisz operates in a highly competitive and rapidly evolving field, and new developments are expected to continue at a rapid pace, especially in the drug delivery market. Competition from large pharmaceutical, nutraceutical, food, consumer product and industrial companies including its collaborators, joint ventures, academic institutions and other public and private research organizations is expected to be intense. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than Fuisz and many have substantially greater experience in conducting clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical, nutraceutical, food and other commercial products.

    FUISZ'S SUCCESS IS DEPENDENT ON IT PROTECTING ITS PROPRIETARY
TECHNOLOGY. Fuisz's success depends in large part on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. As of December 31, 1998, Fuisz has been granted 87 U.S. patents and has filed a substantial number of applications for additional U.S. patents, as well as corresponding patent applications outside the United States, relating to Fuisz's technologies. It is uncertain whether any of the pending patent applications will be approved, that Fuisz will develop additional proprietary products that are patentable, that any patents issued to Fuisz will provide Fuisz with competitive advantages or will not be challenged by any third parties or that the patents of others will not prevent the commercialization of products incorporating Fuisz's technologies. Furthermore, it is uncertain whether others will not independently develop similar products, duplicate any of Fuisz's products or, if patents are issued to Fuisz, design around Fuisz's patents. Any of the foregoing actions or results could have a material adverse effect on Fuisz.

    FUISZ'S ACTIVITIES ARE HEAVILY REGULATED. Manufacturing and sales of products and potential products by Fuisz and its collaborative partners may be subject to extensive regulation by the FDA and by comparable agencies in foreign countries. Although the nature and extent of regulation varies by type of product, in general, products must meet standards regarding safety and efficacy, manufacturing practices, labeling and purity. In addition, certain products must receive FDA approval prior to marketing. The FDA has extensive enforcement powers, including the power to withhold approvals of new products, to initiate product recalls, to seize products, to delay or prevent product sales and to halt operations. In addition, governments outside the United States will each have their own set of regulatory standards, and possibly regulatory approvals, with which Fuisz or its collaborators must comply to market products incorporating Fuisz's technologies. Any failure to comply with such standards, or to obtain such approvals, would adversely affect Fuisz. Fuisz is also subject to numerous environmental and safety laws and regulations. Any violation of, and the cost of compliance with, these regulations could adversely impact Fuisz's operations.

    FUISZ IS EXPOSED TO PRODUCT LIABILITY CLAIMS. The development and sale of products in the pharmaceutical, nutraceutical and food areas involve an inherent risk of product liability claims. It is uncertain whether product liability claims will not be filed against Fuisz for products sold by others that incorporate Fuisz's technologies or that such companies would not seek indemnification or other relief from Fuisz for any such claims brought against them. In addition, it is uncertain whether product liability claims will not be filed directly against Fuisz with respect to products manufactured by it. A product liability claim could have a material adverse effect on the business or financial condition of Fuisz. Fuisz currently maintains product liability insurance in amounts, which it believes, are appropriate. There can be no assurance, however, that product liability insurance will continue to be available to Fuisz in the future on acceptable terms, if at all, or that, if available, the coverages will be adequate to protect Fuisz against future product liability claims.

    FUISZ IS EXPOSED TO YEAR 2000 ISSUES. Fuisz has undertaken a program to address the year 2000 issue within Fuisz and in the products and services purchased from its material suppliers. Some of Fuisz's systems, and the systems of third parties Fuisz works with, may not be year 2000 compliant. The failure to address a material year 2000 issue could result in an interruption in, or failure of, certain normal business activities or operations. Furthermore, Fuisz cannot predict the outcome of other companies' remediation efforts. Fuisz's failure to appropriately address a material year 2000 issue, or the failure by any third parties who provide goods or services that are critical to Fuisz's business activities to appropriately address its year 2000 issues, could have a material adverse effect on Fuisz's financial condition, liquidity or results of operations.

                              RECENT DEVELOPMENTS

ADALAT CC

    Biovail received tentative approval from the FDA in June 1999 for its 30 mg. and 60 mg. generic versions of Adalat CC and will market these products in the United States through its licensee, Teva Pharmaceuticals ("Teva"). Tentative approval means that the scientific aspects of the product have been approved by the FDA. Biovail was the first company to file an Abbreviated New Drug Application ("ANDA") for the 60 mg. strength of Adalat CC and will be entitled to 180 days of marketing exclusivity. Elan Corporation plc was the first to file an ANDA for the 30 mg. strength, and Biovail will therefore be able to launch its 30 mg. strength of Adalat CC upon the expiration of Elan's 180 days of marketing exclusivity. Market introduction of these products will occur on the earlier of the settlement of legal and patent issues with Bayer and June 2000.

VERELAN/MYLAN AGREEMENT

    In March 1999, Biovail entered into agreements with Mylan Laboratories Inc. ("Mylan") for the marketing of all dosages of a generic version of Verelan using its ANDA first filer status and Mylan's product approval, which was granted on April 22, 1999. Mylan will manufacture all of Biovail's requirements for Verelan until Biovail's version of the product is approved. Biovail markets this product through its licensee, Teva and Mylan independently markets and prices the product.

CELEXA DEVELOPMENT AND MARKETING AGREEMENTS

    In December 1998 Biovail entered into a multi-faceted ten-year agreement with H. Lundbeck A/S of Copenhagen, Denmark ("Lundbeck") for the development of a novel controlled-release formulation of the anti-depressant citalopram, marketed under the trademark Celexa in the United States. Under the agreement, Biovail will develop, manufacture and supply a controlled-release version of citalopram for commercial sale by Lundbeck or its licensees worldwide. In exchange, Lundbeck will pay Biovail product development fees and an agreed upon supply price upon commercialization of the controlled-release citalopram product.

    In addition, Lundbeck has entered into an agreement with Biovail by which Crystaal will co-promote the immediate-release version of Celexa in collaboration with Lundbeck Canada Inc. Crystaal will promote Celexa to primary care physicians and will receive co-promotion fees for contributing to the marketing of Celexa in Canada. On February 10, 1999, Lundbeck's immediate-release version of Celexa was approved for marketing by Health Canada's Therapeutic Products Program for the symptomatic relief of depression.

    Citalopram, an anti-depressant, belongs to a class of drugs known as SSRIs (Selective Serotonin Reuptake Inhibitors). Citalopram is the best selling anti-depressant in 13 countries, including eight in Europe, and has been introduced in more than 60 countries worldwide under several trade names including Celexa, Cipramil and Seropram. The worldwide market for such anti-depressants is estimated to be in excess of $7 billion annually, growing at a rate of 17% annually. Citalopram is a leading anti-depressant in Europe, growing at a rate of 28% annually. Compared to many other SSRIs, citalopram has an improved side effect profile and a lower incidence of drug interactions when taken concurrently with other medications.

INTELLIPHARMACEUTICS INC. AGREEMENT

    In March 1999, Biovail entered into an agreement with Intellipharmaceutics Inc., a company formed by Biovail's former Vice President of Research. Under the agreement, Intellipharmaceutics utilizes certain of its proprietary technology to help in formulating products. Intellipharmaceutics will receive milestone payments and royalties with respect to these products. While Biovail believes most of

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
Intellipharmaceutics' resources will be spent in the formulation of Biovail's products in the near term, the agreement permits Intellipharmaceutics to make its services and technology available to others.

LIQUIDITY

    On September 21, 1999, Biovail filed a registration statement for the offering of 4,400,000 common shares. Biovail expects to complete the offering in October, 1999.

    In September 1999, Biovail received a commitment from a Canadian chartered bank for a US$25 million revolving line of credit. The credit facility will be secured by accounts receivable and inventory of Biovail and its subsidiaries.

                              THE SPECIAL MEETING

TIME AND PLACE

    This proxy statement-prospectus is being furnished to Fuisz stockholders in connection with the solicitation of proxies by the board of directors of Fuisz
for use at the special meeting scheduled to be held at       , on       , 1999,
at 10:00 a.m., local time, and at any adjournment or postponement of the special meeting.

MATTERS TO BE CONSIDERED

    At the special meeting, Fuisz stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and to approve the merger. You will also consider any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE; VOTING AT THE SPECIAL MEETING

    The Fuisz board of directors has fixed       , 1999 as the record date for
determination of Fuisz stockholders entitled to notice of and to vote at the
special meeting. On the record date, there were       shares of Fuisz common
stock outstanding and entitled to vote which were held by approximately holders of record. Each holder of record of Fuisz common stock on the record date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, on each matter submitted at the special meeting.

QUORUM

    The presence in person or by a properly executed proxy of a majority of the Fuisz common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. The approval of the merger and the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the Fuisz common stock outstanding and entitled to vote. Officers and directors of Biovail and Fuisz will be present at the special meeting and available to respond to appropriate questions.

    Fuisz common stock represented by "broker non-votes" (I.E., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker is not empowered to vote) will be counted for purposes of determining whether there is a quorum at the special meeting. Under rules applicable to brokers, a broker is precluded from exercising voting discretion with respect to the approval of the merger and the adoption of the merger agreement and thus, absent specific instructions from the beneficial owner of such Fuisz common stock, is not empowered to vote such Fuisz common stock with respect to the approval of the merger and the adoption of the merger agreement. Since the affirmative vote of a majority of the Fuisz common stock is required to approve the merger and to adopt the merger agreement, a "broker non-vote" or the failure to vote in person or by proxy will have the effect of a vote against the merger.

VOTING AND REVOCATION OF PROXIES

    All Fuisz stockholders should complete, sign and return the enclosed form of proxy. All shares of Fuisz common stock represented at the special meeting by properly executed proxies received before or at the special meeting, unless those proxies have been revoked, will be voted at the special meeting, including any postponement or adjournment of the special meeting. If no instructions are indicated, the proxies will be voted FOR approval of the merger and adoption of the merger agreement. In addition, persons designated in the proxies will have discretion to vote upon any other matters that may properly come before the special meeting to solicit additional proxies.

    Any stockholder of record giving a proxy may revoke it at any time before the proxy is voted at the special meeting. A proxy may be properly revoked by:

    - filing with the secretary of Fuisz, including by telegram or facsimile, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy, or

    - by giving notice of revocation in the open meeting, or

    - attending the special meeting and voting in person.

    In order to vote in person at the special meeting, Fuisz stockholders must attend the meeting and cast their votes in accordance with the procedures at the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent to Fuisz Technologies Ltd., 14555 Avion Parkway, Suite 250, Chantilly, Virginia 20151.

SOLICITATION OF PROXIES

    Proxies are being solicited by and on behalf of your board of directors. Directors, officers and employees of Fuisz may solicit proxies by mail, in person, or by telephone, by facsimile or by other means of communication. Fuisz has engaged BankBoston N.A. c/o Equiserv to assist it in distributing proxy materials and contacting record and beneficial owners of Fuisz common stock and have agreed to pay BankBoston N.A. c/o Equiserv approximately $15,000, plus out-of-pocket expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

EXPENSES

    Fuisz will bear its own expenses in connection with the special meeting and the solicitation of proxies from its stockholders, except that Biovail and Fuisz will share equally the costs of printing and filing this proxy statement-prospectus.

SURRENDER OF CERTIFICATES

    If the merger is consummated, holders of Fuisz common stock will receive instructions regarding the surrender of their stock certificates. Fuisz stockholders should not send their stock certificates until they receive those instructions.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Biovail has identified as a strategic objective the expansion of its pipeline of products and drug delivery platforms. The management and board of directors of Biovail have periodically reviewed various expansion strategies, including but not limited to the possibility of internal investments, joint ventures and strategic alliances and acquisitions and business combinations with companies participating in the oral pharmaceuticals industry.

    In early 1997, the then Chief Executive Officer of Fuisz contacted the Chairman of Biovail to discuss the possibility of a business relationship between the two companies. On April 17, 1997, members of the senior management of the companies met at Fuisz's business premises in Chantilly, Virginia, to discuss potential business collaborations between Biovail and Fuisz.

    Later in 1997, further discussions occurred and a number of meetings were held between scientific representatives of Fuisz and Biovail regarding a possible agreement for the development of a specific drug of Biovail. During this period, Biovail undertook an extensive review of Fuisz's technology platform for the purpose of implementing a proposed development agreement. A development agreement was executed on December 18, 1997 pursuant to which Biovail undertook development work with respect to the incorporation of its patented technology into a drug Biovail was developing. Implementation of the development agreement required numerous additional contacts between representatives of Biovail and representatives of Fuisz during 1998.

    In early June, 1999, the Chairman of Biovail and the Chairman of Fuisz began to discuss potential business alliances between Biovail and Fuisz. In the course of such discussions, it was decided that both companies would consider the feasibility of a business combination. The Chairman of Biovail and the Chairman of Fuisz had numerous discussions concerning a possible combination between the two entities.

    In late June, 1999, the Chairman of Biovail and the Chairman of Fuisz discussed the possibility of Biovail acquiring the shares of Fuisz common stock owned by the Chairman of Fuisz and retaining the Chairman as a consultant following a possible acquisition. The Chairman of Biovail expressed the position that the grant of an option for the shares of Fuisz common stock was a necessary condition to Biovail's further exploration of a transaction between the two companies. He orally proposed the terms of a possible option agreement for these shares and suggested various alternatives relating to the acquisition of Fuisz. On June 30, 1999, the Chairman of Biovail submitted a preliminary draft of the terms of such an option with the understanding that such an option would be the first step towards a possible acquisition of Fuisz.

    At a meeting of Fuisz's board on June 30, 1999, the Chairman of Fuisz briefed the board on the Company's discussions with various parties. After further discussion, Fuisz's board determined to appoint a Special Committee of the board to evaluate and respond to any transactions.

    On July 2, 1999, representatives of Biovail and of the Chairman of Fuisz discussed the terms of an option and a related escrow arrangement without reaching an agreement or understanding.

    On July 6, 1999 Biovail stated that it was interested in conducting due diligence on Fuisz but that it would not commence that process unless it held an option to purchase the Fuisz shares owned by the Chairman of Fuisz. In addition, Biovail and Fuisz discussed entering into a confidentiality agreement, however, Biovail would not enter into such agreement without an exclusive ten day due diligence period. On July 6, 1999, the Special Committee met telephonically and passed a resolution approving the Chairman of Fuisz's proposed grant to Biovail of an option to purchase his shares, and any subsequent exercise of such an option, for the limited purpose of ensuring that the provisions of Section 203 of the DGCL would not apply to the grant and exercise of the option.

    On July 8, 1999 and July 12, 1999 representatives of Biovail, representatives of the Chairman of Fuisz and representatives of Fuisz discussed the terms of the option, the terms of a potential acquisition transaction and the possibility of entering into a confidentiality agreement.

    On July 9, 1999, counsel for the Chairman of Fuisz submitted a draft of a consulting agreement and a form of a letter agreement to Biovail which, together, provided for the Chairman of Fuisz to provide business, strategic, marketing, business planning, special projects and other consulting services to Biovail. The form of consulting agreement imposes certain restrictions on the Chairman of Fuisz with respect to competitive activities and Biovail's employees, customers and suppliers. The consulting agreement would be effective if Biovail, having exercised its option to acquire the shares of Fuisz common stock owned by the Chairman of Fuisz, acquires more than 50% of Fuisz. If the consulting agreement becomes effective, the Chairman of Fuisz is entitled to receive a fee of $2,000,000 on the first anniversary of the effective date, provided that if Biovail has acquired an interest of 80% or more in Fuisz prior to July 13, 2010 the Chairman of Fuisz will be entitled to receive a fee of $500,000 per calendar quarter until he has received aggregate fees under the consulting agreement of $6,000,000.

    On July 13, 1999, the Chairman of Biovail, representatives of Biovail, the Chairman of Fuisz and representatives of the Chairman of Fuisz negotiated the terms of an option agreement between the Chairman of Fuisz and Biovail and an escrow to hold the option shares and the purchase price after the exercise of the option. On that date Biovail and the Chairman of Fuisz entered into an option agreement which granted Biovail a ten day option to purchase all the shares of Fuisz owned by the Chairman of Fuisz at a price of $7.00 per share and the letter agreement providing that Biovail and the Chairman of Fuisz would enter into a consulting agreement on the terms outlined above. Biovail, the Chairman of Fuisz and a bank acting as escrow agent entered into an escrow agreement which provided for distribution of the option shares and the purchase price upon termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Chairman of Fuisz made arrangements to deposit his shares into escrow pending exercise or termination of the option period. If the option shares and the purchase price are not distributed as provided in the preceding sentence by October 31, 1999, the option shares will be returned to the Chairman of Fuisz and the purchase price will be returned to Biovail.

    Also on July 13, 1999, representatives of Biovail and representatives of Fuisz negotiated the terms of a confidentiality agreement and discussed the timing of due diligence. Biovail and Fuisz entered into a confidentiality agreement relating to Fuisz's confidential information which also granted Biovail an exclusivity period, subject to the fiduciary obligations of Fuisz's board of directors, terminating July 26, 1999 while it conducted its due diligence.

    On July 14, 15 and 16, 1999, numerous representatives of Biovail, including its entire senior management team, regulatory consultants and intellectual property and licensing attorneys, conducted due diligence at Fuisz's Chantilly, Virginia premises. In the course of the due diligence investigations, the senior management representatives of Biovail met individually and collectively with key executive, scientific and management personnel of Fuisz.

    On July 19, 1999, the General Counsel of Biovail contacted Mr. D. Tierny, a member of the board of directors of Fuisz, to discuss with him the possibility of Biovail's acquisition of one million shares of Fuisz, the legal ownership of which was lodged in Westbury Ltd. (as to 900,000 of such shares) and Salisbury Ltd. (as to 100,000 of such shares). Biovail understands that Mr. Tierny is the beneficial owner of these shares.

    On July 19, and 20, 1999, various representatives of Biovail continued due diligence at Fuisz's Chantilly, Virginia premises.

    At about the same time, Fuisz executed a confidentiality agreement relating to Biovail's confidential information. On July 19, 20 and 21, 1999, various representatives of Fuisz conducted due diligence at Biovail's Mississauga, Ontario, Canada premises. In the course of that investigation, various representatives of Fuisz met with representatives of Biovail for the purpose of determining, clarifying or enhancing their due diligence requirements.

    During the period from July 22, 1999 through July 25, 1999, representatives of Biovail and representatives of Fuisz negotiated the terms of a definitive merger agreement.

    On July 22, 1999, the General Counsel of Biovail and Mr. Tierny agreed that Biovail would purchase from Salisbury Ltd. and Westbury Ltd., their entire shareholdings in Fuisz at $7.00 per share.

    On July 22, 1999 and July 23, 1999, the board of directors of Biovail met and approved the proposed terms of the merger agreement and adopted resolutions ratifying the negotiations to date, approving the possible acquisition of Fuisz and authorizing the appropriate officers of Biovail to negotiate the terms of and enter into a definitive merger agreement.

    On July 23, 1999, Acquisition Sub was formed and its board of directors met and approved the proposed terms of the merger agreement and adopted resolutions ratifying the negotiations to date, approving the possible acquisition of Fuisz and authorizing the appropriate officers of Biovail to negotiate the terms of and enter into a definitive merger agreement.

    On July 23, 1999 Biovail and the Chairman of Fuisz extended the option period until 11:59 p.m. Prior to such time, Biovail wired payment to the escrow agent and exercised its option.

    On July 23, 1999, Westbury Ltd. and Salisbury Ltd. confirmed by letter to Biovail their agreement to sell their respective shares to Biovail, subject to a restriction on the transfer of certain of such shares which expired on September 1, 1999.

    On July 25, 1999, Biovail acknowledged by letter its agreement with Westbury Ltd. and Salisbury Ltd. to consummate the purchase of their respective shares following the termination or expiration of a possible tender offer.

    On July 25, 1999, the board of directors of Fuisz approved the merger agreement, the offer and the merger. The factors considered in approving the merger agreement, the offer and the merger, and in recommending that stockholders tender their common stock pursuant to the offer, are described in Fuisz's Solicitation/Recommendation Statement on Schedule 14D-9, which was mailed to stockholders of Fuisz on July 30, 1999.

    On July 25, 1999, the parties executed the merger agreement and, on July 26, 1999, publicly announced the transaction.

    On July 30, 1999, Acquisition Sub commenced the tender offer. On August 26, 1999, the tender offer expired. On September 3, 1999, Biovail and Acquisition Sub accepted for payment at $7.00 per share 6,585,225 of the shares of Fuisz common stock tendered pursuant to the tender offer and notified the depositary, ChaseMellon Shareholder Services, L.L.C., to promptly pay for the validly tendered and accepted shares of Fuisz common stock in accordance with the tender offer. Upon completion of the tender offer, the option shares and the purchase price were disbursed pursuant to the escrow agreement and the Salisbury shares and the Westbury shares were acquired.

FUISZ'S REASONS FOR THE MERGER; RECOMMENDATION OF THE FUISZ BOARD OF DIRECTORS

    Fuisz's board of directors believes the merger agreement and the transactions contemplated thereby, are fair to and in the best interests of Fuisz and its stockholders, has approved the merger agreement and the transactions contemplated thereby and recommends that Fuisz's stockholders approve and adopt the merger agreement and the transactions contemplated thereby.

    In reaching its conclusion to enter into the merger agreement and to recommend to Fuisz's stockholders to vote for the approval and adoption of the merger agreement, the board of directors of

Fuisz considered a number of factors, each of which in the view of Fuisz board of directors, supported its conclusion, including the following:

    - The amount, timing and form of consideration to be received by Fuisz stockholders in the merger.

    - The possibility that the consideration the Fuisz stockholders might obtain in a future transaction or through continued ownership of Fuisz shares if Fuisz were to remain independent would likely be less advantageous than the consideration they would receive in the merger, because of:

       (1) The present financial condition and needs, and the business and strategic objectives of Fuisz, as well as the risks involved in achieving those objectives;

       (2) The need for Fuisz to attract and retain management and skilled scientific personnel if it were to remain independent; and

       (3) The need for Fuisz to restructure its operations and the current financial market conditions and historical market prices, volatility and trading information with respect to Fuisz shares.

    - The historical market prices and trading activity of Fuisz shares over the weeks preceding the date of the public announcement of the merger agreement. If the fraction of a Biovail common share received for each Fuisz share in the merger is worth more than $7.00 per Fuisz share, the consideration payable in the merger represents a 113% premium over the closing price of the shares thirty days prior to the announcement, a 67% premium over the average closing price for the thirty days prior to the announcement and a 38.3% premium over the closing price one week prior to the announcement;

    - The fact that, under the merger agreement, stockholders may receive in the merger the benefit of any appreciation in Biovail's stock price over its trading price immediately prior to the date the merger agreement was signed, up to the level where Biovail stock to be received may be worth $7.50 per share.

    - The fact that, under the merger agreement, Fuisz may still receive offers from other interested bidders, if any, and may communicate with any such bidders if required to satisfy its fiduciary obligations to Fuisz's stockholders; and if Fuisz determines any such other bidder has made a superior offer, it may after giving notice to Biovail and an opportunity to match or exceed the alternative offer, elect to terminate the merger agreement and pay the break-up fee provided for in the merger agreement.

    - The likelihood of the proposed acquisition being consummated, in light of Biovail's prior purchase of significant number of shares of Fuisz common stock and the limited conditions to Biovail's obligation to consummate the merger once the offer has been consummated;

    - The terms of the merger agreement, including the minimal conditions to closing the merger once the conditions of the offer have been satisfied or waived;

    - The written opinion dated July 25, 1999 of Warburg Dillon Read to the special committee and the board of directors as to the fairness, from a financial point of view, of the consideration to be received in the transaction by the holders of Fuisz common stock, other than Biovail and its affiliates, as more fully described below under "Opinion of Financial Advisor to Fuisz."

    The foregoing discussion of the information and factors considered by the board of directors of Fuisz is not meant to be exhaustive but includes the material factors considered by the board of directors in reaching its conclusions and recommendations. The members of the board of directors evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of Fuisz and after discussions with the Fuisz's management and legal and financial advisors. In light of the number and variety of factors that the board of directors considered in connection with its evaluation of the merger, the merger agreement and the transactions contemplated thereby, the board of directors did not find it practicable to assign relative weights to the foregoing factors, and accordingly, the board of directors did not do so. In addition, individual members of the board of directors may have given different weights to different factors.

BIOVAIL'S REASONS FOR THE MERGER

    Biovail believes that the acquisition of Fuisz will strengthen Biovail's position as a drug delivery company. Biovail believes that advanced drug delivery technology will play an increasingly important role in the development of new chemical entities. In addition to providing more consistent drug delivery and improved efficacies, controlled-release drugs offer reduced side effects, improved patient compliance, and more favorable pharmacoeconomics. As a result, major pharmaceutical companies around the world are introducing an increasing number of new chemical entities with controlled-release characteristics. Biovail believes that this growing trend will create greater demand for advanced drug delivery capabilities, through agreements for individual drugs and strategic alliances. While demand for their sophisticated services accelerates, the number of high quality drug delivery companies is declining as a result of increased industry consolidation.

    Biovail believes that the acquisition of Fuisz will provide several strategic benefits, including the following:

    ATTRACTIVE PORTFOLIO OF PROPRIETARY TECHNOLOGIES. The acquisition of Fuisz will significantly enhance Biovail's ability to apply a variety of advanced drug delivery technologies and delivery formats to a substantially broader range of drugs. Biovail believes these technologies are simpler and significantly more flexible than competing technologies in the marketplace. Fuisz utilizes proprietary technologies to formulate and taste mask drugs in a wide variety of delivery formats, including rapid dissolve, enhanced absorption, and controlled release. Access to this portfolio of proprietary drug delivery technologies, including the patented CEFORM-TM- and Shearform-TM- technologies, will allow Biovail immediately to expand its delivery platforms.

    LEVERAGING OF SCIENTIFIC KNOWLEDGE. The acquisition of Fuisz will augment Biovail's own scientific knowledge and expertise, enhancing Biovail's technology and product development capabilities. Biovail believes that allowing its scientists to work and share ideas with Fuisz scientists should enable Biovail to increase and accelerate its technology and product development efforts.

    ACCESS TO CRITICAL PHARMACEUTICAL COMPANY RELATIONSHIPS. The acquisition of Fuisz significantly expands Biovail's network of pharmaceutical company relationships, some of which were not readily available to Biovail based on its existing business focus. Biovail plans on retaining these relationships and expanding the depth and breadth of these arrangements where significant benefits can be achieved.

    ADVANTAGEOUS OPERATIONAL LOCATIONS. The acquisition of Fuisz provides Biovail with a base for increased U.S. and international expansion opportunities. Fuisz has entered into a non-binding letter of intent for the sale of certain of its continental European operations and the rights to a particular product.

OPINION OF FINANCIAL ADVISOR TO FUISZ

    On July 25, 1999, the date of execution of the merger agreement, Warburg Dillon Read delivered a written opinion to Fuisz's board of directors and special committee to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the consideration to be received in the transaction by the holders of Fuisz common stock, other than Biovail and its affiliates, was fair, from a financial point of view, to such holders.

    The full text of Warburg Dillon Read's opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Warburg Dillon Read. This opinion is attached as Annex B and is incorporated in this document by reference. WARBURG DILLON READ'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED IN THE TRANSACTION BY THE HOLDERS OF FUISZ COMMON STOCK, OTHER THAN BIOVAIL AND ITS AFFILIATES. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FUISZ COMMON STOCK AS TO HOW TO VOTE WITH RESPECT TO MATTERS RELATING TO THE PROPOSED MERGER. Holders of Fuisz common stock are encouraged to read this opinion carefully in its entirety. The summary of Warburg Dillon Read's opinion described below is qualified in its entirety by reference to the full text of its opinion.

    In arriving at its opinion, Warburg Dillon Read, among other things:

    - reviewed publicly available business and historical financial information relating to Fuisz and Biovail;

    - reviewed internal financial information and other data relating to the businesses and financial prospects of Fuisz and Biovail, including estimates and financial forecasts prepared by the management of Fuisz and estimates and financial forecasts prepared by the management of Biovail as adjusted by Fuisz, that were provided to Warburg Dillon Read by Fuisz and Biovail and not publicly available;

    - conducted discussions with members of the senior managements of Fuisz and Biovail;

    - reviewed publicly available financial and stock market data with respect to other companies in lines of business that Warburg Dillon Read believed to be generally comparable to those of Fuisz and Biovail;

    - compared the financial terms of the transaction with publicly available financial terms of other transactions that Warburg Dillon Read believed to be generally relevant;

    - reviewed the merger agreement; and

    - conducted other financial studies, analyses and investigations, and considered other information, as Warburg Dillon Read deemed necessary or appropriate.

    In connection with its review, with Fuisz's consent, Warburg Dillon Read did not assume any responsibility for independent verification of any of the information that Warburg Dillon Read was provided or reviewed for the purpose of its opinion and relied on that information being complete and accurate in all material respects. In addition, at Fuisz's direction, Warburg Dillon Read did not make an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Fuisz or Biovail, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates that it reviewed, Warburg Dillon Read assumed, at Fuisz's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Fuisz and Biovail as to the future financial performance of Fuisz and Biovail. Warburg Dillon Read's opinion is necessarily based on economic, monetary, market and other conditions existing, and information available to Warburg Dillon Read, on the date of its opinion.

    Warburg Dillon Read's opinion did not address Fuisz's underlying business decision to effect the transaction or constitute a recommendation to stockholders of Fuisz as to whether or not stockholders should have tendered shares of Fuisz common stock in the tender offer or how stockholders should vote with respect to the merger. At Fuisz's direction, Warburg Dillon Read was not asked to, and did not, offer any opinion as to the material terms of, or the obligations under, the merger agreement or the form of the transaction. Warburg Dillon Read expressed no opinion as to the value of Biovail common shares when issued in the merger or the price at which Biovail common shares will trade or otherwise be transferable after the merger. In rendering its opinion, Warburg Dillon Read assumed, with Fuisz's consent, that each of Fuisz, Biovail and Acquisition Sub would comply with all material terms of the merger agreement and that the transaction would be validly consummated in accordance with its terms.

    In connection with its engagement, at Fuisz's direction, Warburg Dillon Read was not requested to, and did not, solicit third party indications of interest with respect to the acquisition of all or a part of Fuisz. Representatives of Fuisz advised Warburg Dillon Read that, prior to its engagement, Fuisz received an indication of interest in the purchase of the outstanding shares of Fuisz common stock from a third party which reflected a higher per share purchase price than the consideration to be received in the transaction and which Fuisz's special committee and board of directors determined not to pursue as a result of various conditions and other factors. Fuisz's special committee and board of directors therefore instructed Warburg Dillon Read not to consider that indication of interest in arriving at its opinion. No other instructions or limitations were imposed by Fuisz's board of directors or special committee upon Warburg Dillon Read with respect to the investigations made or the procedures followed by Warburg Dillon Read in rendering its opinion.

    In connection with rendering its opinion to Fuisz's board of directors and special committee, Warburg Dillon Read performed a variety of financial analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by Warburg Dillon Read in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Fuisz, Biovail or the transaction. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or transaction values of the companies or transactions concerned.

    Warburg Dillon Read believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Warburg Dillon Read's analyses and opinion. None of the analyses performed by Warburg Dillon Read was assigned a greater significance by Warburg Dillon Read than any other. Warburg Dillon Read arrived at its ultimate opinion based on the results of all the analyses undertaken by it and assessed as a whole. Warburg Dillon Read did not draw conclusions from or with regard to any one factor or method of analysis.

    The type and amount of consideration payable in the transaction was determined through negotiation between Fuisz and Biovail. Although Warburg Dillon Read provided financial advice to Fuisz during the course of negotiations, the decision to enter into the transaction was solely that of Fuisz's board of directors and special committee. Warburg Dillon Read's opinion and financial analyses were only one of many factors considered by Fuisz's board of directors and special committee in their evaluation of the transaction and should not be viewed as determinative of the views of Fuisz's board of directors, special committee or management with respect to the transaction or the consideration payable in the transaction.

    The following is a brief summary of the material analyses performed by Warburg Dillon Read and reviewed with Fuisz's board of directors and special committee in connection with its opinion dated July 25, 1999. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND WARBURG DILLON READ'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF WARBURG DILLON READ'S FINANCIAL ANALYSES.

    The estimates of future performance of Fuisz and Biovail provided by the managements of Fuisz and Biovail in or underlying Warburg Dillon Read's analyses were not prepared for inclusion in this proxy statement-prospectus and are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Warburg Dillon Read considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fuisz and Biovail. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

    ANALYSIS OF SELECTED PUBLIC COMPANIES.

    Warburg Dillon Read compared selected financial information and operating statistics for Fuisz with corresponding financial information and operating statistics of the following 13 selected publicly held companies in the specialty pharmaceutical industry:

    - Alkermes, Inc.

    - Enzon, Inc.

    - The Liposome Company, Inc.

    - SkyePharma plc

    - Advanced Polymer Systems, Inc.

    - Aradigm Corporation

    - Atrix Laboratories, Inc.

    - CIMA Labs Inc.

    - Columbia Laboratories, Inc.

    - Inhale Therapeutic Systems, Inc.

    - Noven Pharmaceutical, Inc.

    - Anesta Corporation

    - Penwest Pharmaceuticals Co.

Warburg Dillon Read reviewed enterprise values, calculated as equity value, plus debt, less cash, as multiples of latest 12 months sales, earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, and earnings before interest and taxes, commonly known as EBIT. Warburg Dillon Read reviewed equity values as a multiple of estimated calendar years 1999 and 2000 earnings per share, commonly known as EPS. Warburg Dillon Read also reviewed ratios of estimated calendar year 2000 price to earnings over compound annual EPS growth rates over a five-year period in the case of the selected companies and a three-year period in the case of Fuisz.

    All multiples were based on closing stock prices on July 23, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Fuisz were based on Fuisz management estimates. Sales data for Fuisz were reviewed both including and excluding Fuisz's distribution related sales since, unlike Fuisz, none of the selected companies engage in distribution related sales as a material portion of their businesses. EBIT data for the selected companies and EBITDA, EBIT and EPS data for Fuisz were considered not meaningful (referred to as "NM") due to operating losses of the selected companies and Fuisz for these operational measures. This analysis indicated the following implied enterprise value and equity value multiples and price to earnings over growth rates ratios for the selected companies and Fuisz, as compared to the implied multiples for Fuisz based on the consideration payable in the transaction and the closing price of Biovail common shares on July 23, 1999:

                                                                                           MULTIPLES OR PERCENTAGE FOR
                                                       IMPLIED MULTIPLES OR                   FUISZ IMPLIED BY THE
                                                          PERCENTAGE FOR        IMPLIED     CONSIDERATION PAYABLE IN
                                                        SELECTED COMPANIES     MULTIPLES               THE
                                                             (MEDIAN)          FOR FUISZ     TENDER OFFER AND MERGER
                                                       ---------------------  -----------  ---------------------------
ENTERPRISE VALUES:
Latest 12 months sales (including distribution
  related sales).....................................              8.2x              2.7x                 3.2x
Latest 12 months sales (excluding distribution
  related sales).....................................              8.2x                                 194.4x
Latest 12 months EBITDA..............................             37.2x               NM                   NM
Latest 12 months EBIT................................               NM                NM                   NM

EQUITY VALUES:
Estimated calendar year 1999 EPS.....................             30.4x               NM                   NM
Estimated calendar year 2000 EPS.....................             20.4x             24.7x                29.9x
Estimated calendar year 2000 price-to-earnings over
  five-year (in the case of the selected companies)
  and three-year (in the case of Fuisz) estimated
  compound annual EPS growth rates...................               42%               46%                  56%

    Warburg Dillon Read also compared selected financial information and operating statistics for Biovail with corresponding financial information and operating statistics of the following 12 selected publicly held companies in the specialty pharmaceutical industry:

    - Allergan, Inc.

    - Alpharma Inc.

    - ALZA Corporation

    - Andrx Corporation

    - Elan Corporation, plc

    - Forest Laboratories, Inc.

    - ICN Pharmaceuticals, Inc.

    - JONES PHARMA INCORPORATED

    - Medicis Pharmaceutical Corporation

    - Mylan Laboratories Inc.

    - Roberts Pharmaceutical Corporation

    - Watson Pharmaceuticals, Inc.

Warburg Dillon Read reviewed enterprise values as multiples of latest 12 months sales, EBITDA and EBIT, and equity values as a multiple of estimated calendar years 1999 and 2000 EPS. Warburg Dillon Read also reviewed ratios of estimated calendar year 2000 price to earnings over compound annual EPS growth rates over a five-year period in the case of the selected companies and a three-year period in the case of Biovail. All multiples were based on closing stock prices on July 23, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Biovail were based on Fuisz management estimates. This analysis indicated the following implied enterprise value and equity value multiples and price to earnings over growth rates ratios for the selected companies and
Biovail:

                                                                            IMPLIED MULTIPLES OR
                                                                               PERCENTAGE FOR       IMPLIED MULTIPLES
                                                                             SELECTED COMPANIES       OR PERCENTAGE
                                                                                  (MEDIAN)             FOR BIOVAIL
                                                                            ---------------------  -------------------
ENTERPRISE VALUES:
Latest 12 months sales....................................................              5.3x                 13.4x
Latest 12 months EBITDA...................................................             18.5x                 27.8x
Latest 12 months EBIT.....................................................             20.4x                 30.6x

EQUITY VALUES:
Estimated calendar year 1999 EPS..........................................             24.9x                 24.2x
Estimated calendar year 2000 EPS..........................................             19.9x                 18.4x
Estimated calendar year 2000 price-to-earnings over five-year (in the case of the selected companies) and three-year (in the case of Biovail)
  estimated compound annual EPS growth rates..............................               76%                   59%

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS.

    Warburg Dillon Read reviewed the purchase prices and implied transaction multiples in the following 12 selected transactions in the specialty pharmaceutical industry announced since December 1997:

                                              ACQUIROR                                                  TARGET
------------------------------------------------------  ------------------------------------------------------
- Solvay Pharmaceuticals, Inc.                          Unimed Pharmaceuticals, Inc.
- Abbott Laboratories Inc.                              ALZA Corporation
- Nordic Capital Svenska AB                             Nycomed Pharma AS
- Gilead Sciences, Inc.                                 NeXstar Pharmaceuticals, Inc.
- SkyePharma plc                                        DepoTech Corporation
- ALZA Corporation                                      SEQUUS Pharmaceuticals, Inc.
- Watson Pharmaceuticals, Inc.                          TheraTech Inc.
- Mylan Laboratories Inc.                               Penederm Incorporated
- Cardinal Health, Inc.                                 R.P. Scherer Corporation
- Alpharma Inc.                                         Cox Pharmaceuticals
- Elan, plc                                             Neurex Corporation
- Elan, plc                                             Sano Corporation

Warburg Dillon Read reviewed enterprise values in the selected transactions as multiples of latest 12 months sales, EBITDA and EBIT. Warburg Dillon Read also reviewed equity values as multiples of latest 12 months EPS and latest book value. Sales data for Fuisz were reviewed both including and excluding Fuisz's distribution related sales since, unlike Fuisz, none of the selected companies engage in distribution related sales as a material portion of their businesses. All multiples were based on publicly available information at the time of announcement of the relevant transaction. EBITDA, EBIT and EPS data for Fuisz were considered not meaningful (referred to as "NM") due to operating losses of Fuisz for these operational measures. This analysis indicated the following implied enterprise value and equity value multiples for the selected transactions, as compared to the implied multiples for Fuisz based on the consideration payable in the transaction and the closing price of Biovail common shares on July 23, 1999:

                                                                    IMPLIED MULTIPLES OF
                                                                     SELECTED COMPANIES
                                                      ------------------------------------------------
                                                          LOW         MEAN        MEDIAN       HIGH
                                                         -----        -----     -----------  ---------
ENTERPRISE VALUES:
Latest 12 months sales (including distribution
  related sales)....................................        19.9x         1.0x         8.2x        6.7x
Latest 12 months sales (excluding distribution
  related sales)....................................        19.9x         1.0x         8.2x        6.7x
Latest 12 months EBITDA.............................         5.5x        31.6x        24.3x       84.6x
Latest 12 months EBIT...............................         7.1x        26.4x        22.3x       48.3x

EQUITY VALUES:
Latest 12 months EPS................................        29.3x        41.4x        38.8x       58.6x
Latest book value...................................         5.2x        10.9x         8.3x       20.6x

                                                       MULTIPLES FOR FUISZ IMPLIED
                                                                   BY
                                                      CONSIDERATION PAYABLE IN THE
                                                         TENDER OFFER AND MERGER
                                                      -----------------------------
ENTERPRISE VALUES:
Latest 12 months sales (including distribution
  related sales)....................................                  3.2x
Latest 12 months sales (excluding distribution
  related sales)....................................                194.4x
Latest 12 months EBITDA.............................                   NM
Latest 12 months EBIT...............................                   NM
EQUITY VALUES:
Latest 12 months EPS................................                   NM
Latest book value...................................                  5.1x

    DISCOUNTED CASH FLOW ANALYSES.

    Warburg Dillon Read performed a discounted cash flow analysis with respect to Fuisz to estimate the present value of the unlevered, after-tax free cash flows that Fuisz could generate based on Fuisz management estimates. The range of estimated terminal values for Fuisz was calculated by applying terminal value multiples of 12.0x, 13.0x and 14.0x to Fuisz's projected fiscal year 2003 EBITDA. The present value of the cash flows and terminal values were calculated using discount rates of 30.0%, 35.0% and 40.0%. This analysis yielded the following implied per share equity reference range for Fuisz, as compared to the equity value implied for Fuisz based on the consideration payable in the transaction and the closing price of Biovail common shares on July 23, 1999:

IMPLIED PER SHARE EQUITY    PER SHARE EQUITY VALUE IMPLIED FOR
  REFERENCE RANGE FOR     FUISZ BASED ON CONSIDERATION PAYABLE IN
         FUISZ                    TENDER OFFER AND MERGER
------------------------  ---------------------------------------
        $4.63-$10.19                         $7.00

    Warburg Dillon Read also performed a discounted cash flow analysis with respect to Biovail to estimate the present value of the unlevered, after-tax free cash flows that Biovail could generate based on Biovail management estimates, as adjusted by Fuisz. The range of estimated terminal values for Biovail was calculated by applying terminal value multiples of 16.0x, 17.0x and 18.0x to Biovail's projected fiscal year 2003 EBITDA. The present value of the cash flows and terminal values were calculated using discount rates of 10.0%, 12.5% and 15.0%. This analysis yielded the following implied per share equity reference range for Biovail, as compared to the closing price of Biovail common shares on July 23, 1999:

IMPLIED PER SHARE EQUITY     PER SHARE CLOSING PRICE OF
   REFERENCE RANGE FOR                 BIOVAIL
         BIOVAIL           COMMON SHARES ON JULY 23, 1999
-------------------------  -------------------------------
        $53.44-$73.37                    $58.63

    PREMIUMS ANALYSIS.

    Warburg Dillon Read reviewed the premiums paid in 12 selected merger and acquisition transactions completed since December 1997 with transaction values between approximately $70.0 million and $7.4 billion. This analysis indicated the following premiums in the selected transactions based on the target company's closing and average stock prices one day, one week and one month prior to public announcement of the transaction, as compared to the implied premiums for Fuisz based on the stock price of Fuisz common stock one day, one week and one month prior to July 23, 1999, the last trading day prior to public announcement of the transaction:

                                                                      PREMIUMS PAID IN SELECTED TRANSACTIONS
                                                    ---------------------------------------------------------------------------
                                                             BASED ON CLOSING PRICES                BASED ON AVERAGE PRICES
                                                    ------------------------------------------  -------------------------------

                                                       LOW       MEAN      MEDIAN      HIGH        LOW       MEAN      MEDIAN
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
One Day Prior to Public Announcement..............      15.2%      48.8%      40.3%     157.3%      15.2%      48.8%      40.3%
One Week Prior to Public Announcement.............      12.9%      58.5%      43.5%     170.8%      14.7%      53.8%      45.9%
One Month Prior to Public Announcement............      30.9%      81.4%      67.5%     185.9%      23.2%      64.4%      56.7%



                                                      HIGH
                                                    ---------
One Day Prior to Public Announcement..............     157.3%
One Week Prior to Public Announcement.............     170.8%
One Month Prior to Public Announcement............     162.9%

                                                                              PREMIUMS IMPLIED FOR FUISZ
                                                                              IN TENDER OFFER AND MERGER
                                                                    -----------------------------------------------
                                                                       BASED ON CLOSING
                                                                            PRICES          BASED ON AVERAGE PRICES
                                                                    ----------------------  -----------------------
One Day Prior to July 23, 1999....................................             23.1%                   23.1%
One Week Prior to July 23, 1999...................................             38.3%                   37.1%
One Month Prior to July 23, 1999..................................            113.3%                   67.3%

    PRO FORMA MERGER ANALYSIS.

    Warburg Dillon Read analyzed the potential pro forma effects resulting from the transaction, including the impact of the transaction on Biovail's projected EPS for calendar years 2000 through 2004, based on estimates of Fuisz management and estimates of Biovail management, as adjusted by Fuisz. The results of the pro forma merger analysis suggested that the transaction could be dilutive, or represent a reduction, to Biovail's estimated EPS in calendar year 2000 and accretive, or represent an addition, to Biovail's estimated EPS in calendar years 2001 through 2004. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    OTHER FACTORS.

    In rendering its opinion, Warburg Dillon Read also reviewed and considered, among other things, historical and projected financial data for Fuisz and Biovail and selected analysts' reports on Biovail, including analysts' 1999 and 2000 EPS estimates for Biovail.

    MISCELLANEOUS.

    Fuisz has agreed to pay Warburg Dillon Read for its services upon completion of the transaction an aggregate financial advisory fee of $2.75 million. In addition, Fuisz has agreed to reimburse Warburg Dillon Read for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify Warburg Dillon Read and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

    Fuisz selected Warburg Dillon Read as financial advisor to the special committee in connection with the transaction because Warburg Dillon Read is an internationally recognized investment banking firm with substantial experience in similar transactions. Warburg Dillon Read is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

    In the ordinary course of business, Warburg Dillon Read, its successors and affiliates may actively trade the securities of Fuisz and Biovail for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Fuisz board of directors with respect to the merger agreement, you should be aware that certain officers and directors of Fuisz have interests in the offer and the merger that are different from and in addition to your interests generally and which may present them with certain conflicts of interest. In addition, certain officers of Fuisz are expected to become officers of Biovail following the merger. The Fuisz board of directors was aware of these interests and took these interests into account in approving the offer, the merger agreement and the transactions contemplated under the merger agreement.

    EMPLOYMENT AND COMPENSATION ARRANGEMENTS. The employment agreements of Mr. Michael Myers, Executive Vice President and President of the Pharmaceutical Division, Mr. Stephen Willard, General Counsel and Mr. Rao S. Cherukuri, Executive Vice President and President of the Consumer Healthcare Division, provide for the acceleration of their compensation otherwise payable through the term of their agreements and the vesting of all unvested stock options in the event of a "change of control," which is defined to include the direct or indirect beneficial ownership of 30% or more of the Fuisz common stock by any person.

    Pursuant to Fuisz's 1991 Stock Option Plan, all outstanding stock options become exercisable in full upon a consolidation, merger or sale of all or substantially all of the assets of Fuisz in which Fuisz common stock are exchanged for securities, cash or other property of another corporation.

    Mr. Patrick Scrivens, the Acting Chief Financial Officer, has executed a consulting agreement with Fuisz entitling him to receive the compensation and benefits provided under his previous employment agreement with Fuisz for the term of the consulting agreement, which has been extended from its original expiration date of October 19, 2000 by such number of whole months, rounded up, that Mr. Scrivens serves as Acting Chief Financial Officer of Fuisz. This obligation shall be a binding obligation on the successors and assigns of Fuisz including any entity which may be merged with Fuisz.

    FUISZDRUGSTORE.COM. On December 31, 1998, Fuisz entered into a stock purchase agreement to sell all of the issued and outstanding share capital of FuiszDrugstore.com Ltd., then a wholly-owned subsidiary of Fuisz, to Privateer Ltd., a corporation owned by Richard C. Fuisz, M.D., Chairman of the Board of Fuisz. At the closing, which took place in February 1999, Fuisz delivered the shares, which were transferred to RxDrugstore.com Limited, and received consideration of $100,000 in cash and 200,000 shares of common stock of RxDrugstore.com (which represents 5% of the issued and outstanding shares of common stock of RxDrugstore.com). Prior to the closing, FuiszDrugstore was engaged in sales of drugstore products over the internet.

    In connection with the stock purchase agreement, in February 1999, Fuisz and Privateer concluded a 20 year license agreement, which grants Privateer the non-exclusive right to sell licensed products as defined in the license agreement through the internet. The license covers all existing products of Fuisz as well as certain additional products developed by Fuisz over the next four years. In consideration for the license, Fuisz received a non-interest bearing promissory note for $2.4 million, payable by Privateer in four annual installments commencing on December 31, 1999.

    THE OPTION AGREEMENT. On July 13, 1999, Biovail entered into an Option Agreement with Dr. Fuisz. Under the Option Agreement, Dr. Fuisz granted to Biovail an option to acquire 3,209,829 through 5:00 p.m. July 23, 1999 for an aggregate cash purchase price of $22,468,803. Contemporaneous with entering into the Option Agreement, Dr. Fuisz made arrangements for the option shares to be placed into escrow, pursuant to the Escrow Agreement, dated as of July 13, 1999, by and among Dr. Fuisz, Biovail and the U.S. Trust Company, National Association. On July 23, 1999, Biovail and Dr. Fuisz agreed to extend the option period until 11:59 p.m. Prior to such time, Biovail placed the purchase price in escrow and exercised the option. The purchase price and the option shares were placed in escrow until the expiration of the waiting period under the Hart-Scot-Rodino Antitrust

Improvements Act of 1976 and upon completion of the tender offer, the option shares and the purchase price were disbursed pursuant to the terms of the escrow agreement.

    The board of directors of Fuisz, at a meeting duly called and held on July 6, 1999 approved the Option Agreement in accordance with Section 203 of the DGCL for the limited purpose of ensuring that the provisions of Section 203 of the DGCL will not apply to the Option Agreement.

    THE SALISBURY AND WESTBURY LETTERS. Pursuant to a letter of commitment from Salisbury Ltd., dated as of July 23, 1999, Biovail committed to purchase 100,000 shares of common stock from Salisbury for an aggregate cash purchase price of $700,000. Pursuant to a letter of commitment from Westbury Ltd., dated as of July 23, 1999, Biovail committed to purchase 900,000 shares of common stock from Westbury for an aggregate cash purchase price of $6,300,000. Biovail understands that Mr. D. Tierny, a member of the board of directors of Fuisz is the beneficial owner of the Salisbury and Westbury shares. Both the Salisbury shares and the Westbury shares were purchased by Biovail upon completion of the tender offer.

    THE CONSULTING AGREEMENT. On July 13, 1999, Biovail and Dr. Fuisz entered into an agreement providing that a Consulting Agreement between Biovail and Dr. Fuisz will become effective if Biovail, having exercised the option, acquires more than 50% of Fuisz. The Consulting Agreement provides for Dr. Fuisz to provide business, strategic, marketing, business planning, special projects and other consulting services to Biovail. The Consulting Agreement imposes certain restrictions on Dr. Fuisz with respect to competitive activities and Biovail's employees, customers and suppliers. If the Consulting Agreement becomes effective, Dr. Fuisz is entitled to receive a fee of $2,000,000 on the first anniversary of the effective date, provided that if Biovail has acquired an interest of 80% or more in Fuisz prior to July 13, 2010 Dr. Fuisz will be entitled to receive a fee of $500,000 per calendar quarter until he has received aggregate fees under the Consulting Agreement of $6,000,000.

ABSENCE OF APPRAISAL RIGHTS

    In accordance with Section 262(b) of the DGCL, no stockholder of Fuisz common stock will be entitled to appraisal rights.

GOVERNMENTAL REGULATION

    U.S. ANTITRUST

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have been satisfied. On August 6, 1999, Fuisz and Biovail each filed a Premerger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC and, on September 2, 1999, were notified by the Antitrust Division and the FTC that the waiting period had expired.

    At any time before or after the effective time, the Justice Department or the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the merger or to cause Biovail to divest itself, in whole or in part, of Fuisz or of other businesses conducted by Biovail. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Biovail and Fuisz will prevail. The obligations of Biovail and Fuisz to consummate the merger are subject to the condition that there be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority of competent jurisdiction prohibiting consummation of the merger.

    IRISH ANTITRUST

    Certain transactions, including the merger, may not be consummated until, pursuant to the Irish Mergers Act, a notification has been made to the Enterprise Minister, such further information, if any, as may be required has been furnished and either the Enterprise Minister has issued a clearance for the proposed transaction or a prescribed period following notification has expired without the Enterprise Minister having prohibited the proposed transaction. Biovail and Fuisz gave notification of the merger to the Enterprise Minister on August 26, 1999 and requested that the Enterprise Minister issue a clearance. On August 30, 1999, the Enterprise Minister issued the required clearance for the proposed transaction.

    STOCK EXCHANGE APPROVALS

    The issuance of the Biovail common shares issuable upon the merger of Fuisz and Acquisition Sub is conditional upon the approval of the New York Stock Exchange and The Toronto Stock Exchange. An application to list the Biovail common shares issuable pursuant to the merger has been made with the NYSE and listing approval is expected to be obtained upon completion of the merger. The TSE has conditionally approved the listing of the Biovail shares issuable pursuant to the merger, subject to Biovail fulfilling certain customary requirements of the TSE within the time periods specified by the TSE.

    CANADIAN SECURITIES LAWS

    Biovail will, to the extent necessary, apply for any necessary rulings or orders of provincial securities regulatory authorities in Canada to permit the issuance pursuant to the merger and subsequent resale by the holders of Biovail common shares in all provinces of Canada without restriction by a shareholder other than a "control person", provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid. Applicable Canadian securities legislation provides that a person or company is, absent evidence to the contrary, deemed to be a control person in relation to an issuer where the person or company alone or in combination with others holds more than 20% of the outstanding voting securities of the issuer.

ANTICIPATED ACCOUNTING TREATMENT

    The merger will be accounted for by Biovail under the "purchase" method of accounting in accordance with Canadian and U.S. GAAP. Therefore, the aggregate consideration paid by Biovail in connection with the merger will be allocated to Fuisz's assets and liabilities based on their estimated fair values with any excess being treated as goodwill. It is anticipated that under Canadian GAAP, any allocation relating to in-process research and development will be amortized over its useful life, currently estimated to be fifteen years. Under U.S. GAAP, any such allocation will be written off at the time of the merger. The assets and liabilities and results of operations of Fuisz will be consolidated into the assets and liabilities and results of operations of Biovail subsequent to the effective time. The allocation of in-process research and development, goodwill and other intangibles reflected in the pro forma statements of operations and notes thereto, represents estimates based on preliminary information and analysis.

                              THE MERGER AGREEMENT

    The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement-prospectus and is incorporated in this proxy statement-prospectus by reference. This summary is qualified by reference to the full text of the merger agreement. We urge you to carefully read the merger agreement in its entirety.

THE MERGER AND ITS EFFECTIVE TIME

    The merger agreement provides that, subject to the approval of the merger agreement by a majority of the stockholders of Fuisz and the satisfaction or waiver of other conditions to the merger, Acquisition Sub will be merged with and into Fuisz at the effective time, with Fuisz continuing as the surviving corporation and as a wholly-owned subsidiary of Biovail. The "effective time" is the time at which the merger becomes effective under Delaware law. At the effective time, the certificate of incorporation and by-laws of Acquisition Sub will be the certificate of incorporation and by-laws of the surviving corporation until thereafter changed or amended. The directors of Acquisition Sub immediately prior to the effective time will be the initial directors of the surviving corporation, and the officers of Fuisz immediately prior to the effective time will be the initial officers of the surviving corporation, in each case until their successors are duly elected or appointed.

WHAT FUISZ STOCKHOLDERS WILL RECEIVE

    The merger agreement provides that, as of the effective time, by virtue of the merger and without any action on the part of any Fuisz stockholder, each Fuisz share issued and outstanding immediately prior to the effective time shall be converted into the right to receive a fraction of a common share of Biovail common shares, based on an exchange ratio determined as follows:

    - if the average trading price is less than or equal to $45.00, the exchange ratio shall equal 0.1556;

    - if the average trading price is greater than $45.00, but less than or equal to $58.625, the exchange ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $7.00 by the average trading price;

    - if the average trading price is greater than $58.625 but less than or equal to $62.81, the exchange ratio shall equal 0.1194; and

    - if the average trading price is greater than $62.81, the exchange ratio shall equal a fraction (rounded to the nearest ten-thousandth) determined by dividing $7.50 by the average trading price.

    The effect of the exchange ratios is indicated in the table below. If the average trading price of Biovail's common shares is within the range indicated in the left column, the value (based on that average trading price) of the fractional Biovail common share you will receive for each share of Fuisz common stock is set forth in the right column:

   BIOVAIL AVERAGE TRADING PRICE           VALUE OF BIOVAIL FRACTIONAL SHARE
------------------------------------  -------------------------------------------
          less than $45.00                          less than $7.00
     between $45.00 and $58.625                          $7.00
    between $58.625 and $62.810                 between $7.00 and $7.50
         more than $62.810                               $7.50

    Because of the average price calculation, at the time you vote on the merger you may not know the number of Biovail common shares that you will receive in the merger.

    The term "average trading price" means the average of the daily closing prices per share of Biovail common shares on the NYSE Composite Transactions Reporting System as reported in the Wall Street

Journal for the 15 trading days ending on the date immediately prior to the second full NYSE trading day immediately before the date the merger is consummated.

    The average of the daily closing prices of Biovail common shares for the fifteen trading days ending September 20, 1999 is $57.55. You may obtain an up-to-date average daily price by calling 1-800-322-2885.

    In addition, because the exchange ratio is based on an average and will be determined two trading days before the closing date, it is possible that the value of the stock consideration received by a Fuisz stockholder at the effective time of the merger will be higher or lower than the value determined on the calculation date, depending on the price movement of Biovail common shares after the exchange ratio is calculated. There can be no assurance that the price of Biovail common shares will not decline from the market price used in calculating the exchange ratio.

    Cash will be paid for any fractional share of Biovail common shares to which a Fuisz stockholder would otherwise be entitled.

MANNER OF CONVERTING FUISZ COMMON STOCK

    After the effective time of the merger, the exchange agent will mail a transmittal letter to each record holder of shares of Fuisz common stock. The transmittal letter will include instructions to be followed by Fuisz's stockholders in exchanging their shares.

    After receiving the transmittal letters, Fuisz's stockholders will surrender their stock certificates to the exchange agent for cancellation, together with a signed copy of the transmittal letter. In return, they will receive certificates for the appropriate number of shares of Biovail common shares. A holder of unsurrendered Fuisz stock certificates will not be entitled to receive dividends or other distributions payable by Biovail until those stock certificates are surrendered. Upon surrender, those dividends or distributions will be paid to the holder without interest. FUISZ STOCKHOLDERS SHOULD NOT SEND IN THEIR FUISZ STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER.

    If there is a transfer of Fuisz common stock that is not registered in Fuisz's stock transfer records, then a certificate representing the proper number of shares of Biovail common shares may be issued to the person to whom the stock was transferred. However, before that payment is made, that person must deliver the certificate representing the Fuisz common stock to the exchange agent, along with documents that prove that the transfer has been properly made and that all transfer taxes have been paid.

    In addition, if any Fuisz share certificate has been lost, stolen or destroyed, then a certificate representing the proper number of shares of Biovail common shares may be delivered to the Fuisz stockholder who claimed his or her certificate was lost, stolen or destroyed. However, before that certificate is mailed, the stockholder must deliver to the exchange agent an affidavit stating that the certificate was lost, stolen or destroyed and an appropriate indemnity or surety bond. All amounts paid to that stockholder will be paid without interest and will be reduced by the amount of any applicable withholding taxes.

    The merger agreement provides that each share of Fuisz common stock held by Biovail, Acquisition Sub, any direct or indirect wholly-owned subsidiary of Biovail, in the treasury of Fuisz or by any direct or indirect wholly-owned subsidiary of Fuisz, if any, immediately prior to the effective time shall be canceled and retired and shall cease to exist with no payment being made for the shares.

    In addition, the merger agreement provides that each share of common stock of Acquisition Sub issued and outstanding immediately prior to the effective time shall, by virtue of the merger and without any action on the part of the holder, be converted into and become the number of validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the surviving corporation equal to the number of shares of common stock outstanding on a fully diluted basis immediately prior to the effective time.

NO FRACTIONAL BIOVAIL COMMON SHARES

    No fractional shares of Biovail common shares will be issued in the merger. Each holder of Fuisz common stock who otherwise would be entitled to receive a fractional share of Biovail common shares pursuant to the merger will be paid an amount in cash, without interest, in an amount equal to such fraction multiplied by the average of the daily closing prices per share of Biovail common shares on the NYSE Composite Transactions Reporting System for the fifteen trading days ending on the third full NYSE trading day immediately before the closing date.

TREATMENT OF FUISZ STOCK OPTIONS

    The Fuisz board of directors and a committee of the board of directors have adopted such resolutions, and shall take such other actions as may be necessary, so that each outstanding option granted under Fuisz's 1991 Stock Option Plan, 1994 Director Stock Option Plan and 1994 Stock Incentive Plan, whether or not then exercisable or vested, will, if not exercised within five business days, be terminated immediately prior to the effective time.

INDEMNIFICATION AND INSURANCE

    The merger agreement provides that Biovail agrees that all rights to indemnification now existing in favor of any director or officer of Fuisz or its subsidiaries as provided in such person's certificate of incorporation or by-laws, in an agreement between any such person and Fuisz, or otherwise in effect on the date of the merger agreement shall survive the merger and shall continue in full force and effect after the effective time. Biovail also agreed to maintain directors' and officers' liability insurance similar to that maintained by Fuisz for at least six years.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties made by Biovail and Fuisz that relate to, among other things:

    - corporate organization;

    - capitalization;

    - financial statements;

    - public filings;

    - conduct of business;

    - compliance with laws;

    - litigation;

    - non-contravention;

    - consents and approvals;

    - opinions of financial advisors

    - brokers;

    - undisclosed liabilities; and

    - the absence of certain changes with respect to Fuisz since March 31, 1999.

CONDUCT OF BUSINESS OF FUISZ PRIOR TO THE EFFECTIVE TIME

    The merger agreement provides that during the period from the date of the merger agreement to the effective time, Fuisz will conduct its operations in the ordinary course of business consistent with past practice. In addition, subject to certain exceptions, Fuisz will not, prior to the effective time, without the prior written consent of Biovail:

    - amend its organizational documents;

    - modify existing compensation arrangements except in the ordinary course of business consistent with past practice;

    - acquire or dispose of any assets;

    - incur, assume or pre-pay any debt;

    - modify, amend or terminate any material contracts;

    - change its accounting methods;

    - adopt a plan of liquidation; or

    - take certain other actions.

NO SOLICITATION

    TAKEOVER PROPOSALS. The merger agreement provides that neither Fuisz nor any of its subsidiaries has any agreement, arrangement or understanding regarding an Acquisition Transaction, as defined below, with any party expressing an interest in an Acquisition Transaction that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of the merger agreement. Fuisz will and will cause its subsidiaries and its and their agents to immediately cease any existing discussions or negotiations with any third party other than Biovail or Acquisition Sub conducted before the execution of the merger agreement with respect to any Acquisition Transaction. Fuisz will not, and Fuisz will cause its subsidiaries and its and their agents not to, directly or indirectly:

    - solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any third party with respect to, or that could reasonably be expected to lead to, (1) any acquisition or purchase of 25% or more of the assets or business of Fuisz and its subsidiaries, taken as a whole or a 25% or more voting equity interest in (including by way of a tender offer), or (2) any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, Fuisz (clauses (1) and (2) are referred to collectively as an "Acquisition Transaction"); or

    - negotiate, explore or discuss in any way with any third party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring Fuisz to abandon, terminate or fail to consummate the offer and/or the merger or any other transaction contemplated under the merger agreement.

    SUPERIOR PROPOSALS. However, at any time prior to the special meeting, Fuisz may, in response to an unsolicited written proposal from a third party with respect to an Acquisition Transaction involving the acquisition of all or substantially all of the common stock, or all or substantially all of the assets of Fuisz and its subsidiaries:

    - furnish or disclose non-public information to such third party;

    - negotiate, discuss or otherwise communicate with such third party; and

    - in the case of an unsolicited tender offer for Fuisz common stock, withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Biovail the approval or recommendation of the merger agreement and the transactions contemplated under the merger agreement or recommend, or resolve to recommend, such Acquisition Transaction with a third party to stockholders, including disclosing to Fuisz's stockholders such position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act, in each case only if the board of directors of Fuisz determines reasonably and in good faith that such proposal is a Superior Proposal.

    A proposal with respect to such Acquisition Transaction is a "Superior Proposal" if after consultation with and based, as to legal matters, upon advice of outside counsel, that it is required to do so in the exercise of its fiduciary obligations and after consultation with its financial advisor, that such proposed Acquisition Transaction or tender offer is more favorable to the stockholders from a financial point of view than the transaction contemplated under the merger agreement, including any adjustment to the terms and conditions proposed by Biovail and Acquisition Sub in response to such proposed Acquisition Transaction.

    Prior to furnishing or disclosing any non-public information to such third party, Fuisz shall receive from such third party an executed confidentiality agreement with terms no less favorable in the aggregate to Fuisz than those contained in the Confidentiality Agreement between Fuisz and Biovail, but which confidentiality agreement shall not provide for any exclusive right to negotiate with Fuisz or any payments made by Fuisz. Fuisz shall give Biovail one day's written notice prior to entering into any such confidentiality agreement. Fuisz shall provide to Biovail copies of all such non-public information delivered to such third party concurrently with such delivery.

    Notwithstanding the above, the board of directors of Fuisz will not, and Fuisz will not, withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Biovail the approval or recommendation of the merger agreement or any of the transactions contemplated under the merger agreement, or recommend, or resolve to recommend, an Acquisition Transaction with a third party to the stockholders or enter into a definitive agreement with respect to a Superior Proposal unless:

    - Fuisz has given Biovail three business days' notice of the intention of the board of directors to withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Biovail the approval or recommendation of the merger agreement or any of the transactions contemplated under the merger agreement, or recommend, or resolve to recommend, an Acquisition Transaction with a third party to the stockholders or the intention of Fuisz to enter into such definitive agreement, as the case may be;

    - if Biovail makes a counter-proposal within such three business day period, the board of directors of Fuisz shall have determined, in light of any such counter-proposal, that the third party Acquisition Transaction proposal is still a Superior Proposal; and

    - Fuisz concurrently terminates the merger agreement in accordance with its terms and pays any termination fee required by the merger agreement.

    Fuisz shall promptly, but in any event within one day of Fuisz becoming aware of same, advise Biovail of the receipt by Fuisz, any of the subsidiaries or any of its or their agents of any inquiries or proposals relating to an Acquisition Transaction or other solicitations. Fuisz shall promptly, but in any event within one day of Fuisz becoming aware of same, provide Biovail with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and all the material terms of the inquiry or proposal. Fuisz shall, from time to time, promptly, but in any event within one day of Fuisz becoming aware of same, inform Biovail of the status and content of and developments with respect to any discussions regarding any Acquisition Transaction with a third party.

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Fuisz shall, from time to time, promptly, but in any event within one day of
Fuisz becoming aware of same, inform Biovail in writing of:

    - the calling of meetings of the board of directors of Fuisz to take action with respect to such Acquisition Transaction;

    - the execution of any letters of intent, memoranda of understanding or similar non-binding agreements with respect to such Acquisition Transaction;

    - the waiver of any standstill agreement to which Fuisz is or becomes a party;

    - the determination by the board of directors of Fuisz to recommend to the stockholders that they approve or accept a Superior Proposal or withdraw or modify in a manner adverse to Biovail its approval or recommendation of the merger agreement or the transactions contemplated under the merger agreement;

    - the determination by Fuisz to publicly disclose receipt of a Superior Proposal; and

    - the waiver by Fuisz of any confidentiality agreement with a person proposing a Superior Proposal.

CONDITIONS TO THE MERGER

    The closing of the merger is subject to the satisfaction of several conditions, including:

    - the holders of a majority of the outstanding shares of Fuisz's common stock must adopt the merger agreement and approve the merger;

    - Biovail and Fuisz must obtain all final regulatory approvals under applicable law;

    - there must be no legal restraint or prohibition preventing the closing of the merger;

    - a registration statement on Form F-4 registering the shares of Biovail common shares to be issued in the merger must be declared effective and no stop order suspending the registration statement's effectiveness may be in effect.

    Fuisz's obligation to complete the merger is subject to the satisfaction or waiver of further conditions, including :

    - Biovail and Acquisition Sub shall have performed and complied in all material respects with all agreements, obligations and conditions required by the merger agreement to be performed or complied with by them on or prior to the closing date, except for those failures to so perform or comply that, individually or in the aggregate, would not either impair the ability of Biovail or Acquisition Sub to consummate the merger and the other transactions contemplated under the merger agreement or have a Material Adverse Effect on Biovail; and

    - Acquisition Sub shall have accepted for payment and paid for Fuisz common stock pursuant to the offer in accordance with the terms of the merger agreement, unless Acquisition Sub's failure to accept for payment and pay for Fuisz common stock results from Fuisz's breach of any provision of the merger agreement.

    The obligation of Biovail and Acquisition Sub to effect the merger is subject to the satisfaction or waiver of each of the following additional conditions prior to the effective time:

    - Fuisz shall have performed and complied in all material respects with all agreements, obligations and conditions required by the merger agreement to be performed or complied with by it on or prior to the closing date, except for those failures to so perform or comply which are not willful and those failures, whether or not willful, that, individually or in the aggregate, would not either impair Fuisz's ability to consummate the merger and the other transactions contemplated under the merger agreement or have a Material Adverse Effect on Fuisz; and

    - Acquisition Sub shall have accepted for payment and paid for Fuisz common stock pursuant to the offer in accordance with the terms of the merger agreement, unless Acquisition Sub's failure to accept for payment and pay for Fuisz common stock results from Acquisition Sub's breach of any provision of the merger agreement.

TERMINATION; EFFECT OF TERMINATION

    The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after approval by the stockholders of Fuisz:

    - by the written agreement of Biovail and Fuisz duly authorized by their respective boards of directors;

    - by either Biovail or Fuisz if, without fault of such terminating party, the merger is not consummated on or before March 31, 2000, which date may be extended by mutual consent;

    - by either Biovail or Fuisz, if any court of competent jurisdiction or other governmental body issues an order, other than a temporary restraining order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action has become final and nonappealable; or

    - by either Biovail or Fuisz, if the approval of a majority of the outstanding shares of Fuisz common stock cast at the special meeting or any adjournment is not obtained.

    TERMINATION BY BIOVAIL. The merger agreement may be terminated and the merger may be abandoned by action of the board of directors of Biovail, at any time prior to the effective time, before or after the approval by the stockholders of Fuisz, if:

    - Fuisz has willfully failed to perform in all material respects its covenants or agreements contained in the merger agreement which would have a Material Adverse Effect on Fuisz or materially adversely affect or delay the ability of Biovail, Acquisition Sub or Fuisz to consummate the merger, and Fuisz has not cured such breach within ten business days of notice by Biovail or Acquisition Sub; or

    - the board of directors of Fuisz fails to recommend the approval of the merger agreement and the merger to Fuisz's stockholders, withdraws or amends or modifies in a manner adverse to Biovail its recommendation or approval in respect of the merger agreement or the merger (it being understood that taking no position on a tender offer for Fuisz as contemplated by Rules 14d-9 and 14e-2 shall not be deemed a withdrawal, amendment or modification), or makes any recommendation with respect to an Acquisition Transaction, or the board of directors of Fuisz has resolved to take any of the foregoing actions and publicly discloses such resolution.

    TERMINATION BY FUISZ. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, before or after the approval by the stockholders of Fuisz, by action of the board of directors of Fuisz, if:

    - Biovail or Acquisition Sub fails to perform in all material respects its covenants or agreements contained in the merger agreement which would have a Material Adverse Effect on Biovail or materially adversely affect or delay the ability of Acquisition Sub to consummate the offer or of Biovail, Acquisition Sub or Fuisz to consummate the merger, and Biovail or Acquisition Sub has not cured such breach within ten business days after notice by Fuisz;

    - the representations or warranties of Biovail and Acquisition Sub contained in the merger agreement at the date of the merger agreement and as of the consummation of the offer with the same effect as if made at and as of the consummation of the offer, except as to any such representation or warranty which speaks as of a specific date, are not true and correct in any respect that is reasonably likely to have a Material Adverse Effect on Biovail, or if such representations and warranties are qualified by reference to materiality or a Material Adverse Effect on Biovail, are not true and correct; or

    - if (A) Fuisz proposes entering into a definitive agreement with respect to a Superior Proposal or the board of directors of Fuisz recommends a third party Acquisition Transaction which is an unsolicited all cash tender offer for any and all Fuisz common stock and which constitutes a Superior Proposal, (B) Fuisz gives Biovail the three business days' notice as required pursuant to the merger agreement, (C) if a counter-proposal was made by Biovail within such three business day period, the board of directors of Fuisz determined, in light of the counter-proposal, that the third party Acquisition Transaction (or proposal therefor) is still a Superior Proposal and (D) Fuisz has paid to Biovail by wire transfer or immediately available funds to an account specified by Biovail a fee of $5.5 million immediately prior to such termination.

    In the event of termination of the merger agreement and abandonment of the merger pursuant to the merger agreement, no party or any of its directors or officers shall have any liability or further obligation to any other party to the merger agreement, except as provided in the merger agreement and except that nothing in the merger agreement shall relieve any party from liability for any breach of the merger agreement.

    FEES. If Biovail terminates the merger agreement due to the board of directors of Fuisz: (1) failing to recommend the approval of the merger agreement and the merger to Fuisz's stockholders; (2) withdrawing, amending or modifying in a manner adverse to Biovail its recommendation or approval in respect of the merger agreement or the merger; (3) making any recommendation with respect to an Acquisition Transaction; (4) resolving to take any of the foregoing actions and publicly disclosing such resolution; then, in any such case, Fuisz shall within two business days of such termination pay Biovail a fee of $5.5 million.

    If the merger agreement is terminated due to:

    - any court of competent jurisdiction or other governmental body issuing an order, other than a temporary restraining order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action has become final and nonappealable, based on Fuisz's actions or omissions;

    - the approval of a majority of the outstanding shares of Fuisz common stock cast at the special meeting or any adjournment not being obtained;

    - Fuisz willfully failing to perform in all material respects its covenants or agreements contained in the merger agreement which would have a Material Adverse Effect on Fuisz or materially adversely affect or delay the ability of Acquisition Sub to consummate the offer or of Biovail, Acquisition Sub or Fuisz to consummate the merger, and Fuisz has not cured such breach within ten business days of notice by Biovail or Acquisition Sub; or

    - the existence of a breach of any representation or warranty of Fuisz contained in the merger agreement as of the consummation of the tender offer which cannot be or is not cured within ten business days of delivery to Fuisz of written notice of such breach;

    and prior to such termination, any person shall have made a proposal with respect to an Acquisition Transaction with Fuisz or its stockholders, and, if prior to or within twelve months after such termination Fuisz or any subsidiary of Fuisz enters into a definitive agreement with a third party with respect to, or consummates, an Acquisition Transaction, then Fuisz, as a condition to and prior to the earlier of entering into any such definitive agreement and consummating an Acquisition Transaction, shall pay Biovail a fee of $5.5 million.

AMENDMENT

    The merger agreement may be amended by the parties at any time before or after any required approval of matters in connection with the merger by the stockholders of Fuisz; PROVIDED, HOWEVER, that after any such approval, no amendment can be made that by law requires further approval by such stockholders without the further approval of such stockholders. The merger agreement may be amended by an instrument in writing signed on behalf of each of the parties prior to the effective time with respect to any of the terms; PROVIDED, HOWEVER, that, after the merger agreement is adopted by the Fuisz stockholders, no such amendment or modification can change the amount or form of the consideration to be paid pursuant to the merger agreement.

WAIVERS

    At any time prior to the effective time, any party may:

    - extend the time for the performance of any of the obligations or other acts of any other party;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

    - subject to the amendment provisions described above, waive compliance with any of the agreements of any other party or with any conditions to its own obligations.

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
          CERTAIN UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger and the ownership and disposition of Biovail common shares to exchanging U.S. Shareholders (as defined below) of Fuisz who hold their Fuisz common shares as capital assets and will hold their Biovail common shares after the merger as capital assets. This discussion is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, retroactively or prospectively.

    The discussion is for general information only and may not apply to certain categories of shareholders of Fuisz subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as Non-U.S. Holders (as defined below), holders that are passthrough entities or investors in passthrough entities, dealers or traders in securities or currencies, banks, insurance companies, traders who elect to mark-to-market their securities, persons whose "functional currency" is not the U.S. dollar, tax-exempt entities, persons that hold Fuisz common shares (or will hold their Biovail common shares) as a position in a straddle or as part of a "hedging", "integrated", "constructive sale", or "conversion" transaction and holders who acquired their Fuisz common shares pursuant to the exercise of employee stock options or otherwise as compensation. Moreover, the discussion summarizes only U.S. federal income tax consequences and does not address any other federal tax consequences or any state, local or other tax consequences. ACCORDINGLY, SHAREHOLDERS OF FUISZ ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF BIOVAIL COMMON SHARES TO THEM, INCLUDING ANY FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES (INCLUDING ANY TAX RETURN FILING OR OTHER TAX REPORTING REQUIREMENTS) OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF BIOVAIL COMMON SHARES.

    For purposes of the following discussion, the term "U.S. Holder" means a beneficial owner of Fuisz common shares or, after the Merger, Biovail common shares that is a U.S. citizen or resident (as determined for U.S. federal income tax purposes), a corporation created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is includible in gross income for United States income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person. A "Non-U.S. Holder" means a beneficial owner of Fuisz common shares or Biovail common shares other than a U.S. Holder.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    TAXABILITY OF THE MERGER

    A U.S. Holder of Fuisz common shares will recognize gain or loss pursuant to the Merger equal to the difference between the fair market value of the Biovail common shares received (including any fractional shares exchanged for cash) and the shareholder's adjusted tax basis in the exchanged shares of Fuisz common stock.

    CHARACTERIZATION OF GAIN OR LOSS

    The gain or loss recognized, if any, by a U.S. Holder of Fuisz common shares pursuant to the Merger will be capital gain or loss and if, as of the date of the Merger, the shareholder has held the Fuisz common shares surrendered for more than one year, will be long-term capital gain or loss. The amount of any gain or loss recognized and its character as short-term or long-term will be calculated and determined separately for each identifiable block of shares surrendered pursuant to the Merger.

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
Any gain or loss recognized by a U.S. Holder of Fuisz common shares will generally be treated as United States source gain or loss. The deduction of capital losses is subject to limitations.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, reporting requirements will apply to any Biovail common shares transferred within the United States (and in certain cases, outside of the United States) pursuant to the Merger and received by a U.S. Holder of Fuisz common shares, other than certain exempt recipients (such as corporations). In addition, unless a U.S. Holder of Fuisz common shares complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations promulgated thereunder, the U.S. Holder may be subject to withholding tax of 31% with respect to any Biovail common shares received pursuant to the Merger. The amount of any such backup withholding will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF
  BIOVAIL COMMON SHARES

    TAXATION OF DIVIDENDS

    Subject to the following discussion of special rules applicable to "PFICs," U.S. Holders generally will treat the gross amount of any dividends, if any, paid by Biovail, without reduction for Canadian withholding taxes, as ordinary taxable income for U.S. federal income tax purposes. In certain circumstances, however, U.S. Holders may be eligible to receive a foreign tax credit for the Canadian withholding taxes and, in the case of a corporate U.S. Holder owning 10% or more of the voting shares of Biovail, for a portion of the Canadian taxes paid by Biovail itself. Dividends paid by Biovail, if any, will not qualify for the dividends received deduction otherwise available to corporate U.S. Holders.

    The amount of any dividend paid in Canadian dollars will equal the United States dollar value of the Canadian dollars received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder regardless of whether the Canadian dollars are converted into United States dollars. If the Canadian dollars received as a dividend are not converted into United States dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to its United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars will be treated as ordinary income or loss.

    It is possible that, immediately after the Merger or at some future time, Biovail will be at least 50% owned by United States persons. Dividends paid by a foreign corporation that is at least 50% owned by United States persons may be treated as United States source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of United States source income. The effect of this rule may be to treat a portion of any dividends paid by Biovail as United States source income. The Code permits a U.S. Holder entitled to benefits under the Canada-U.S. Income Tax Treaty to elect to treat any Biovail dividends as foreign source income for foreign tax credit limitation purposes if the dividend income is separated from other income items for purposes of calculating the U.S. Holder's foreign tax credit. U.S. Holders should consult their own tax advisors about the desirability of making, and the method of making, such an election.

    SALE, EXCHANGE OR OTHER DISPOSITION

    Subject to the following discussion of special rules applicable to "PFICs," U.S. Holders will recognize capital gain or loss on the sale, exchange or other disposition of Biovail common shares. Such gain or loss will be long-term capital gain or loss if the common shares have been held for more than one year. Any gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss. The deduction of capital losses is subject to limitations.

    PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

    A "passive foreign investment company" (a "PFIC") is any foreign corporation if, after the application of certain "look-through" rules, (i) at least 75% of its gross income is "passive income" or (ii) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. The determination as to PFIC status is made annually. If a U.S. Holder is treated as owning PFIC stock, the U.S. Holder will be subject to special rules generally intended to eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all its earnings currently. These rules may adversely affect the tax treatment to a U.S. Holder of dividends paid by Biovail and of sales, exchanges and other dispositions of Biovail common shares, and may result in other adverse federal income tax consequences.

    Biovail believes that it is not currently a PFIC and does not expect to become a PFIC in the future. However, there can be no assurance that the Internal Revenue Service will not successfully challenge Biovail's position or that Biovail will not become a PFIC at some future time as a result of changes in its assets, income or business operations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, reporting requirements will apply to dividends in respect of the common shares and the proceeds received on the disposition of common shares paid within the United States (and in certain cases, outside the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and a 31% backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of the material Canadian federal income tax consequences of holding and disposing of Biovail common shares generally applicable to certain U.S. Holders who acquire Biovail common shares in the merger.

    This discussion only applies to a U.S. Holder of Biovail common shares who for the purposes of the INCOME TAX ACT (Canada) (the "Canadian Tax Act") at all relevant times:

    - is not, and is not deemed to be, resident in Canada;

    - deals at arm's length with Biovail;

    - holds Biovail common shares as capital property; and

    - does not use or hold and is not deemed to use or hold Biovail common shares in connection with the carrying on of a business in Canada,

    and who, for the purposes of the CANADA-U.S. INCOME TAX CONVENTION (the "Convention") at all relevant times, is resident in the United States.

    Biovail common shares will generally be considered to be capital property to a U.S. Holder for purposes of the Canadian Tax Act unless the U.S. Holder holds Biovail common shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or the U.S. Holder acquired Biovail common shares as part of a transaction considered to be an adventure or concern in the nature of trade. A limited liability company may not be, and a partnership will not be, a U.S. Holder that is resident in the United States for purposes of the Convention.

    This discussion does not apply to a U.S. Holder which is an organization exempt from tax in the United States and described in Article XXI of the Convention, a U.S. Holder which is a "financial institution" as defined in the Canadian Tax Act for purposes of the mark-to-market rules or a U.S. Holder which is a non-resident insurer carrying on an insurance business in Canada and elsewhere.

    This discussion is based on the current provisions of the Canadian Tax Act and the regulations thereunder in force as of the date hereof, the current published administrative policies of Revenue Canada and all specific proposals to amend the Canadian Tax Act and such regulations publicly announced by the Minister of Finance (Canada). This discussion is not exhaustive of all possible Canadian federal income tax consequences and, except for the announced proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, and does not take into account provincial, territorial or foreign tax consequences which may differ significantly from those discussed herein. None of the announced proposals, if enacted in the form proposed, would affect this discussion.

    U.S. HOLDERS OF BIOVAIL COMMON SHARES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE RELATING TO THE TAX CONSEQUENCES TO THEM ARISING FROM THEIR OWN PARTICULAR CIRCUMSTANCES.

    DIVIDENDS.

    Subject to the provisions of the Convention, Canadian withholding tax at a rate of 25% will be payable on dividends paid or credited, or deemed to be paid or credited, by Biovail to a U.S. Holder on Biovail common shares. Under the Convention, the withholding tax rate is generally reduced to 15% or, if the U.S. Holder is a corporation that owns 10% or more of Biovail voting stock, to 5%.

    DISPOSITION OF BIOVAIL COMMON SHARES.

    Upon a disposition or deemed disposition by a U.S. Holder of Biovail common shares, a capital gain (or loss) will generally be realized by the U.S. Holder to the extent that the proceeds of disposition, less costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Biovail common shares to such U.S. Holder. A deemed disposition of Biovail common shares will arise on the death of a U.S. Holder.

    Subject to the provisions of the Convention, capital gains realized by a U.S. Holder on a disposition or deemed disposition of Biovail common shares will not be subject to tax under the Canadian Tax Act unless the Biovail common shares constitute "taxable Canadian property" (as defined in the Canadian Tax
Act) to such U.S. Holder at the time of the disposition or deemed disposition, in which case the capital gains will be subject to tax under the Canadian Tax Act at rates which will approximate those payable by a Canadian resident. Biovail common shares will not be "taxable Canadian property" to a U.S. Holder at the time of a disposition or deemed disposition of such shares unless, at that time, the stock is not listed on a prescribed stock exchange, which includes the New York Stock Exchange, the Nasdaq, the Montreal Exchange and The Toronto Stock Exchange, or, at any time during the five-year period immediately preceding such time, the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length or the U.S. Holder together with such persons, owned or had a interest in or a right to acquire 25% of more of the issued shares of any class or series of shares of capital stock of Biovail.

    Further, under the Convention, a U.S. Holder will not be subject to tax under the Canadian Tax Act on a disposition or deemed disposition of Biovail common shares unless, at the time of the disposition or deemed disposition, the value of the Biovail common shares is derived principally from real property situated in Canada. Biovail believes that the Biovail common shares do not now derive their value principally from real property situated in Canada; however, the determination must be made at the time of the disposition or deemed disposition.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma information reflects the historical consolidated financial statements of Biovail and Fuisz, including their respective subsidiaries, after accounting for the merger as a purchase transaction and adjusting for the receipt of the proceeds from the issuance of 4,400,000 common shares of Biovail pursuant to a registration statement filed on September 21, 1999. You should read the following information together with the historical financial statements of Biovail and Fuisz and all related notes. The historical financial statements of Biovail and Fuisz are incorporated into this proxy statement-prospectus by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 83.

    The unaudited pro forma combined balance sheet was prepared to illustrate the estimated effects of the merger as at June 30, 1999 and for the unaudited pro forma combined statements of operations for the six months ended June 30, 1999 and for the year ended December 31, 1998.

    The information presented on the following pages is not necessarily indicative of the results of operations or financial position that might have occurred had the merger actually closed on the assumed date. The information is also not necessarily indicative of the future results of operations or financial position of Biovail. The information does not include any adjustments to historical results relating to cost savings or changes in business strategies that may result from the merger.

    Based upon the terms of the merger agreement, and the resulting attributes of the merger, the pro forma combined statements have been prepared in accordance with Canadian GAAP using the purchase method of accounting for the merger which is consistent in all material respects with the method expected to be used under U.S. GAAP, except as indicated in Note 6. The unaudited pro forma combined financial information of Biovail presented is derived from a combination of Fuisz financial information, which is prepared in accordance with U.S. GAAP, and Biovail financial information, which is prepared in accordance with Canadian GAAP. With respect to Fuisz's financial information, the material differences between U.S. GAAP and Canadian GAAP have been adjusted in the preparation of the unaudited pro forma combined financial information of Biovail.

    The balance sheets and statements of operations of Biovail and Fuisz have been summarized and reclassified so that they may be presented on a consistent basis for purposes of the unaudited pro forma combined financial information of Biovail. The pro forma combined balance sheet as at June 30, 1999 gives effect to the transactions set out in the merger agreement, more fully described in
Note 2, as though they had occurred on June 30, 1999. The pro forma combined statements of operations for the six months ended June 30, 1999 and the year ended December 31, 1998 give effect to these transactions as if they had occurred on January 1, 1998.

    The allocation of the aggregate purchase price reflected in the unaudited pro forma combined financial information of Biovail is preliminary. The actual purchase price allocation to reflect the fair values of assets acquired and liabilities assumed will be based upon management's evaluation of such assets and liabilities following the effective time and, accordingly, the adjustments that have been included will change based upon the final allocation of the total purchase price. Such allocation may differ significantly from the preliminary allocation included herein.

                       BIOVAIL CORPORATION INTERNATIONAL
                        PRO FORMA COMBINED BALANCE SHEET
                              AS AT JUNE 30, 1999
                                  (UNAUDITED)

                                                                                             CANADIAN GAAP
                                                                                 -------------------------------------
                                                                                         PRO FORMA ADJUSTMENTS           U.S. GAAP
                                                                                 -------------------------------------  ------------
                                                                                    GAAP       PRO FORMA    PRO FORMA    PRO FORMA
                                      NOTES      BIOVAIL     FUISZ    SUBTOTAL   DIFFERENCES  ADJUSTMENTS   COMBINED    COMBINED(1)
                                      -----     ---------  ---------  ---------  -----------  -----------  -----------  ------------
                                                                     (THOUSANDS OF U.S. DOLLARS)
ASSETS
Current
  Cash & marketable securities...         2.3   $  86,358  $  16,119  $ 102,477                $ (12,000)   $ 251,411    $  251,411
                                          2.1                                                    (75,565)
                                          2.2                                                      1,238
                                         2.13                                                    235,261
  Accounts Receivable............         2.7      36,521     14,200     50,721                   (1,679)      49,042        49,042
  Inventories....................                  15,199      5,906     21,105                                21,105        21,105
  Executive stock purchase plan
    loans........................                   3,025         --      3,025                                 3,025         3,025
  Deposits and prepaid
    expenses.....................                   3,264         --      3,264                                 3,264         3,264
  Other assets...................                      --      2,057      2,057                                 2,057         1,869
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------
                                                  144,367     38,282    182,649          --      147,255      329,904       329,716
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------
Long-term investments............                  10,055                10,055                                10,055         8,542
Restricted cash..................                             11,394     11,394                                11,394        11,394
Capital assets, net..............                  25,464     25,187     50,651                                50,651        50,651

Intangible assets, net
  Purchased in-process research &
    development..................        2.11          --         --         --          --      117,761      117,761            --
  Goodwill and other
    intangibles..................         2.4      24,578     46,291     70,869                  (46,291)      24,578        24,578
                                         2.11                                                     84,254       84,254        84,254
  Deferred financing costs.......         2.6       4,494      2,080      6,574                   (2,080)       4,494         4,494
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------
                                                   29,072     48,371     77,443          --      153,644      231,087       113,326
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------
Other long-term assets...........                              2,017      2,017                                 2,017         2,017
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------
                                                $ 208,958  $ 125,251  $ 334,209   $      --    $ 300,899    $ 635,108    $  515,646
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------
LIABILITIES
Current
  Accounts payable...............               $   7,300  $   8,143  $  15,443                             $  15,443    $   15,443
  Accrued liabilities............                   5,561      8,242     13,803                                13,803        19,229
  Income taxes payable...........                   1,293                 1,293                                 1,293         1,293
  Customer prepayments...........                  16,126      1,025     17,151                                17,151        17,151
  Current portion of long-term
    debt and line of credit......         2.5         751      2,541      3,292          --       75,000       78,292        78,292
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------
                                                   31,031     19,951     50,982          --       75,000      125,982       131,408
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------
Long-term debt...................         2.9     125,856     88,247    214,103     (11,052)                  139,103       139,103
                                          2.9                                         2,062
                                          2.5                                                    (66,010)
Other long-term liabilities......                      --      1,375      1,375                                 1,375         1,375
Shareholders' Equity.............         2.1      52,071     15,678     67,749                   78,650      368,648       243,760
                                         2.10                                                    (24,668)
                                          2.2                                                      2,666
                                          2.9                                        11,052
                                          2.9                                        (2,062)
                                         2.13                                                    235,261
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------
                                                $ 208,958  $ 125,251  $ 334,209          --    $ 300,899    $ 635,108    $  515,646
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------
                                                ---------  ---------  ---------  -----------  -----------  -----------  ------------

------------------------
(1) Refer to Note 6 of the pro forma combined financial statements for a reconciliation between Canadian and U.S. GAAP.

                       BIOVAIL CORPORATION INTERNATIONAL
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

                                                                                            CANADIAN GAAP
                                                                                -------------------------------------
                                                                                        PRO FORMA ADJUSTMENTS           U.S. GAAP
                                                                                -------------------------------------  ------------
                                                                                   GAAP       PRO FORMA    PRO FORMA    PRO FORMA
                                    NOTES      BIOVAIL     FUISZ     SUBTOTAL   DIFFERENCES  ADJUSTMENTS   COMBINED    COMBINED(1)
                                    -----     ---------  ----------  ---------  -----------  -----------  -----------  ------------
                                                       (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE FIGURES)
Revenue
  Product Sales................               $  37,541  $   21,007  $  58,548   $      --    $      --    $  58,548    $   58,548
  Research and development.....                  15,352       1,051     16,403                                16,403        16,403
  Royalty, licensing fees and
    other......................                  11,502      13,817     25,319                                25,319        25,319
                                              ---------  ----------  ---------       -----   -----------  -----------  ------------
                                                 64,395      35,875    100,270          --           --      100,270       100,270
                                              ---------  ----------  ---------       -----   -----------  -----------  ------------
Expenses
  Cost of goods sold...........                  12,861      12,751     25,612                                25,612        25,612
  Research and development.....                  11,783      12,385     24,168                                24,168        24,168
  Selling, general and
    administrative.............                  12,525      12,639     25,164                                25,164        27,223
  Amortization of goodwill,
    in-process research &
    development, and other
    intangibles................        2.12         105       2,817      2,922                    3,965        6,887         2,962
  Other operating expense......                      --       5,711      5,711          --                     5,711         5,711
                                              ---------  ----------  ---------       -----   -----------  -----------  ------------
                                                 37,274      46,303     83,577          --        3,965       87,542        85,676
                                              ---------  ----------  ---------       -----   -----------  -----------  ------------
Operating income (loss)........                  27,121     (10,428)    16,693          --       (3,965)      12,728        14,594
Interest expense, net..........         2.9      (5,449)     (2,606)    (8,055)       (737)                   (8,792)       (8,055)
Foreign currency loss..........                      --      (1,683)    (1,683)                               (1,683)       (1,683)
                                              ---------  ----------  ---------       -----   -----------  -----------  ------------
Income (loss) before income
  taxes........................                  21,672     (14,717)     6,955        (737)      (3,965)       2,253         4,856
Provision for (recovery of)
  income taxes.................                   1,308        (154)     1,154                                 1,154         1,154
                                              ---------  ----------  ---------       -----   -----------  -----------  ------------
Net income (loss)..............               $  20,364  $  (14,563) $   5,801   $    (737)   $  (3,965)   $   1,099    $    3,702
                                              ---------  ----------  ---------       -----   -----------  -----------  ------------
                                              ---------  ----------  ---------       -----   -----------  -----------  ------------
Net earnings (loss) per
  share........................               $    0.83              $    0.22                             $    0.04    $     0.12
Weighted average number of
  common shares outstanding....                  24,534                 25,921                                30,321        30,321

------------------------

(1) Refer to Note 6 of the pro forma combined financial statements for a reconciliation between Canadian and U.S. GAAP.

                       BIOVAIL CORPORATION INTERNATIONAL
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                                           CANADIAN GAAP
                                                                                ------------------------------------
                                                                                       PRO FORMA ADJUSTMENTS           U.S. GAAP
                                                                                ------------------------------------  ------------

                                                                                   GAAP       PRO FORMA   PRO FORMA    PRO FORMA
                                   NOTES      BIOVAIL     FUISZ      SUBTOTAL   DIFFERENCES  ADJUSTMENTS   COMBINED   COMBINED(1)
                                   -----     ---------  ----------  ----------  -----------  -----------  ----------  ------------
                                                             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE FIGURES)
Revenue
  Product Sales...............               $  69,154  $   47,898  $  117,052   $      --    $      --   $  117,052   $  117,052
  Research and development....                  32,070       4,334      36,404                                36,404       36,404
  Royalty, licensing fees and
    other.....................                  11,612       8,987      20,599                                20,599       20,599
                                             ---------  ----------  ----------  -----------  -----------  ----------  ------------
                                               112,836      61,219     174,055          --           --      174,055      174,055
                                             ---------  ----------  ----------  -----------  -----------  ----------  ------------
Expenses
  Cost of goods sold..........                  28,542      27,924      56,466                                56,466       56,466
  Research and development....                  17,490      24,058      41,548                                41,548       41,548
  Selling, general and
    administrative............                  17,455      24,052      41,507                                41,507       45,349
  Amortization of goodwill,
    in-process research &
    development, and other
    intangibles...............        2.12         204       5,430       5,634                    8,133       13,767        5,916
                                             ---------  ----------  ----------  -----------  -----------  ----------  ------------
                                                63,691      81,464     145,155          --        8,133      153,288      149,279
                                             ---------  ----------  ----------  -----------  -----------  ----------  ------------
Operating income (loss).......                  49,145     (20,245)     28,900          --       (8,133)      20,767       24,776
Interest expense, net.........         2.9      (1,702)     (4,145)     (5,847)     (1,136)                   (6,983)      (5,847)
Other income..................         2.8                                             341                       341           --
Foreign currency gain.........                      --       1,172       1,172                                 1,172        1,172
                                             ---------  ----------  ----------  -----------  -----------  ----------  ------------
Income (loss) before income
  taxes.......................                  47,443     (23,218)     24,225        (795)      (8,133)      15,297       20,101
Provision for income taxes....                   2,024         361       2,385                                 2,385        2,385
                                             ---------  ----------  ----------  -----------  -----------  ----------  ------------
Net income (loss).............               $  45,419  $  (23,579) $   21,840   $    (795)   $  (8,133)  $   12,912   $   17,716
                                             ---------  ----------  ----------  -----------  -----------  ----------  ------------
                                             ---------  ----------  ----------  -----------  -----------  ----------  ------------
Net earnings per share........               $    1.70              $     0.78                            $     0.40   $     0.55
Weighted average number of
  common shares outstanding...                  26,641                  28,028                                32,428       32,428

------------------------

(1) Refer to Note 6 of the pro forma combined financial statements for a reconciliation between Canadian and U.S. GAAP.

                       BIOVAIL CORPORATION INTERNATIONAL
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
   (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE FIGURES AND UNLESS OTHERWISE
                                    STATED)

1.  BASIS OF PRESENTATION

    The accompanying pro forma statements have been prepared by the management of Biovail based on the unaudited consolidated financial statements of Biovail as at and for the six months ended June 30, 1999 and for the year ended December 31, 1998, respectively, and the unaudited consolidated financial statements of Fuisz as at and for the six months ended June 30, 1999 and for the year ended December 31, 1998, adjusted to reflect classifications consistent with the presentation adopted by Biovail. The accounting policies used in the preparation of the pro forma statements are those disclosed in Biovail's audited and unaudited consolidated financial statements. The unaudited consolidated financial statements of Fuisz have been prepared in accordance with U.S. GAAP, and any material differences between Canadian GAAP and U.S. GAAP have been adjusted.

    In the opinion of the management of Biovail these pro forma statements include all adjustments necessary for a fair presentation of pro forma financial statements.

    The pro forma statements have been prepared using the purchase method of accounting for the merger in accordance with Canadian GAAP. A pro forma reconciliation is included at Note 6 reconciling to U.S. GAAP.

    The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their respective fair values. The allocation of the aggregate purchase price reflected in the pro forma statements is preliminary and is based upon Biovail's closing share price of $58.625 on July 23, 1999, the business day immediately prior to announcement of the transaction. The actual purchase allocation to reflect the fair values of the assets acquired and liabilities assumed will be based upon management's evaluation of such assets and liabilities and, accordingly, the adjustments that have been included in the pro forma statements will change based upon the final allocation of the total purchase price. Such allocation may differ significantly from the preliminary allocation included herein. In addition, a significant difference between the Canadian GAAP and the U.S. GAAP calculation of the total purchase price may result. Under Canadian GAAP, the non-cash portion of the purchase price will be based on the average of the daily closing price of Biovail's stock on the New York Stock Exchange for the fifteen trading days ending on the date immediately prior to the second full trading day immediately preceding the closing date. Under U.S. GAAP, the purchase price is determined based on the period surrounding the announcement date.

    The pro forma statements also are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results, which may be obtained in the future. In preparing these pro forma statements, no adjustments have been made to reflect transactions which have occurred since the dates indicated or to reflect the operating benefits and general and administrative cost savings expected to result from combining the operations of Biovail and Fuisz.

    The pro forma statements should be read in conjunction with the description of the merger in this proxy statement-prospectus, the unaudited and audited consolidated financial statements of Biovail as at and for the six months ended June 30, 1999 and for the year ended December 31, 1998, respectively, and notes thereto, incorporated by reference in this proxy statement-prospectus, and the unaudited and audited consolidated financial statements for Fuisz as at and for the six month period ended June 30, 1999 and for the year ended December 31, 1998, respectively, and notes thereto, also incorporated by reference in this proxy statement-prospectus.

2   PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

    The pro forma statements incorporate the following assumptions:

       - Completion of the transactions contemplated by the merger agreement, as more fully described elsewhere herein, resulting in the combination of the businesses of Biovail and Fuisz.

       - Absence of any material transactions by, or changes in operations of Biovail and Fuisz subsequent to June 30, 1999 other than as described elsewhere in this proxy statement-prospectus.

       - Issuance of 4,400,000 common shares of Biovail pursuant to a registration statement filed on September 21, 1999.

       - Management has commenced merger related planning activities and is not yet in a position to estimate merger related restructuring and integration costs, related to Biovail or Fuisz operations. These pro forma combined financial statements do not reflect the costs of any such plans.

    These pro forma statements give effect to the following assumptions and adjustments as if they had occurred on June 30, 1999 in respect of the pro forma consolidated balance sheet and on January 1, 1998 in respect of the pro forma consolidated statements of operations:

    These pro forma financial statements do not give effect to the consulting agreement between Dr. Fuisz and Biovail as Biovail expects that the incremental costs associated with the consulting agreement will be more than offset by known cost reductions in Fuisz due to reductions in executive positions which Biovail does not intend to replace.

    TRANSACTIONS GIVING EFFECT TO THE MERGER AND AGREEMENTS RELATED THERETO

2.1 The cash payment of $75,565 for 10,795,054 common shares of Fuisz, representing 49% of the shares of Fuisz common stock outstanding at July 25, 1999, at $7.00 per share.

    The issuance by Biovail of 1,341,539 common shares with a pro forma value of $78,650 in exchange for the remaining 11,235,669 outstanding shares of Fuisz common stock as of July 25, 1999, after deducting 10,795,054 shares of common stock acquired for cash of $75,565, on the basis of an exchange ratio of 0.1194 of a common share of Biovail for each one share of Fuisz common stock.

2.2 Fuisz Stock Options

    All options issued by Fuisz as at July 25, 1999, which have not been exercised within five business days of the approval of the Merger Agreement, will be terminated immediately prior to the Effective Time. For purposes of these pro-forma financial statements, it is estimated that the maximum number of common shares that will be purchased as a result of the option exercises, is 380,891, which represents the number of options, as at June 30, 1999, whose exercise price was lower than the exchange ratio times the market price of a Biovail common share at that date.

    These pro-forma financial statements assume that Fuisz will receive cash of $1,238 from the exercise of the 380,891 options. Following this exercise, it is assumed that Biovail will issue 45,478 common shares based on an exchange ratio of 0.1194 Fuisz common shares for each Biovail common share valued at $58.625 per Biovail common share. The difference of $1,428, between the fair value of the Biovail common shares issued of $2,666 and the assumed proceeds of $1,238, forms part of the purchase price allocation.

2.3 To record the estimated costs of $12,000 associated with the transaction, which will be included as a cost of the acquisition.

2.4 To eliminate Fuisz intangible assets of $46,291 prior to the allocation of the purchase price of Biovail.

2.5 To reclassify as a current liability the long-term portion of the Fuisz 7% Convertible Subordinated Debentures due October 15, 2004, outstanding at June 30, 1999, which will become payable, at the option of the holder, on completion of the merger, at its face amount of $75,000 plus accrued interest.

    The difference of $8,990 between the $66,010 carrying value at June 30, 1999 and the $75,000 face value has been included as a cost of the acquisition.

2.6 To include as a cost of the acquisition the remaining unamortized deferred financing costs of $2,080 as at June 30, 1999 in respect of the 7% Convertible Subordinated Debentures due October 15, 2004, as the Company expects to be required to repay these debentures following the merger.

2.7 To adjust for a $1,679 contract receivable that in Biovail management's estimation is not collectible.

    GENERALLY ACCEPTED ACCOUNTING PRINCIPLE ("GAAP") DIFFERENCES

2.8 Under U.S. GAAP, unrealized gains and losses on Fuisz's available for sale securities are recorded as a component of comprehensive income. Under Canadian GAAP, unrealized gains and losses on marketable securities that are not subject to significant price risk are recorded as a component of net income (loss).

2.9 Under Canadian GAAP the value of the holder conversion option relating to the $75,000 Fuisz 7% Convertible Subordinated Debentures would be recorded as a permanent addition to shareholders' equity. The fair value of this option at October 22, 1997 (date of issuance), as determined under an option pricing model, was $11,052. Under Canadian GAAP, this amount is amortized on a yield basis to interest expense (six months to June 30, 1999--$737; 1998--$1,136; 1997--$189) with a corresponding accretion in the principal outstanding of long-term debt.

    ADJUSTMENTS TO RECORD THE PURCHASE

2.10 To eliminate on consolidation the stockholders' equity attributable to Fuisz common stock in the amount of $15,678 and taking into consideration the cumulative Canadian GAAP adjustment of $8,990 described in (2.9) above.

2.11 To allocate the aggregate purchase price to Fuisz' net assets, in accordance with the purchase method of accounting as follows:

Common shareholders' equity acquired before adjustments...................  $  15,678
Equity portion of convertible subordinated debentures, as noted in 2.9....     11,052
Accretion charged to income, as noted in 2.9..............................     (2,062)
                                                                            ---------
Common shareholders' equity acquired, as noted in 2.10....................     24,668
Fuisz's goodwill and other intangibles, as noted in 2.4...................    (46,291)
Write-off of deferred financing costs, as noted in 2.6....................     (2,080)
Cost of Fuisz stock options, as noted in 2.2..............................     (1,428)

Unamortized value of holder conversion option, as noted in 2.5............     (8,990)
Contract receivable, as noted in 2.7......................................     (1,679)
                                                                            ---------
Pro forma fair value of net tangible assets acquired......................    (35,800)
                                                                            ---------
Shares purchased for cash, as noted in 2.1................................     75,565
Fair value of shares to be issued, as noted in 2.1........................     78,650
Estimated acquisition costs, as noted in 2.3..............................     12,000
                                                                            ---------
Total purchase price......................................................    166,215
                                                                            ---------
Excess of purchase price over fair value of net tangible assets acquired................................................................  $ 202,015
                                                                            ---------
                                                                            ---------
Allocation of purchase price in excess of fair value of net tangible assets acquired:
Purchased in-process research and development.............................  $ 117,761
Goodwill..................................................................     74,254
Other intangibles.........................................................     10,000
                                                                            ---------
                                                                            $ 202,015
                                                                            ---------
                                                                            ---------

    The allocation of purchase price in excess of fair value of net tangible assets acquired represents estimates based on preliminary information and analysis.

2.12 To record the incremental cost of amortization of goodwill, in-process research and development ("IPR&D"), and other intangibles arising from the merger, over amortization expense previously recorded by Fuisz (June 30, 1999--$6,782 less $2,817; December 31, 1998--$13,563 less $5,430).

    Each category of intangible assets (goodwill, IPR&D and other intangibles) will be amortized over the useful life, which on a preliminary basis has been estimated by Biovail as follows:

Goodwill                  20 years, straight-line basis
IPR&D                     15 years, straight-line basis
Other intangibles         5 years, straight-line basis

    The impact on the pro forma net loss of the total incremental amortization was a charge of $3,965 ($0.15 per share) for the six months ended June 30, 1999 and $8,133 ($0.29 per share) for the year ended December 31, 1998. The actual amortization of goodwill arising from the transaction, will take place subsequent to the Effective Date.

SHARE OFFERING

2.13 Adjustment to record the issuance of 4,400,000 common shares of Biovail pursuant to a registration statement filed on September 21, 1999, for assumed net proceeds of $235,261.

3.  SHAREHOLDER'S EQUITY AND COMMON SHARES

    The components of the pro forma shareholders' equity section as at June 30, 1999 are:

                                                                                  PRO FORMA    PRO FORMA
                                                           BIOVAIL     FUISZ     ADJUSTMENTS    COMBINED
                                                          ---------  ----------  -----------  ------------
Common Shares................................  2.1        $  21,019  $      225   $  78,650    $  337,596
                                               2.10                                    (225)
                                               2.2                                    2,666
                                               2.13                                 235,261
Additional paid-in capital...................  2.10                     108,972    (108,972)
Warrants.....................................                 8,244       2,300      (2,300)        8,244
Retained earnings (accumulated deficit)......  2.10          22,059     (86,880)     86,880        22,059
Treasury stock, at cost......................  2.10                      (5,565)      5,565
Cumulative translation adjustment............  2.10             749      (3,374)      3,374           749
                                                          ---------  ----------  -----------  ------------
                                                          $  52,071  $   15,678   $ 300,899    $  368,648
                                                          ---------  ----------  -----------  ------------
                                                          ---------  ----------  -----------  ------------

    The pro forma number of common shares outstanding after giving effect to the transaction is:

Biovail shares outstanding at June 30, 1999.............................  24,352,019
Fuisz shares outstanding at July 25, 1999 subject to conversion of equivalent Biovail shares as noted in 2.1 (11,235,669 X 0.1194).......  1,341,539
Fuisz stock options exercised and converted to equivalent Biovail shares
  as noted in 2.2 (380,891 X 0.1194)....................................     45,478
Biovail shares issued pursuant to registration statement................  4,400,000
                                                                          ---------
Pro forma common shares outstanding.....................................  30,139,036
                                                                          ---------
                                                                          ---------

4.  ITEMS NOT ADJUSTED

    The pro forma statements do not reflect any operating efficiencies, cost savings and other benefits, or merger related expenses anticipated by Biovail's management as a result of the merger.

    The pro forma statements do not reflect the additional funds required to finance the operating activities of Fuisz and to pay certain liabilities of Fuisz which may become payable on the Effective Date. The additional funds are expected to be raised from cash provided by existing operations, new banking facilities being negotiated or by way of a share or bond offering.

5.  PER SHARE INFORMATION

    The pro forma calculation of earnings (loss) per common share, basic and diluted, was based on the weighted average number of common shares outstanding during the period as calculated below:

                                                                        PRO FORMA          PRO FORMA
                                                                      COMBINED FOR         COMBINED
                                                                    SIX MONTHS ENDED    FOR YEAR ENDED
                                                                      JUNE 30, 1999    DECEMBER 31, 1998
                                                                    -----------------  -----------------
Biovail weighted average shares outstanding.......................       24,534,000         26,641,000
Fuisz average shares outstanding as noted in 2.1, converted to
  equivalent Biovail shares (0.1194 exchange ratio)...............        1,341,539          1,341,539
Fuisz options exercised and converted to equivalent Biovail shares
  as noted in 2.2 (0.1194 exchange ratio).........................           45,478             45,478
Biovail shares issued pursuant to registration statement..........        4,400,000          4,400,000
                                                                    -----------------  -----------------
Total.............................................................       30,321,017         32,428,017
                                                                    -----------------  -----------------
                                                                    -----------------  -----------------

6.  RECONCILIATION OF PRO FORMA RESULTS REPORTED UNDER CANADIAN GAAP WITH U.S.
    GAAP

    Biovail's accounting policies are consistent in all material aspects with U.S. GAAP with the following exceptions:

                                                                    SIX MONTHS ENDED     YEAR ENDED
PRO FORMA NET INCOME RECONCILIATION                                  JUNE 30, 1999    DECEMBER 31, 1998
------------------------------------------------------------------  ----------------  -----------------
Net income--Canadian GAAP.........................................     $    1,099         $  12,912

Adjustments:
  Purchased in-process research and development(i)................          3,925             7,851
  Reversal/(Write off) of product launch costs(ii)................            238              (426)
  Collection of warrant receivable(iii)...........................         (1,397)           (1,179)
  Compensation cost for employee stock options(iv)................           (900)           (2,237)
  Reversal of amortization of conversion option(v)................            737             1,136
  Unrealized gain on marketable securities(vi)....................             --              (341)
                                                                          -------           -------
Net income--U.S. GAAP(i)..........................................     $    3,702         $  17,716
                                                                          -------           -------
                                                                          -------           -------
Net earnings per common share--U.S. GAAP(i)
  Basic...........................................................     $     0.12         $    0.55
  Diluted.........................................................     $     0.12         $    0.52

Net earnings per Fuisz equivalent share--U.S. GAAP(i)(vii)
  Basic...........................................................     $     0.01         $    0.07
  Diluted.........................................................     $     0.01         $    0.06

Common share effect of GAAP differences in period.................     $     0.09         $    0.15

------------------------

    (i)  In process research and development.

       For the purpose of reporting under U.S. GAAP, companies are required to immediately write-off IPR&D. Under Canadian GAAP, IPR&D would have been capitalized and amortized over its useful life of fifteen years. For the six months ended June 30, 1999, under Canadian GAAP amortization of IPR&D was $3,925 and for the year ended December 31, 1998 was $7,851. Under U.S. GAAP, the IPR&D of $117,761 is written off immediately but has not been reflected in the reconciliation above. The allocation of IPR&D represents estimates based on preliminary information and analysis.

    (ii) For the purpose of reporting under U.S. GAAP, companies are required to write off certain product launch and advertising costs incurred during the year. The adjustment represents the portion of the product launch and advertising costs currently expensed under Canadian GAAP which have been previously written off under U.S. GAAP.

    (iii) For the purpose of reporting under U.S. GAAP, companies are required to record in paid-up capital an amount equal to the proceeds attributable to warrants as determined at the time of their issuance, along with an offsetting contra equity account, "Warrant subscription receivable". The contra account would be amortized over the life of the warrants. Under Canadian GAAP, the offsetting amount was recorded as an immediate reduction in retained earnings.

    (iv) For the purpose of reporting under U.S. GAAP, companies are required to account for the compensation expense arising from certain employee stock option plans under the provisions of Accounting Principles Board Opinion No.25. No such expense is required to be determined under Canadian GAAP.

    (v) For the purpose of reporting under U.S. GAAP, the value of the holder conversion option relating to convertible debentures is recorded as a component of the underlying debt instrument. Under Canadian GAAP, this value is recorded as a permanent addition to shareholders' equity. This amount is amortized on a yield basis to interest expense with a corresponding accretion in the principal outstanding of long-term debt.

    (vi) For the purpose of reporting under U.S. GAAP, unrealized gains and losses on Fuisz's available for sale securities are recorded as a component of comprehensive income. Under Canadian GAAP, such gains and losses are recorded as a component of net income.

    (vii) Equivalent per share data in respect of Fuisz common stock has been calculated by multiplying the Biovail per common share pro forma amounts by the exchange ratio of 0.1194.

    BALANCE SHEETS

    As at June 30, 1999, there were no material differences between balance sheet amounts calculated under Canadian GAAP and those calculated under US GAAP with the exception of IPR&D as discussed in (i) above, the product launch and advertising cost as discussed in (ii) above, the warrant subscription receivable as discussed in (iii) above, the warrant subscription receivable as discussed in (iii) above, the compensation cost for employee stock options as discussed in (iv) above, the amortization of the holder conversion option as discussed in (v) above, and the unrealized gain (loss) on investment available for sale as discussed in (vi) above.

    Pro forma shareholders' equity under U.S. GAAP as at June 30, 1999 consists of:

Share capital                                                    $ 337,596
Warrants.......................................................      8,244
Warrants subscription receivable...............................     (4,918)
Deficit........................................................    (96,398)
Other comprehensive loss.......................................       (764)
                                                                 ---------
                                                                 $ 243,760
                                                                 ---------
                                                                 ---------

                      DESCRIPTION OF BIOVAIL CAPITAL STOCK

    The following includes information concerning our common shares, based on Canadian law and a summary of certain provisions of the articles of amalgamation and by-laws, each as amended. This information and summary do not purport to be complete and are qualified in their entirety by reference to the full articles of amalgamation, copies of which have been filed as exhibits to the registration statement of which the proxy statement-prospectus forms a part.

GENERAL

    Our authorized capital stock consists of 120,000,000 common shares and an unlimited number of class A special shares (the "Special Stock"). As of the close of business on September 17, 1999, there were no shares of Special Stock issued or outstanding. As of the close of business on September 17, 1999, there were 24,243,812 common shares issued, of which none were owned by us or our wholly-owned subsidiaries. We have no shares of capital stock reserved for issuance. As of September 17, 1999 there were options outstanding for 2,305,892 common shares under our stock option plan. There are warrants outstanding for 3,737,500 of our common shares which we issued in connection with the initial public offering of Intelligent Polymers. The exercise price for the common shares under the warrants is $40.00 per share and the warrants are exercisable from October 1, 1999 through September 30, 2002. On September 21, 1999, Biovail filed a registration statement in respect of the issuance of 4,400,000 common shares. We expect to complete this offering in October 1999.

CAPITAL STOCK

    Each holder of common shares is entitled to one vote per share, which may be given in person or by proxy, in the election of directors of Biovail and on all other matters submitted to a vote of our shareholders. The holders of common shares are entitled to share pro rata in any dividends declared by our board of directors out of funds legally available therefor, subject to preferential rights of the class A special shares. In the event of liquidation, dissolution or winding up, whether voluntary or involuntary, of Biovail, the holders of common shares are entitled to receive all of our assets remaining after the payment of all of our liabilities, subject to the preferential right of the class A special shares or any other shares which may rank prior to the common shares. There are no preemptive or conversion rights, and the common shares are not subject to redemption. All common shares now outstanding and to be outstanding upon exercise of the warrants are, and will be, fully paid and non-assessable.

    Our by-laws provide for certain of the rights of our shareholders in accordance with statutory guidelines of the Business Corporations Act (Ontario) which provide that such by-laws may be amended by a majority vote of the shareholders or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of the shareholders whereupon the by-law amendment must be confirmed, confirmed as amended or repealed by a majority vote of the shareholders.

    Shareholders do not have cumulative voting rights for the election of directors. Therefore, the holders of more than 50% of the shares voting for the election of directors could, if they choose to do so, elect all of the directors and, in such event, the holders of the remaining shares would not be able to elect any director.

    While the payment of dividends rests within the discretion of the board of directors, we presently intend to retain all earnings, if any, in the foreseeable future for use in the development of our business.

    ChaseMellon Shareholder Services, LLC and CIBC Mellon Trust Company are the principal transfer agents and registrars for the common shares in the U.S. and Canada, respectively.

    There is no provision in our articles or by-laws that would have the effect of delaying, deferring or preventing a change in control in Biovail or that would operate only with respect to an extraordinary corporate transaction involving Biovail, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets or liquidation. However, certain special requirements apply to the acquisition by a non-Canadian of control of a Canadian business.

CLASS A SPECIAL SHARES

    The class A special shares may be issued from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions, including, without limitation, the rate or amount of dividends or the method of calculating dividends, the dates of payment, the redemption, purchase and/or conversion, and any sinking fund or other provisions, subject to regulatory approval, if applicable, which the board of directors determines by resolution. The class A special shares rank prior to the common shares with respect to payment of dividends and distributions in the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, of Biovail. The class A special shares of any series may also be given such other preferences, not inconsistent with our articles, over the common shares and any other shares ranking junior to such class A special shares as may be fixed by the directors. The class A special shares of any series may be made convertible into common shares. Unless the directors otherwise determine, or except as otherwise required by law, the holder of each share of a series of class A special shares shall not be entitled to vote at any meeting of shareholders.

    No class A special shares have been created or issued.

       COMPARATIVE RIGHTS OF FUISZ STOCKHOLDERS AND BIOVAIL SHAREHOLDERS

COMPARATIVE RIGHTS OF FUISZ STOCKHOLDERS AND BIOVAIL SHAREHOLDERS

    Following the merger, the stockholders of Fuisz, a Delaware corporation, will become shareholders of Biovail, an Ontario corporation. The following is a summary of certain material differences between the current rights of Fuisz stockholders and Biovail shareholders. These differences arise from differences between the DGCL and the Business Corporations Act (Ontario), R.S.O. 1990, C.B. 16, as amended (the "OBCA"), and between Biovail's articles and by-laws and the Fuisz certificate and Fuisz by-laws. As Biovail is a reporting issuer in Canada, it is also subject to the securities legislation of each Canadian province and territory, as amended from time to time, and the rules, regulations, blanket orders and orders having application to Biovail and forms made or promulgated under the foregoing legislation, and the policies, bulletins and notices of regulatory authorities administering such legislation. The following summary does not purport to be a complete description of the rights of stockholders of Fuisz and shareholders of Biovail under, and is qualified in its entirety by reference to, the DGCL, the OBCA, the relevant provisions of Delaware and Ontario law, the Fuisz certificate and Fuisz by-laws and the Biovail articles and the Biovail by-laws. For information as to where the governing instruments of Fuisz and Biovail may be obtained, see "WHERE YOU CAN FIND MORE INFORMATION."

AUTHORIZED SHARE CAPITAL

    The authorized share capital of Fuisz currently consists of 50,000,000 shares of common stock, $.01 par value per share.

    The authorized share capital of Biovail currently consists of 120,000,000 common shares and an unlimited number of Class A Special shares, issuable in one or more series.

SHAREHOLDER VOTING RIGHTS

    Under the DGCL, each stockholder is entitled to one vote per share unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. Under the Fuisz certificate and Fuisz by-laws, holders of Fuisz common stock are entitled to one vote per share on all matters, and cumulative voting is not permitted. A quorum for a meeting of stockholders consists of a majority of the shares entitled to vote, unless otherwise required by law.

    Under Ontario law and the Biovail articles, holders of common shares are entitled to one vote per share, either in person or by proxy, on each matter to be voted on at shareholder meetings. Under Ontario law, unless the by-laws otherwise provide, voting at a meeting of shareholders shall be by a show of hands except where a ballot is demanded, either before or after the vote, by a shareholder or proxyholder entitled to vote at the meeting. The Biovail by-laws provide for voting by a show of hands except where a ballot is demanded. On a vote by a show of hands, every shareholder or proxyholder present has one (1) vote. On a vote by a ballot, every shareholder or proxyholder present has one
(1) vote for each share registered in his or her name or in the name of the shareholder he or she represents. Accordingly, if no shareholder or proxyholder requests to vote by ballot on a contentious matter at a meeting of shareholder, those shareholders or proxyholders who attend the meeting can control the vote despite the fact that they would not control the vote if the vote had been taken by ballot.

    Under Ontario law, unless the by-laws otherwise provide, the holders of a majority of the shares entitled to vote at a meeting of shareholders, present in person or by proxy, constitute a quorum. The quorum requirement in the Biovail by-laws for the transaction of business at a meeting of shareholders, other than the appointment of the chairman of the meeting and the adjournment of the meeting, is at least two persons holding or representing by proxy not less than 51% of the shares entitled to vote at the meeting. Cumulative voting is only permitted in the election of directors, if the articles of a corporation provide for it. The Biovail articles do not provide for such cumulative voting.

SPECIAL MEETING OF SHAREHOLDERS

    Under the DGCL, a special meeting of stockholders may be called only by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by-laws. The Fuisz by-laws provide that a special meeting of stockholders may be called by the Chairman of the Board, a majority of the members of the board of directors or the President.

    The Fuisz by-laws provide that, except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

    Under the DGCL, the vote of stockholders required to pass a resolution is the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter unless a higher or lower vote is required by the DGCL or a company's certificate of incorporation. Under the DGCL, matters requiring approval by a majority of the outstanding shares entitled to vote include approval of merger, sale, lease or exchange of all or substantially all of the company's property or assets, and amendment to the company's certificate of incorporation.

    Under Ontario law, a special meeting of shareholders may be called by the directors, and the holders of not less than 5 percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may require the directors to call a meeting of shareholders. Biovail is an "offering corporation" within the meaning of the OBCA. Under the OBCA, notice of all meetings of shareholders of an offering corporation must be sent not less than 21 days and not more than 50 days before the meeting to each shareholder entitled to vote at the meeting. Under Ontario law, the directors may, by resolution, fix a time not exceeding 48 hours (excluding Saturdays and holidays) preceding any meeting or adjourned meeting of shareholders before which time proxies to be used at such meeting must be deposited, provided that any period of time so fixed is specified in the notice of meeting. The presence of the provision could make it more difficult for a shareholder not attending a meeting of shareholders in person to vote or change its vote in the period preceding the meeting. The DGCL does not contain a similar provision.

    Under Ontario law, the vote of shareholders required to pass a resolution is typically a majority or two-thirds of the votes cast on the resolution, depending upon the action being voted upon. A "special resolution" is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution. Matters requiring approval by special resolution include amendments to the articles, adoption of an amalgamation agreement, authorizing continuance in another jurisdiction, adopting an arrangement, approving the sale, lease or exchange of substantially all of the corporation's assets, approving certain "going private" transactions, requiring voluntary winding up and authorizing the voluntary dissolution of the corporation. Matters requiring approval by a majority of the votes cast include confirmation, rejection or amendment of by-laws, election of directors, removal of directors, appointment of auditors and fixing the remuneration of the auditors.

PROPOSALS OF SHAREHOLDERS

    Under the Fuisz by-laws, except as otherwise provided by law, at any annual or special meeting of stockholders only such business shall be conducted as shall have been properly brought before such a meeting. In order to be properly brought before the meeting, such business must have been either (A) specified in the written notice of the meeting (or any supplement thereto) given to stockholders of record on the record date for such meeting by or at the direction of the board of directors, (B) brought before the meeting at the direction of the board of directors or the chairman of the meeting or (C) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements. A notice referred to in clause (C) must be delivered personally to or mailed to and received at the principal executive office of the corporation, addressed to the attention of the Secretary, not more than ten (10) days after the date of the initial notice referred to in clause
(A) in the case of business to be brought before a special meeting of stockholders, and not less than thirty (30) days prior to the first anniversary date of the initial notice referred to in clause (A) to the previous year's annual meeting, in the case of business to be brought before an annual meeting of stockholders, provided, however, that such notice shall not be required to be given more than sixty (60) days prior to an annual meeting of stockholders. Such notice referred to in clause (C) shall set forth (1) a full description of each such item of business proposed to be brought before the meeting, (2) the name and address of the person proposing to bring such business before the meeting,
(3) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for meeting (if such date has been made publicly available) and as of the date of such notice, (4) if any item of such business involves nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Securities Act of 1934, as amended, or any successor thereto, and the written consent of each such nominee to serve if elected, and (5) all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934, as amended, or any successor thereto. No business shall be brought before any meeting of stockholders of the corporation otherwise than as provided in the Fuisz by-laws.

    Notwithstanding the foregoing provisions, the board of directors is be obligated to include information as to any nominee for director in any proxy statement or other communication sent to stockholders.

    The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any proposed item of business was not brought before the meeting in accordance with the foregoing procedure and, if he should so determine, he shall so declare to the meeting and the defective item of business shall be disregarded.

    Under Ontario law, any shareholder entitled to vote at a meeting of shareholders may submit to the corporation notice of any proposal to be raised at a shareholders meeting. If the corporation solicits proxies in connection with the meeting, the corporation shall set out the proposal in the management information circular for the meeting provided that: (1) it is submitted at least 60 days before the anniversary of the date of the previous annual meeting (if the proposal is to be raised at an annual meeting) or at least 60 days prior to a meeting other than an annual meeting (if the proposal is to be raised at a meeting other than the annual meeting), (2) it has not been submitted in the last two years and (3) it is not being submitted for an improper purpose. A proposal may include nominations for the election of directors if it is signed by holders of not less than 5% of the voting shares.

CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

    Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any meeting of stockholders may instead be taken without a meeting, without prior notice or a vote if a written consent to the action is signed by holders of outstanding shares of stock having at least the number of votes that would be required to authorize such action at a meeting of stockholders entitled to vote thereon were present and voting. The Fuisz certificate prohibits action by written consent of the stockholders.

    Under the OBCA, except where a written statement is submitted by a director to the corporation in connection with his resignation or proposed removal or replacement, or where representations in writing are submitted by an auditor in connection with the resignation of such auditor or the proposed removal or replacement of such auditor, a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders.

INSPECTION RIGHTS

    The DGCL allows any stockholder to inspect during business hours the stockholder list and the corporation's other books and records for a purpose reasonably related to such person's interest as a stockholder.

    Under the OBCA, a shareholder of a corporation and the shareholder's agents and legal representatives have the right to inspect copies of the following during the usual business hours of the corporation, and to take extracts therefrom free of charge: (1) the articles and by-laws of the corporation, including any amendments, (2) minutes of meetings and resolutions of shareholders, (3) a register setting out the names and residence addresses (while directors) of all present and past directors, with the dates on which each became or ceased to be a director, and (4) a securities register. Applicants who are shareholders of an Ontario corporation, their agents and legal representatives and, where the corporation is an offering corporation, any other person, may require the corporation to furnish a shareholder list to the applicant upon payment of a reasonable fee and delivery of a statutory declaration as to the name and address of the applicant and to the effect that such list will not be used except in connection with an effort to influence voting by shareholders of the corporation, an offer to acquire shares of the corporation or any other matter relating to the affairs of the corporation.

    In addition, under the OBCA, a securityholder of a corporation and, in the case of an offering corporation, the Ontario Securities Commission, may apply to court for an order directing that an investigation be made of a corporation or of any affiliated corporation.

PRE-EMPTIVE RIGHTS

    Unless the certificate of incorporation expressly provides otherwise, stockholders of a Delaware corporation do not have pre-emptive rights. The Fuisz certificate does not provide for pre-emptive rights.

    The OBCA provides that if it is so provided in a corporation's articles, no shares of a class or series shall be issued unless the shares have first been offered to the shareholders of the corporation holding shares of that class or series or of another class or series on such terms as are provided in the articles. The Biovail articles do not provide for any such pre-emptive rights.

DIVIDENDS AND REPURCHASES OF SHARES

    The DGCL permits the payment of dividends on common stock, subject to any restrictions contained in the certificate of incorporation, without stockholders' consent out of a corporation's surplus (the excess of net assets over capital) or out of net profits for the current and preceding fiscal years. If the net assets are diminished to an amount less than the aggregate amount of capital represented by the outstanding stock having a preference on the distribution of assets, then no distribution paid out of net profits shall be made until the deficiency in the amount of capital represented by the preferred shares shall have been repaired. The Fuisz certificate and Fuisz by-laws do not restrict the payment of dividends on the Fuisz common stock.

    Under the DGCL, a corporation may purchase shares of any class of its capital stock or redeem shares of any class or series of preferred stock unless its capital is impaired or would become impaired as a result of such purchase or redemption. However, a purchase or redemption of preferred stock may be made out of the corporation's capital if such shares will be retired upon their acquisition and the capital of the corporation thereby reduced. The Fuisz certificate does not restrict this right.

    Under the OBCA, subject to a corporation's articles, the directors may declare and the corporation may pay a dividend by issuing fully paid shares of the corporation or options or rights to acquire fully paid shares of the corporation and, subject to the solvency test described in the following sentence, a corporation may pay a dividend in money or property. The directors are prohibited from declaring and the corporation is prohibited from paying a dividend if there are reasonable grounds for believing that the corporation is or, after the payment would be unable to pay its liabilities as they become due, or the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes. The OBCA also permits a corporation, subject to its articles, to purchase or otherwise acquire any of its issued shares or warrants, provided that no payment to purchase or otherwise acquire its shares may be made unless, subject to certain specified exceptions, the solvency test described above is satisfied at the time of, and after, such payment.

    Under the OBCA, a corporation may, subject to its articles and to the solvency test mentioned below, redeem or purchase any redeemable shares issued by it at prices not exceeding the redemption price thereof stated in the articles or calculated according to a formula stated in the articles. However, a corporation may not make any payment to purchase or redeem any redeemable shares issued by it if there are reasonable grounds for believing that the corporation is or, after the payment, would be unable to pay its liabilities as they become due, or after the payment, the realizable value of the corporation's assets would be less than the aggregate of its liabilities and the amount that would be required to pay the holders of shares who have a right to be paid, on a redemption or in a liquidation, ratably with or prior to the holders of the shares to be purchased or redeemed.

AUTHORITY TO ISSUE SHARES

    Delaware law provides a corporation the authority to issue the maximum number of shares of its capital stock as authorized in its certificate of incorporation. The certificate of incorporation, and any amendments thereto, require the approval of the corporation's stockholders.

    Ontario law does not require that any maximum number of shares which a corporation has the authority to issue be specified in its articles. The Biovail articles currently authorize the corporation to issue up to 120,000,000 common shares, and an unlimited number of Class A Special shares, issuable in series. The directors may fix the rights, privileges, restrictions and conditions attaching to each series of Class A Special shares, including whether and on what basis such shares are convertible into common shares. The directors may also determine that one or more series of Class A Special shares are voting. Such Class A Special shares may be created and issued by the directors without a shareholder vote. A shareholder's vote might have been required under Delaware law in order to amend a corporation's certificate of incorporation to permit the creation of such shares.

AMENDMENTS TO GOVERNING INSTRUMENTS

    Under the DGCL, any amendment, alteration or repeal of any article of the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon and of a majority of the outstanding stock of each class entitled to vote thereon as a class. If the certificate of incorporation requires a greater vote or the articles being amended, altered or repealed require a greater vote for action by the board of directors or the stockholders, such greater vote is required to alter, amend or repeal such article. The Fuisz certificate does require a greater vote than the DGCL prescribes. The affirmative vote of the holders of at least 67% of the votes which all the stockholders would be entitled to cast at any annual election of directors or class of directors is required to amend or repeal, or to adopt any provision inconsistent with Article tenth, relating to the management of Fuisz, of the Fuisz certificate. Even if not otherwise entitled to vote upon a proposed amendment, the holders of the outstanding shares of any class (or series of any class) are entitled under the DGCL to vote as a class upon such proposed amendment if it would alter the number of authorized shares or par value of the shares of such class (or series) or adversely affect the powers, preferences or special rights of the shares of such class (or series).

    Under the DGCL, the by-laws of a corporation generally may be amended or repealed by the affirmative vote of the holders of a majority of the issued and outstanding stock of the corporation entitled to vote thereon as a class. As permitted by the DGCL, the Fuisz certificate provides that the Fuisz by-laws may be altered, amended or repealed by the Fuisz board of directors.

    Under the OBCA, any change to the articles of a corporation must be approved by special resolution, other than a change in the corporation's name from a number name to a name that is not a number name, and other than, where the directors are authorized by the articles to divide any class of unissued shares into series and to determine the designation, rights, privileges, restrictions and conditions thereof, a change creating such series and fixing such attributes, which changes may be authorized by resolution of the directors. The directors of Biovail are authorized to amend the Biovail articles to create one or more series of Class A Special shares, and to fix the attributes of such shares, without any requirement for prior shareholder approval. If a proposed amendment requires approval by special resolution, the holders of shares of a class (or of a series of a class, if the proposed amendment would affect such series differently from the other series of shares of such class) are entitled to vote separately as a class or series if the proposed amendment affects the class or series as specified in the OBCA, whether or not the class or series otherwise carries the right to vote. Ontario law permits a corporation to provide in its articles that a class or series shall not be entitled to vote separately in the case of an amendment to increase or decrease the maximum number of shares of a class or series having rights equal or superior to that class or series, to effect an exchange, reclassification or cancellation of all of the part of the shares of a class or series, or to create a new class or series equal or superior to that class or series. However, the Biovail articles do not contain such a provision.

    Under Ontario law, the board of directors of a corporation may make and amend by-laws provided that any such by-law or amendment must be confirmed at the next meeting of shareholders by the affirmative vote of a majority of the shareholders entitled to vote thereat. Any by-law or amendment is effective when made by the board of directors but ceases to be effective if not confirmed by the shareholders.

DIRECTOR QUALIFICATIONS

    The DGCL provides that a company's certificate of incorporation or by-laws may prescribe director's qualifications. There are no specific director's qualifications prescribed in the Fuisz certificate or the Fuisz by-laws.

    The board of directors of an OBCA corporation whose securities are publicly traded must consist of at least three individuals, a majority of whom must be resident Canadians. The OBCA also requires that at least one-third of the directors of a corporation whose securities are publicly traded must not be officers or employees of the corporation or any of its affiliates.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    Under the DGCL, the certificate of incorporation of a Delaware corporation may provide for the classification of the board of directors with respect to the time for which directors severally hold office. The Fuisz certificate provides for three such classifications of the Fuisz board of directors.

    Where the articles of a corporation do not provide for the election of directors by cumulative voting, the OBCA permits, but does not require, that directors may be elected at a meeting of shareholders for different terms of up to three years. The Biovail by-laws provide that at each annual meeting of shareholders, all the directors then in office shall retire but, if qualified, shall be eligible for re-election.

REMOVAL OF DIRECTORS

    Under the DGCL, the entire board of directors or any individual director may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. If the stockholders are entitled to cumulative voting in the election of directors, unless the entire board is removed, no individual director may be removed without cause if the number

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
of votes cast against the resolution for his removal would be sufficient if cumulatively voted to elect one or more directors to the board. If the board of directors is classified, a director may be removed by a vote of stockholders only for cause, unless the certificate of incorporation provides otherwise. The Fuisz board of directors is classified but the Fuisz certificate states that directors may be removed without cause by the holders of at least sixty-seven percent of the shares then entitled to vote at an election of directors.

    Under Ontario law, other than where cumulative voting applies for the election of directors, the shareholders of a corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. Where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

VACANCIES ON THE BOARD OF DIRECTORS

    As permitted under the DGCL, the Fuisz by-laws provide that the board of directors may increase or decrease the number of directors and fill any vacancy on the board, including vacancies resulting from an increase in the number of directors.

    Under Ontario law, a quorum of directors may fill a vacancy among the directors, except for the following vacancies, which must be filled by the shareholders: (1) a vacancy resulting from an increase in the number of directors (otherwise than an increase in the board of directors pursuant to a special resolution empowering the board to fix the number of directors within the range set out in the articles if, after such appointment, the total number of directors would not be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders) and (2) a vacancy resulting from an increase in the maximum number of directors set out in the articles, or from a failure to elect the number of directors required to be elected at any meeting of shareholders.

FIDUCIARY DUTIES OF DIRECTORS

    Directors of corporations incorporated or organized under the OBCA and the DGCL have fiduciary obligations to the corporation and, under the DGCL, to its stockholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under Delaware law, the duty of care requires that the directors act in an informed and deliberative manner to inform themselves, prior to making a business decision, of material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the corporation. See "Director Liability" below for a discussion of certain exculpation provisions permitted under the DGCL.

    The OBCA provides that every director and officer of a corporation governed by that Act, in exercising his or her powers and discharging his or her duties shall act honestly and in good faith with a view to the best interests of the corporation, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of a corporation governed by the OBCA must comply with the provisions of that Act, the regulations thereunder, and the articles and by-laws of such corporation. No provision in a contract, the articles, the by-laws or any resolution relieves a director or officer from the duty to act in accordance with the OBCA or the regulations thereunder, or relieves him or her of liability for a breach of either.

CONFLICT OF INTEREST OF DIRECTORS AND OFFICERS

    As permitted under the DGCL, the Fuisz by-laws provide that no contract or transaction between the corporation and one or more of the directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors which authorizes the contract or transaction or solely because his or their votes are counted for such purpose, if:

        (1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

        (2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

        (3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee of the board of directors, or the stockholders.

    Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

    Subject to certain specified exceptions, the OBCA restricts interested directors from voting on any transactions in which such director has an interest. Interested directors and officers must disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of their interest.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

    The DGCL provides that a corporation may, and in certain circumstances, must, indemnify its directors, officers, employees or agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and had no reasonable cause to believe their conduct was unlawful. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as, in the case of officers and directors, they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The Fuisz certificate and the Fuisz by-laws provide for indemnification of officers and directors to the fullest extent permitted by, and the Fuisz by-laws contain provisions for advancing expenses in the manner provided for in, the DGCL.

    Ontario law permits indemnification of a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if: (1) he or she acted honestly and in good faith with a view to the best interests of the corporation, and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Biovail by-laws provide for such indemnification.

    Under the OBCA, a corporation may also, with the approval of the court, indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in clauses (1) and (2) above. In any event, an Indemnifiable Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation of the body corporate, if the Indemnifiable Person was substantially successful on the merits in his or her defense of the action or proceeding and fulfills the conditions set out in clauses (1) and (2) above.

DIRECTOR LIABILITY

    The DGCL provides that the charter of the corporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds, for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit. The Fuisz certificate contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL.

    The OBCA does not permit the limitation of a director's liability for breach of fiduciary obligations to the corporation, whether through the articles or otherwise.

SHAREHOLDERS' SUITS

    Under the DGCL, a stockholder may institute a lawsuit on behalf of the corporation. An individual stockholder also may commence a lawsuit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. Neither the Fuisz certificate nor the Fuisz by-laws prescribe any procedure for the exercise of these stockholder rights.

    Under Ontario law, a current or former registered or beneficial securityholder of a corporation or its affiliates may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. The complainant must give 14 days' notice to the directors of the corporation or its subsidiary of his intention to apply to the court to bring the action, and the court must be satisfied that the directors of the corporation or its subsidiaries will not bring, diligently prosecute or defend or discontinue the action, that the complainant is acting in good faith and that it appears to be in the interests of the corporation or its subsidiaries that the action be brought, prosecuted, defended or discontinued. Where a complainant makes an application without having given the required notice, the OBCA permits the court to make an interim order pending the complainant giving the required notice, provided that the complainant can establish that at the time of seeking the interim order it was not expedient to give the required notice.

    The OBCA provides that the court in a derivative action may make any order it thinks fit including, without limitation: (1) an order authorizing the complainant or any other person to control the conduct of the action; (2) an order giving directions for the conduct of the action; (3) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to the former and present securityholders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and (4) an order requiring the corporation and its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action. Additionally, under the OBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

OPPRESSION REMEDY

    The OBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of, if the court is satisfied upon the application by a complainant (as defined below) or by the Ontario Securities Commission in the case of a corporation whose securities are publicly traded, that: (1) any act or omission of the corporation or an affiliate effects or threatens to effect a result; (2) the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner; or (3) the powers of the directors of the corporation or an affiliate are, have been or are threatened to be exercised in a manner that is oppressive or unfairly prejudicial to, or unfairly disregards the interest of, any security holder, creditor, director or officer of the corporation. A complainant means (1) a registered holder or beneficial owner, or a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates; (2) a director or an officer or a former director of officer of a corporation or of any of its affiliates; or (3) any other person who, in the discretion of the court, is a proper person to make such application.

    Because of the breadth of conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the OBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

    The DGCL does not provide for a similar remedy.

REORGANIZATIONS, MERGERS, EXTRAORDINARY TRANSACTIONS

    Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or other reorganization. However, subject to certain conditions detailed in the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed unless required by the certificate of incorporation if (1) the agreement of merger does not amend in any respect the certificate of incorporation of such surviving corporation, (2) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and (3) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. Finally, the DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a

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
larger portion of the stock or of any class or series thereof than would otherwise be required under the DGCL. The Fuisz certificate does not contain such a provision.

    The OBCA provides that certain extraordinary corporate actions, such as certain amalgamations, any continuation, and sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and arrangements, are required to be approved by special resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or a series of shares.

    Such matters as take-over bids, issuer bids or self tenders, going-private transactions and transactions with directors, officers, significant shareholders and other related parties to which Biovail is a party are subject to regulation by Canadian provincial securities legislation and administrative policies of Canadian securities administrators.

DISSENT AND APPRAISAL RIGHTS

    Under the DGCL, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares. A stockholder, however, is not entitled to such appraisal rights if the shares of stock held by the stockholder are listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares of stock into anything except shares of stock of the surviving corporation, shares of stock of any other corporation that at the effective date of the merger will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, cash in lieu of fractional shares of such stock or any combination of such shares and cash in lieu of fractional shares. Fuisz stockholders are not entitled to appraisal rights.

    The OBCA provides that the shareholders of an Ontario corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The OBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include: (1) an amendment to its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (2) an amendment to its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise; (3) any amalgamation with another corporation (other than certain affiliated corporations); (4) continuance under the laws of another jurisdiction; (5) the sale, lease or exchange of all or substantially all its property other than in the ordinary course of business; (6) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or (7) certain amendments to the articles of a corporation which require a separate class or series vote. A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

    A properly dissenting shareholder is also entitled to elect to receive the appraised value of his or her shares in connection with certain compulsory acquisitions, as described below under the heading "Compulsory Acquisition".

COMPULSORY ACQUISITION

    Under the OBCA, where over 90% of the shares of an offering corporation are acquired pursuant to a take-over bid or issuer bid, the bidder, by complying with the provisions of the OBCA, can force the non-tendering shareholders to either sell their shares on the same terms as the tendering shareholders, or to demand payment from the corporation of the fair value of their securities in exchange for the surrender of their securities to the corporation.

    Where 90% or more of a class of securities of an offering corporation, other than debt obligations, are acquired by or on behalf of a person, its affiliates and associates, the OBCA provides that the remaining securityholders may require the corporation to acquire their securities of that class, either at the price offered by the corporation or at the securities' fair value, as determined by the court.

    Any amalgamation, arrangement, consolidation or other transaction under the OBCA (other than an acquisition described in the preceding two paragraphs and certain other specified transactions) by an offering corporation that would cause the interest of a holder of a participating security of the corporation to be terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security that is issued by the corporation, an affiliate of the corporation or a successor body corporate and is not limited in the extent of its participation in earnings to any greater extent than the participating security for which it is substituted (a "going private transaction") must be carried out by the corporation in compliance with certain provisions of the OBCA which require that a valuation of the subject securities be prepared by an independent, qualified valuer, and the going private transaction be approved, in addition to any other required shareholder approval, by the holders of each class of affected securities by a vote in accordance with specified procedures. The holder of an affected security may dissent from the going private transaction, and exercise appraisal rights under the OBCA.

    There is no such provision under Delaware law.

ANTI-TAKEOVER PROVISIONS; INTERESTED STOCKHOLDER TRANSACTIONS

    Fuisz is a Delaware corporation and subject to Section 203 of the DGCL. The following summary of Section 203 does not purport to be complete and is qualified in its entirety by reference thereto. Under Section 203, certain "business combinations" between Delaware corporation with at least one class of stock which is listed on a national securities exchange or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (1) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon consummation of the section that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the three-year prohibition described above also does not apply to certain business combinations including those proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

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
    Generally, the term "business combination" is defined to include mergers or consolidations between a Delaware corporation and an "interested stockholder", transactions with an "interested stockholder" involving the assets or stock of a Delaware corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder's percentage ownership of stock. Generally, the term "interested stockholder" is defined as any stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock.

    Biovail is subject to the policies of certain Canadian securities authorities, including Policy 9.1 of the Ontario Securities Commission ("Policy 9.1"), which contain requirements regarding related party transactions. A related party transaction means, generally, any transaction by which the issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one transaction or any combination of transactions. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

    Policy 9.1 requires more detailed disclosure in the proxy material sent to securityholders in connection with a related party transaction and, subject to certain exemptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy
9.1 also requires, subject to certain exemptions, that the minority shareholders of the issuer approve the transaction, by either simple majority or two-thirds of the votes cast, depending on the circumstances.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Other than as provided below, Biovail is not aware of any shareholders owning more than 10% of its voting securities as of September 17, 1999.

NAME OF BENEFICIAL OWNER                                        COMMON SHARES OWNED      PERCENT
-------------------------------------------------------------  ----------------------  -----------
Eugene Melnyk................................................          6,782,957            27.98%
c/o Biovail Corporation International
2488 Dunwin Drive
Mississauga, Ontario L5L 1J9

Officers and directors as a group (8 persons)................          7,064,623            29.13%

    In January 1999, Biovail granted to each of Mr. Eugene N. Melnyk, Chairman of the Board and a director of Biovail, Mr. Robert A. Podruzny, President, Chief Operating Officer and a director of Biovail, and Mr. Rolf K. Reininghaus, Senior Vice President and a director of Biovail, options to purchase 30,000 of Biovail's common shares and agreed to grant an additional 30,000 Biovail common shares in 2000. These options will have an exercise price equal to the closing market price of Biovail common shares on the date of grant. These options will be exercisable for a period of five years and will vest on the second anniversary of the date granted. Upon a change of control of Biovail, Biovail has agreed to accelerate the vesting of the granted options and to pay a cash bonus equal to the exercise price for all such options which must be used to purchase shares. These options are in addition to options disclosed in the information incorporated by reference in this proxy statement-prospectus.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

    Fuisz stockholders must follow certain advance notice procedures in order to submit a stockholder proposal. Any stockholder proposal for Fuisz's annual meeting of stockholders to be held in 2000 must be submitted to Fuisz on or before December 17, 1999, and must comply with the requirements of SEC Rule 14a-8 in order to be eligible to be included in the proxy materials relating to that meeting. Fuisz will not have any stockholder meetings following the merger.

    Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the board of directors. Under Fuisz's bylaws, notice of any such proposal or nomination must be provided in writing to the secretary of Fuisz no later than February 27, 2000. Stockholders wishing to make such proposals or nominations must, in addition, satisfy other requirements under Fuisz's bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, Fuisz may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder.

    To be considered for inclusion in Biovail's proxy materials for its 2000 annual meeting of shareholders, shareholder proposals must have been submitted to the secretary of Biovail no later than February 7, 2000. If a Biovail shareholder does not provide the proper notice, the chairman of the meeting may exclude the matter and it will not be acted upon at the meeting. If the chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, as the SEC's rules allow.

                             CERTAIN LEGAL MATTERS

    Certain legal matters relating to Biovail will be passed upon by Cahill Gordon & Reindel (a partnership including a professional corporation) New York, New York, U.S. counsel for Biovail. Certain Canadian legal matters relating to the validity of the Biovail common shares will be passed upon by Goodman and Carr, Canadian counsel for Biovail.

                                    EXPERTS

    The financial statements incorporated in this proxy statement-prospectus by reference to Biovail's Annual Report on Form 20-F for the year ended December 31, 1998, have been audited by Deloitte & Touche, LLP, independent auditors as stated in their report, which is included in this proxy statement-prospectus by reference, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Effective July 22, 1999, Ernst & Young LLP were appointed as auditors of Biovail.

    The financial statements incorporated in this proxy statement prospectus by reference to Fuisz's Annual Report on Form 10-K for the year ended December 31, 1998, have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      ENFORCEABILITY OF CIVIL LIABILITIES
                  UNDER UNITED STATES FEDERAL SECURITIES LAWS

    Biovail is incorporated under the laws of Ontario, Canada. Certain directors, officers and controlling persons of Biovail, as well as certain of the experts named in this proxy statement-prospectus, reside outside the United States of America and all or a substantial portion of their assets and the assets of Biovail are located outside the U.S. As a result, it may be difficult for you to effect service of process within the U.S. upon such persons (other than Biovail) or to enforce against them judgments of courts of the U.S. predicated upon civil liabilities under the U.S. federal securities laws.

    Biovail has irrevocably appointed CT Corporation System, New York, New York, as its agent to receive service of process in actions against it arising out of or in connection with the U.S. federal securities laws or out of violations of such laws in any federal court or state court in New York, relating to the transactions covered by this proxy statement-prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    Fuisz and Biovail are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the SEC's regional offices at: 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of any of these material at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for more information on the public reference rooms.

    Our SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at HTTP://WWW.SEC.GOV. Reports, proxy statements and other information are also available for inspection at the offices of the NYSE, the TSE and the Nasdaq.

    Biovail has filed a registration statement on Form F-4 with the SEC to register the Biovail common shares to be issued to Fuisz stockholders in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Biovail in addition to being a proxy statement of Fuisz for its special meeting. As allowed by the SEC rules, this proxy statement-prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Statements contained in this proxy statement-prospectus concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the registration statement. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    Any information incorporated by reference is deemed to be part of this proxy statement-prospectus, except for information superseded by information in, or incorporated by reference in, this proxy statement-prospectus. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Biovail and Fuisz and their financial status.

BIOVAIL SEC FILINGS

    The following documents filed with the SEC by Biovail (File No. 1-11145) are incorporated in this proxy statement-prospectus by reference:

    - Biovail's Annual Report on Form 20-F for the year ended December 31, 1998;

    - Biovail's Reports on Form 6-K, filed on June 23, 1999, July 28, 1999 and August 30, 1999; and

    - Biovail's Registration Statement on Form F-10, filed on September 21,
      1999.

    This proxy statement-prospectus is accompanied by a copy of Biovail's Annual Report.

FUISZ SEC FILINGS

    The following documents filed with the SEC by Fuisz (File No. 0-27082) are incorporated in this proxy statement-prospectus by reference:

    - Fuisz's Annual Report on Form 10-K for the year ended December 31, 1998;

    - Fuisz's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

    - Fuisz's Current Report on Form 8-K, filed on September 8, 1999; and

    - Fuisz's proxy statement for its 1999 annual meeting of stockholders.

    Any future filings by either Fuisz or Biovail under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement-prospectus and prior to the date of the special meeting will be deemed to be incorporated in this proxy statement-prospectus by reference. Any such filings will automatically update and replace the information that appears, or is incorporated in this proxy statement-prospectus.

    Documents relating to Fuisz, excluding exhibits to such documents unless such exhibits are specifically incorporated in this proxy statement-prospectus by reference, are available without charge upon request to the secretary of Fuisz Technologies Ltd., 14555 Avion Parkway, Suite 250, Chantilly, Virginia 20151. Telephone requests may be directed to (703) 995-2400. Documents relating to Biovail, excluding exhibits to such documents unless such exhibits are specifically incorporated in this proxy statement-prospectus by reference, are available without charge upon request to the secretary of Biovail Corporation International, 2488 Dunwin Drive, Mississauga, Ontario, Canada L5L 1J9. Telephone requests may be directed to (416) 285-6000.

    Any statements contained in a document incorporated or deemed to be incorporated by reference in this proxy statement-prospectus shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus (or in any other subsequently filed document which also is incorporated by reference in this proxy statement-prospectus ) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement-prospectus except as so modified or superseded. All information appearing in this proxy statement-prospectus is qualified in its entirety by the information and consolidated financial statements, including notes thereto, appearing in the documents incorporated in this proxy statement-prospectus by reference, except to the extent described in the immediately preceding statement.

    No person is authorized to give any information or to make any representations not contained in this proxy statement-prospectus or in the documents incorporated in this proxy statement-prospectus by reference in connection with the solicitation and the offering made under this proxy statement-prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Fuisz or Biovail. This proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement-prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such offer, solicitation of an offer or proxy solicitation. Neither the delivery of this proxy statement-prospectus nor any distribution of the securities made under this proxy statement-prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Fuisz or Biovail since the date of this proxy statement-prospectus other than as included in the documents incorporated in this proxy statement-prospectus by reference.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                                   AGREEMENT
                                      AND
                                 PLAN OF MERGER
                           DATED AS OF JULY 25, 1999
                                  BY AND AMONG
                       BIOVAIL CORPORATION INTERNATIONAL
                       ABCI ACQUISITION SUB. CORPORATION
                                      AND
                            FUISZ TECHNOLOGIES LTD.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
                                                       ARTICLE I

                                                       THE OFFER

SECTION 1.01.        The Offer.............................................................................           1
SECTION 1.02.        Company Actions.......................................................................           2
SECTION 1.03.        Directors.............................................................................           3

                                                       ARTICLE II

                                                       THE MERGER

SECTION 2.01.        The Merger............................................................................           4
SECTION 2.02.        Effective Time; Closing...............................................................           4
SECTION 2.03.        Effects of the Merger.................................................................           4
SECTION 2.04.        Certificate of Incorporation and By Laws of the Surviving Corporation.................           4
SECTION 2.05.        Directors.............................................................................           4
SECTION 2.06.        Officers..............................................................................           4
SECTION 2.07.        Conversion of Shares..................................................................           4
SECTION 2.08.        Conversion of Purchaser Common Stock..................................................           4
SECTION 2.09.        Company Option Plans..................................................................           5
SECTION 2.10.        Shareholders' Meeting.................................................................           5
SECTION 2.11.        Earliest Consummation.................................................................           5

                                                      ARTICLE III

                                                  EXCHANGE PROVISIONS

SECTION 3.01.        Exchange Provisions...................................................................           5
SECTION 3.02.        Stock Transfer Books..................................................................           8
SECTION 3.03.        No Appraisal Rights...................................................................           8

                                                       ARTICLE IV

                                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.        Organization and Qualification; Subsidiaries..........................................           8
SECTION 4.02.        Authority Relative to This Agreement..................................................           9
SECTION 4.03.        No Conflict; Required Filings and Consents............................................           9
SECTION 4.04.        Certain Approvals.....................................................................          10
SECTION 4.05.        Opinion of Financial Advisor..........................................................          10
SECTION 4.06.        Brokers...............................................................................          10
SECTION 4.07.        Capitalization........................................................................          10
SECTION 4.08.        Registration Statement; Proxy Statement...............................................          11
SECTION 4.09.        SEC Reports and Financial Statements..................................................          11
SECTION 4.10.        Information...........................................................................          12
SECTION 4.11.        Litigation............................................................................          12

                                                                                                                PAGE
                                                                                                                -----
SECTION 4.12.        Compliance with Applicable Laws; Permits..............................................          12
SECTION 4.13.        Employee Benefit Plans................................................................          14
SECTION 4.14.        Intellectual Property.................................................................          15
SECTION 4.15.        Environmental Matters.................................................................          16
SECTION 4.16.        Material Adverse Change...............................................................          18
SECTION 4.17.        Taxes.................................................................................          18
SECTION 4.18.        Material Contracts....................................................................          19
SECTION 4.19.        Insurance.............................................................................          19
SECTION 4.20.        Year 2000.............................................................................          20
SECTION 4.21         Affiliates............................................................................          20

                                                       ARTICLE V

                               REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

SECTION 5.01.        Organization and Qualification........................................................          21
SECTION 5.02.        Authority Relative to this Agreement..................................................          21
SECTION 5.03.        No Conflict; Required Filings and Consents............................................          21
SECTION 5.04.        Brokers...............................................................................          22
SECTION 5.05         Capitalization........................................................................          22
SECTION 5.06.        Registration Statement; Proxy Statements..............................................          22
SECTION 5.07.        SEC Reports and Financial Statements..................................................          23
SECTION 5.08         Material Adverse Change...............................................................          23
SECTION 5.09.        Information...........................................................................          23
SECTION 5.10         Financing.............................................................................          23
SECTION 5.11.        Litigation............................................................................          24
SECTION 5.12.        Compliance with Applicable Laws; Permits..............................................          24
SECTION 5.13.        Employee Benefit Plans................................................................          25
SECTION 5.14.        Environmental Matters.................................................................          26
SECTION 5.15.        Year 2000.............................................................................          27

                                                       ARTICLE VI

                                                       COVENANTS

SECTION 6.01.        Conduct of Business of the Company....................................................          27
SECTION 6.02.        Access to Information.................................................................          29
SECTION 6.03.        Reasonable Best Efforts...............................................................          30
SECTION 6.04.        Public Announcements..................................................................          30
SECTION 6.05.        Indemnification.......................................................................          31
SECTION 6.06.        No Solicitation.......................................................................          32
SECTION 6.07.        Notification of Certain Matters.......................................................          33
SECTION 6.08.        State Takeover Laws...................................................................          34
SECTION 6.09.        Environmental Approvals...............................................................          34
SECTION 6.10.        Stock Exchange Listings...............................................................          34
SECTION 6.11.        Affiliates............................................................................          34
SECTION 6.12.        Resignation of Directors; Certain Agreements..........................................          34

                                                                                                                PAGE
                                                                                                                -----
                                                      ARTICLE VII

                                        CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.01.        Conditions to Each Party's Obligation to Effect the Merger............................          34
SECTION 7.02.        Conditions to the Obligations of Parent and Purchaser.................................          35
SECTION 7.03.        Conditions to the Obligations of the Company..........................................          35

                                                      ARTICLE VIII

                                              TERMINATION AND ABANDONMENT

SECTION 8.01.        Termination...........................................................................          35
SECTION 8.02.        Termination by Parent.................................................................          36
SECTION 8.03.        Termination by the Company............................................................          36
SECTION 8.04.        Procedure for Termination.............................................................          37
SECTION 8.05.        Effect of Termination and Abandonment.................................................          37
SECTION 8.06.        Extension; Waiver.....................................................................          37

                                                       ARTICLE IX

                                                        CLOSING

SECTION 9.01.        Time and Place........................................................................          38
SECTION 9.02.        Filings at the Closing................................................................          38

                                                       ARTICLE X

                                                     MISCELLANEOUS

SECTION 10.01.       Non-Survival of Representations and Warranties........................................          38
SECTION 10.02.       Entire Agreement; Assignment..........................................................          38
SECTION 10.03.       Validity..............................................................................          38
SECTION 10.04.       Notices...............................................................................          38
SECTION 10.05.       Governing Law; Jurisdiction...........................................................          39
SECTION 10.06.       Descriptive Headings..................................................................          39
SECTION 10.07.       Counterparts..........................................................................          40
SECTION 10.08.       Parties in Interest...................................................................          40
SECTION 10.09.       Certain Definitions...................................................................          40
SECTION 10.10.       Remedies..............................................................................          40

ANNEX I      --         Conditions To The Offer
ANNEX II     --         Merger Consideration
ANNEX III    --         Form of Company Affiliate Letter

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of July 25, 1999, by and among Biovail Corporation International, an Ontario corporation ("Parent"), ABCI Acquisition Sub. Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (the "Purchaser"), and Fuisz Technologies Ltd., a Delaware corporation (the "Company").

    WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and Dr. Richard Fuisz have entered into a Stock Option Agreement, dated July 13, 1999 (the "Stock Option Agreement");

    WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, in furtherance of such acquisition, Parent proposes to cause the Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase such number of shares of Common Stock, par value $.01 per share, of the Company (the "Common Shares" or "Shares"), as will cause Parent and its affiliates to beneficially own up to 49% of the outstanding Common Shares, but, except as otherwise provided herein, not less than 40% of the outstanding Common Shares, at a price per Common Share of $7.00 net to the seller in cash (such price, as it may hereafter be changed in accordance with the terms of this Agreement, the "Offer Price") upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Offer and the Merger (as hereinafter defined), has determined that the Offer and the Merger are fair and in the best interests of the Company's shareholders (the "Shareholders") and is recommending that the Shareholders accept the Offer and tender all their Shares and adopt and approve this Agreement;

    WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive the number of shares of the common stock of Parent (the "Parent Common Stock") as described on Annex II (the "Merger Consideration");

    WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

                                   ARTICLE I
                                   THE OFFER

    SECTION 1.01.  THE OFFER.

    (a) So long as none of the events set forth in clauses (a) through (f) of Annex I hereto (the "conditions to the Offer") shall have occurred or exist, the Purchaser shall, and Parent shall cause the Purchaser to, commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as promptly as practicable after the date hereof, but in any event not later than July 30, 1999, the Offer for such number of Shares as will cause Parent and its affiliates to beneficially own up to 49%, but except as otherwise provided herein, not less than 40%, of the outstanding Shares (with such Shares to be purchased on a PRO RATA basis among Shares validly tendered and not withdrawn), at the Offer Price, net to the seller in cash. The initial expiration date for the Offer shall be the twentieth business day from and after the date the Offer is commenced, including the date of commencement as the first business day in accordance with Rule 14d-2 under the Exchange Act. As promptly as practicable, the Purchaser shall file with the Securities and Exchange Commission (the "SEC" or the "Commission") the Purchaser's Tender Offer Statement on Schedule 14D-1 (together with any supplements or amendments thereto, the "Offer Documents"), which shall contain (as an exhibit thereto) the Purchaser's Offer to Purchase (the "Offer to Purchase") which shall be mailed to the holders of Shares with respect to the Offer. The obligation of the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver of the conditions to the Offer set forth on Annex I. Without the prior written consent of the Company, the Purchaser shall not decrease the price per Share, waive the Minimum Condition, or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the conditions to the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares; PROVIDED, HOWEVER, that Parent shall be required to extend the Offer from time to time to the extent any conditions to the Offer reasonably capable of being satisfied have not been satisfied on the applicable expiration date but not beyond the 55th business day from and including the business day the Offer commences. Any such extension shall not be for a period greater than the period of time Parent reasonably expects to be necessary to satisfy such conditions. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the conditions of the Offer as of any expiration date, Parent will accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer (the "Tender Offer Effective Date").

    (b) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by or on behalf of the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by or on behalf of it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to Shareholders, in each case as and to the extent required by applicable federal securities laws.

    SECTION 1.02.  COMPANY ACTIONS.

    (a) Contemporaneously with the filing of the Offer Documents, the Company shall file with the SEC and shall promptly mail to the Shareholders a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held on July 6, 1999 has approved the Stock Option Agreement in accordance with Section 203 of the GCL. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, at a meeting duly called and held on July 25, 1999 (the "Company Board Meeting"), has (i) determined that the Offer and the Merger are fair to and in the best interests of the Company and its Shareholders, (ii) approved the Offer and the Merger in accordance with
Section 203 of the GCL (and for purposes of any other applicable state takeover law), and (iii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger and this Agreement by the Company's Shareholders (in accordance with the requirements of the Company's Amended and Restated Certificate of Incorporation and of applicable law); PROVIDED, HOWEVER, that, subject to Section 8.02(c), such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors of the Company determines reasonably and in good faith that it is necessary under applicable law to do so in the exercise of its fiduciary obligations after consultation with outside counsel; PROVIDED, FURTHER, HOWEVER, that notwithstanding any withdrawal, modification or amendment of such recommendation, the Company agrees that if the Purchaser purchases Shares pursuant to the Offer, this Agreement shall be submitted to the Shareholders for approval and adoption at the Special Meeting whether or not the Board of Directors determines at any time subsequent to the Company Board Meeting that this Agreement is no longer advisable and recommends that Shareholders reject it.

    (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by or on behalf of the Parent or Purchaser in writing for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Shareholders, in each case as and to the extent required by applicable federal securities law.

    (c) In connection with the Offer, the Company will promptly furnish the Purchaser with such information and assistance as the Purchaser or its agents or representatives may reasonably request in connection with communicating the Offer to the record and beneficial holders of the Securities, including, without limitation, its stockholders list, mailing labels, security position listings and non-objecting beneficial owners list. The Purchaser will keep such information confidential and not use it for any other purpose.

    SECTION 1.03.  DIRECTORS.

    (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser or Parent, as the case may be, for Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; PROVIDED, HOWEVER, that prior to the Effective Time (as defined in Section 2.02), the members of the Board which are officers, directors or designees of the Parent ("Purchaser Insiders") shall at all times be less than 50% of the total number of Board members.

    (b) From and after the election or appointment of Parent's designees pursuant to this Section 1.03 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights hereunder, or any other action taken by the Board of Directors of the Company in connection with this Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders.

    (c) Promptly upon the payment by the Purchaser or Parent, as the case may be, for Shares pursuant to the Offer, Parent shall be entitled to designate one officer of the Company (reasonably acceptable to the Company) to address such matters of contract negotiation and administration as Parent shall reasonably request and the Board of Directors of the Company, acting reasonably, shall approve. Such officer shall work together with other business development officers at the Company with comparable duties and responsibilities, and shall be subject to the same currently existing reporting and procedural limitations as such other officers. Such officer shall report to and serve at the pleasure of the Board of Directors of the Company; PROVIDED, that such officer shall not be terminated without the approval of at least two-thirds of the members of the Board of Directors (including Purchaser Insiders).

                                   ARTICLE II
                                   THE MERGER

    SECTION 2.01. THE MERGER. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time (as defined in Section 2.02) the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

    SECTION 2.02. EFFECTIVE TIME; CLOSING. As soon as practicable after the satisfaction or waiver of the conditions described in Article VII hereof, the Company shall execute in the manner required by the GCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger. The parties shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective upon filing of the certificate of merger unless a later time is specified in such certificate. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

    SECTION 2.03. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the GCL.

    SECTION 2.04. CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

    (a) The certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

    (b) Subject to the provisions of Section 6.05 of this Agreement, the by-laws of the Purchaser in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

    SECTION 2.05. DIRECTORS. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

    SECTION 2.06. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

    SECTION 2.07. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration described in Annex II (other than Shares held by Parent, the Purchaser, any direct or indirect wholly-owned subsidiary of Parent, in the treasury of the Company or by any direct or indirect wholly-owned subsidiary of the Company ("Excluded Shares"), which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto).

    SECTION 2.08. CONVERSION OF PURCHASER COMMON STOCK. At the Effective Time, each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the number of validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation equal to the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time.

    SECTION 2.09. COMPANY OPTION PLANS. The Board of Directors of the Company and the Committee (as defined in the Option Plan (as defined below)) have adopted such resolutions, and shall take such other actions as may be necessary, so that each outstanding option (an "Option") granted under the Company's 1991 Stock Option Plan, 1994 Director Stock Option Plan and 1994 Stock Incentive Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, shall, if not exercised within five business days, be terminated immediately prior to the Effective Time.

    SECTION 2.10.  SHAREHOLDERS' MEETING.

    (a) As required by the Company's Amended and Restated Certificate of Incorporation and/or applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

        (i) duly call, give notice of, convene and hold a special meeting of its Shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement, whether or not the Board of Directors determines at any time subsequent to the Company Board Meeting that this Agreement is no longer advisable and recommends that Shareholders reject it;

        (ii) prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (x) to comply with Section 6.03(b) and (y) to obtain the necessary approvals of the Merger and this Agreement by its Shareholders; and

        (iii) subject to the fiduciary obligations of the Board of Directors of the Company under applicable law as advised by outside counsel, include in the Statement the recommendation of the Board of Directors of the Company that Shareholders vote in favor of the approval of the Merger and the adoption of this Agreement; PROVIDED, HOWEVER, that notwithstanding any withdrawal, modification or amendment of the recommendation of the Board of Directors of the Company made at the Company Board Meeting, the Company agrees that this Agreement shall be submitted to the Shareholders for approval and adoption at the Special Meeting whether or not the Board of Directors determines at any time subsequent to the Company Board Meeting that this Agreement is no longer advisable and recommends that Shareholders reject it.

    (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries or affiliates in favor of the approval of the Merger and the adoption of this Agreement.

    SECTION 2.11. EARLIEST CONSUMMATION. Each party hereto shall use its reasonable best efforts to consummate the Merger as soon as practicable.

                                  ARTICLE III
                              EXCHANGE PROVISIONS

    SECTION 3.01.  EXCHANGE PROVISIONS.

    (a) EXCHANGE AGENT. From and after the Effective Time, (i) Parent shall make available to a bank or trust company designated by Parent subject to the Company's consent, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section through the Exchange Agent, certificates evidencing a sufficient number of shares of Parent Common Stock as would permit the Exchange Agent to issue such number of shares of Parent Common Stock issuable to holders of Company Common Stock pursuant to Section 2.07 (such certificates for Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.07 out of the Exchange Fund in accordance with the procedures specified in this Section 3.01. Except as contemplated by
Section 3.01(g) hereof, the Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

    (c) EXCHANGE OF CERTIFICATES. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, if any, to which such holder is entitled pursuant to this Section 3.01 (including any cash in lieu of any fractional Parent Common Stock to which such holder is entitled pursuant to Section 3.01(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.01(d) (together, the "Additional Payments")), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.01, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and Additional Payments, if any.

    (d) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock the holder of such Certificate is entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.01(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional Parent Common Stock to which such holder is entitled pursuant to Section 3.01(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Stock. After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Common Stock shall, until surrendered for exchange in accordance with this Section 3.01, be deemed for all purposes to evidence ownership of the number of shares of Parent Common Stock into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

    (e) NO FURTHER RIGHTS IN COMPANY COMMON STOCK. At the Effective Time all outstanding shares of Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration for such shares of Company Common Stock. All Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3.01(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

    (f) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Trading Price (as defined on Annex II). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 3.01(b), (c) and (d).

    (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for three months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this
Article III shall thereafter look only to Parent for the applicable Merger Consideration and any Additional Payments to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

    (h) NO LIABILITY. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

    (i) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and Additional Payments, if any.

    (k) FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Purchaser or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Purchaser and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be reasonably necessary to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

    (l) As of the Effective Time, Parent shall enter into the agreements with the holders of the warrants set forth on the Company Disclosure Statement (the "Company Warrants") required by such warrants.

    SECTION 3.02 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration and Additional Payments, if any.

    SECTION 3.03. NO APPRAISAL RIGHTS. In accordance with Section 262(b) of the Delaware Act, no holder of shares of Company Common Stock shall be entitled to appraisal rights.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and the Purchaser that except as set forth in the section or subsection of the Company Disclosure Statement corresponding to the section or subsection of this Article IV delivered to Parent and the Purchaser prior to the execution hereof (the "Company Disclosure Statement"):

    SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary (as defined in Section 10.09) of the Company (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failures to have such power or authority, or the failures to be so qualified, licensed or in good standing, individually, and in the aggregate, would not have a Material Adverse Effect on the Company (as defined below). The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation (other than a Subsidiary), partnership, joint venture or other business association or entity. The term "Material Adverse Effect on the Company" means any change in, or effect on, the business, results of operations, assets, financial condition or prospects of the Company or any of the Subsidiaries that is or would reasonably be expected to be materially adverse to the Company and the Subsidiaries taken as a whole.

    SECTION 4.02.  AUTHORITY RELATIVE TO THIS AGREEMENT.

    (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of a majority of the outstanding Shares to the extent required by the Company's Amended and Restated Certificate of Incorporation and by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally (the "Bankruptcy Exceptions") and
(ii) is subject to general principles of equity. The Board of Directors of the Company has, at the Company Board Meeting approved and adopted this Agreement, the Offer, the Merger and the other transactions contemplated hereby and thereby, determined that the Offer and the Merger is fair to the Shareholders, recommended that the Shareholders approve and adopt this Agreement, the Merger and tender their Shares pursuant to the Offer and approved the submission of this Agreement to the Shareholders at the Special Meeting if the Purchaser purchases Shares pursuant to the Offer whether or not the Board of Directors of the Company determines at any time subsequent to the Company Board Meeting that this Agreement is no longer advisable and recommends that Shareholders reject it.

    (b) To the knowledge of the Company as of the date of this Agreement, all of its directors and executive officers intend to tender their Shares pursuant to the Offer.

    SECTION 4.03.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or thereby or compliance by the Company with any of the provisions hereof or thereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government, subdivision thereof, or any administrative, governmental, regulatory or self-regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity") or person who is not a Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, the Securities Act of 1933, as amended, or applicable state securities "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions,
(ii) the filing of a certificate of merger pursuant to the GCL and (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

    (b) Except as set forth in clause (a) of this Section 4.03, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and thereby or compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or violate the Amended and Restated Certificate of Incorporation or bylaws of the Company or the comparable organizational documents of any of the Subsidiaries,
(ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or the Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit or the creation of any Lien (as defined) on any of the property or assets of the Company or any of the Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected, except, in the case of clause
(ii) and (iii), for any such Violation which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    SECTION 4.04. CERTAIN APPROVALS. The Board of Directors of the Company has taken appropriate action such that the provisions of Section 203 of the GCL will not apply to the Offer, the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement.

    SECTION 4.05. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Warburg Dillon Read LLC to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger, taken together, by the holders of Company Common Stock (other than Parent and its affiliates) is fair, from a financial point of view, to such holders.

    SECTION 4.06. BROKERS. Except for the engagement of Warburg Dillon Read LLC (a copy of whose engagement letter previously has been delivered by the Company to Parent), none of the Company, any of the Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

    SECTION 4.07. CAPITALIZATION. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the Amended and Restated Certificate of Incorporation and the by-laws, each as amended to the date hereof, of the Company. The authorized capital stock of the Company consists of 50,000,000 Common Shares and 2,323,356 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Except as set forth on the Company Disclosure Statement, as of the close of business on the day prior to execution of this Agreement, there were no shares of Preferred Stock issued and outstanding. As of the close of business on the day prior to execution of this Agreement, there were 22,668,923 Common Shares issued, of which 638,200 were owned by the Company or a wholly-owned Subsidiary. The Company has no shares of capital stock reserved for issuance, except that, as of the day prior to execution of this Agreement, there were 3,432,625 Common Shares reserved for issuance pursuant to Options outstanding on the date hereof pursuant to the Option Plans and 5,660,337 Common Shares reserved for issuance pursuant to the Company's 7% Convertible Subordinated Debentures due 2004 (the "Convertible Debentures"). Since the day prior to execution of this Agreement, the Company has not issued any Options or shares of capital stock except pursuant to the exercise of Options outstanding as of such date and in accordance with their terms. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except for the Convertible Debentures, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of the Subsidiaries issued and outstanding. Except for the Options, the Convertible Debentures and the warrants set forth on the Company Disclosure Statement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of the Subsidiaries, obligating the Company or any of the Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of the Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of the Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Subsidiaries as are owned by the Company or by a wholly owned Subsidiary are free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). Section 4.07 of the Company Disclosure Statement contains a complete list as of the date hereof of each Subsidiary and sets forth with respect to each of the Subsidiaries its name and jurisdiction of organization and the number of shares of capital stock or share capital owned by the Company and each other person.

    SECTION 4.08. REGISTRATION STATEMENT; PROXY STATEMENT. Except for information concerning the Parent that the Parent has provided for inclusion or incorporation by reference in the Proxy Statement, such information, at the date the Proxy Statement is first mailed to stockholders, at the time of the Special Meetings and at the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will (with respect to the Company and its Subsidiaries) comply as to form in all material respects with the applicable provisions of the Securities Act and Exchange Act, as the case may be.

    SECTION 4.09.  SEC REPORTS AND FINANCIAL STATEMENTS.

    (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC until the date hereof (the "SEC Reports"). As of their respective dates and except as subsequently amended prior to the date hereof, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (b) The consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows (including the notes thereto) for each of the three years in the period ended December 31, 1998 (including the related notes and schedules thereto) of the Company contained in the Company's Form 10-K for the year ended December 31, 1998 included in the SEC Reports present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles applied on a consistent basis as of and during the periods involved ("GAAP").

    (c) The consolidated balance sheets and the related statements of income and cash flows (including in each case the related notes thereto) of the Company contained in the Forms 10-Q for the periods ended March 31, 1999, included in the SEC Reports (the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X under the Exchange Act. The Quarterly Financial Statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly and do present fairly the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries for the period presented therein in conformity with GAAP applied on a consistent basis during the periods involved.

    (d) The Company and the Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, unliquidated, conditional or otherwise) except for liabilities or obligations (i) reflected or reserved against on the balance sheet as at March 31, 1999 included in the Quarterly Financial Statements (the "Company Balance Sheet") or (ii) which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    SECTION 4.10. INFORMATION. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9 (including the information included therein in order to comply with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder), (iii) the Proxy Statement or (iv) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to Shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by the Company with respect to statements made in any such documents based on information supplied by or on behalf of Parent or the Purchaser in writing specifically for inclusion in the Statement.

    SECTION 4.11. LITIGATION. There is no suit, action, proceeding or governmental investigation before any commission or other administrative authority pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries, with respect to or affecting the Company's or any of the Subsidiaries' operations, business, products, sales practices or financial condition, except for suits, actions and proceedings that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Subsidiaries, except for judgments, decrees, injunctions and orders that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no facts known to the Company which, if known by a potential claimant or any Governmental Entity, would reasonably give rise to a claim or proceeding which, if asserted or conducted would be reasonably likely to have a Material Adverse Effect on the Company.

    SECTION 4.12.  COMPLIANCE WITH APPLICABLE LAWS; PERMITS.

    (a) The Company and the Subsidiaries have been in compliance with all laws, regulations and orders of any Governmental Entity applicable to it or the Subsidiaries, except for such failures so to comply which, individually and in the aggregate, would not have a Material Adverse Effect on the Company. The business operations of the Company and the Subsidiaries have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    (b) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, including, without limitation, the FDA, the United States Drug Enforcement Administration (the "DEA"), and similar authorities in other jurisdictions, necessary for the Company or any Subsidiary to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (ii) any Company Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, "Law" means any federal, state or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law of the United States or any other jurisdiction, including, without limitation, the Federal Food, Drug, and Cosmetic Act (the "FDCA"), the Controlled Substances Act, and any other similar act or law.

    (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

        (i) all manufacturing operations of the Company and the Subsidiaries are being conducted in substantial compliance with applicable good manufacturing practices;

        (ii) all necessary clearances or approvals from governmental agencies for all drug and device products which are manufactured or sold by the Company and the Subsidiaries have been obtained, and the Company and the Subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by the Company and the Subsidiaries of such products;

       (iii) all of the clinical studies which have been, or are being, conducted by or for the Company and the Subsidiaries are being conducted in substantial compliance with generally accepted good clinical practices and all applicable government regulatory requirements;

        (iv) as of the date of this Agreement, neither the Company nor any of the Subsidiaries has received written notice of any petition or other attempt by a brand name drug company to have the therapeutic equivalence rating of a Subsidiary product withheld or altered;

        (v) none of the Company, the Subsidiaries or, to the Company's knowledge, any of their respective officers, employees or agents (during the term of such person's employment by the Company or a Subsidiary or while acting as an agent of the Company or a Subsidiary) has made any untrue statement of a material fact or fraudulent statement to the FDA or any similar governmental agency, failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy, rule, regulation or law;

        (vi) neither the Company nor any of the Subsidiaries has received any written notice that the FDA or any similar governmental agency has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or any of the Subsidiaries, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of the Company or any of the Subsidiaries.

       (vii) as to each article of drug, device, cosmetic or vitamin manufactured and/or distributed by the Company or any of the Subsidiaries, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or Law of any jurisdiction; and

      (viii) none of the Company, the Subsidiaries or, to the Company's knowledge, any of their respective officers, employees or agents (during the term of such person's employment by the Company or a Subsidiary or while acting as an agent of the Company or a Subsidiary, subsidiaries or affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

    (d) As to each product subject to FDA's jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") and the jurisdiction of the Drug Enforcement Agency under the Comprehensive Drug Abuse Prevention and Control Act of 1970 ("CSA") which is manufactured, tested, distributed, held, and/or marketed by the Company, such product is being manufactured, held and distributed in compliance with all applicable requirements under the FDCA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security.

    (e) The Company will promptly provide Parent with copies of any document that is issued, prepared, or otherwise becomes available from the date of this Agreement until the Effective Time which bears on the regulatory status under the FDCA or the CSA of the Company or any product of the Company, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/ order, and withdrawal letter/order, except for documents reflecting such matters which, individually and in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 4.13.  EMPLOYEE BENEFIT PLANS.

    (a) Section 4.13 of the Company Disclosure Statement includes a complete list of all bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock purchase, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance, incentive, or other employee benefit plans, programs and agreements providing benefits to any employee, former employee, director or former director of the Company or any of the Subsidiaries sponsored or maintained by or on behalf of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries contributes or is obligated to contribute or otherwise may have liability (collectively, the "Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

    (b) With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, if any;
(ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any.

    (c) The Company and each of the Subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, the IRS has issued a favorable determination letter, and to the knowledge of the Company nothing has occurred at the date hereof that would reasonably be expected to cause the loss of such qualification.

    (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under GAAP.

    (e) With respect to each plan which is subject to Title IV or Section 302 of ERISA or Section 412 of the Code maintained or contributed to (or required to be contributed to) by the Company, any Subsidiary or any ERISA Affiliate (as hereinafter defined), (i) there does not now exist, nor do any circumstances exist that could result in, any liability of the Company or any of the Subsidiaries under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) neither the Company nor any of the Subsidiaries has incurred any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived) and there has been no waiver or application for a waiver of any minimum funding standard or extension of any amortization period under Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA and the regulations thereunder), except as waived by PBGC regulation, has occurred or is expected to occur, (iv) no notice of intent to terminate has been filed with the Pension Benefit Guaranty Corporation, (v) the Pension Benefit Guaranty Corporation has not instituted any proceedings to terminate the plan or to appoint a trustee to administer the plan, and (vi) there has been no event requiring disclosure under
Section 4063(a) of ERISA. For purposes of this Section 4.13, the term "ERISA Affiliate" shall mean any business or entity (whether or not incorporated) which is a member of the same "controlled group of corporations", under "common control" or an "affiliated service group" with the Company or any Subsidiary within the meaning of Section 414(b), (c) or (m) of the Code, or is under "common control" with the Company or any Subsidiary within the meaning of
Section 4001(a)(14) of ERISA.

    (f) Neither the Company nor any Subsidiary nor any ERISA Affiliate has been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any plan which is a multiemployer plan as defined in ERISA Section 3(37) (a "Multiemployer Plan"). Neither the Company nor any Subsidiary nor any ERISA Affiliate has completely or partially withdrawn from any Multiemployer Plan. No Multiemployer Plan as to which the Company, any Subsidiary or any ERISA Affiliate is required to contribute is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA. The Company has delivered to Parent a schedule showing the contributions of the Company, any of the Subsidiaries, and any ERISA Affiliates to each of the Multiemployer Plans for the most recent five plan years.

    (g) The execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Company or any of the Subsidiaries. The only severance agreements or severance policies applicable to the Company or any of the Subsidiaries in the event of a change of control of the Company are the agreements referred to in Section 4.13 of the Company Disclosure Statement.

    (h) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Company, threatened in connection with any of the Plans (other than routine claims for benefits).

    (i) Neither the Company nor any of the Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other welfare benefits to any employee, former employee, director or former director upon his retirement or termination of service (other than continuation coverage required under Section 4980B of the Code), and neither the Company nor any of the Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee, former employee, director or former director that such benefits would be provided.

    (j) The Company, the Subsidiaries and their ERISA Affiliates are in compliance with the continuation coverage provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

    (k) None of the Company, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could result in a material tax or penalty on the Company or its Subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA.

    SECTION 4.14.  INTELLECTUAL PROPERTY.

    (a) Except as would not, individually and in the aggregate, have a Material Adverse Effect on the Company, (i) the Company and each of the Subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use and has maintained in good standing (in each case, clear of any Liens of any kind), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted, including the items listed in
Section 4.14 of the Company Disclosure Statement, (ii) no claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property, (iii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of the Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or the Subsidiaries (iv) to the knowledge of the Company, no other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Intellectual Property; (v) the Company has no knowledge of any claim that any third party asserts ownership rights in any of the Intellectual Property;
(vi) the Company has no knowledge of any claim or knowledge of any facts that would give the Company any reason to reasonably believe that the Company's or its Subsidiaries' use of any Intellectual Property infringes any right of any third party; (vii) the Company has no knowledge and there are no facts known to the Company that would give the Company any reasonable basis to believe that any third party is infringing on any of the Company's or its Subsidiaries' rights in any of the Intellectual Property; (viii) the Company has no knowledge and there are no facts known to the Company that would give the Company any reasonable basis to believe that any of its actions or the actions of its Subsidiaries has infringed or is infringing on any third party's Intellectual Property rights;
(ix) to the knowledge of the Company, there are no undisclosed government restrictions, domestic or foreign, which specifically limit the manner in which any of the Intellectual Property may be used or licensed; and (x) to the knowledge of the Company, neither the Company, its Subsidiaries nor any of their respective officers or directors has disclosed any confidential information of the Company or any of its Subsidiaries which would constitute trade secrets, except in the ordinary course of business of the Company and its Subsidiaries or with the authority of the Company or its Subsidiaries.

    (b) For purposes of this Agreement, "Intellectual Property" shall mean patents, copyrights, trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, computer software programs and applications (including imbedded software), and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; and trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person.

    SECTION 4.15 ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) to the Company's knowledge, no Hazardous

Materials (as defined below) are present at, on or under any real property currently or to the Company's knowledge, formerly owned, leased or operated by the Company or any Subsidiary to an extent or in a manner or condition now requiring investigation, response, corrective action by the Company or any Subsidiary or for which the Company or any Subsidiary is financially responsible, or other action, or that would be reasonably likely to result in liability of, or costs to, the Company or any of the Subsidiaries, in each case under any Environmental Law (as defined below), (ii) there is currently no civil, criminal or administrative action, suit, demand, hearing, proceeding, notice of violation, investigation, notice or demand letter, or request for information pending or to the knowledge of the Company, threatened, under any Environmental Law against the Company or any of the Subsidiaries, (iii) the Company and the Subsidiaries have not received any written claims or notices alleging liability under any Environmental Law currently pending, and the Company has no knowledge of any circumstances that would reasonably be expected to result in such claims or notices, (iv) the Company and each of the Subsidiaries are currently in compliance, and within the period of applicable statutes of limitation have complied, with all, and have no liability under any, applicable Environmental Laws, (v) no property or facility currently or, to the Company's knowledge, formerly owned, leased or operated by the Company or any of the Subsidiaries or any of their respective predecessors-in-interest, or at which Hazardous Materials have been manufactured, handled, to the Company's knowledge, tested, formulated, prepared, encapsulated, packaged, bottled or stored for the Company or any of its Subsidiaries, or Hazardous Materials of the Company or any of the Subsidiaries have been stored, treated or disposed of, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any comparable list established under any Environmental Law, (vi) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity of any Environmental Permits held by the Company or any of the Subsidiaries, and will not require any remediation under any Environmental Law, (vii) no friable asbestos now requiring abatement is present in, on, or at any property, facility or equipment of the Company or any of the Subsidiaries, (viii) to the Company's knowledge, there are no past or present events, conditions, activities, or practices, including, without limitation, the disposal, emission or release of any Hazardous Materials, which would reasonably be expected to prevent the Company and the Subsidiaries' compliance with any Environmental Law, or which would reasonably be expected to give rise to any liability of the Company or any of the Subsidiaries under any Environmental Law, (ix) no Lien has been asserted or recorded, or to the knowledge of the Company and each of the Subsidiaries threatened, under any Environmental Law with respect to any assets, facility, inventory, or property currently owned, leased or operated by the Company or any of the Subsidiaries, (x) neither the Company nor any of the Subsidiaries has received a written claim pursuant to a contract or agreement assuming any liabilities or obligations arising under any Environmental Law including, without limitation, any such liabilities or obligations with respect to formerly owned, leased or operated real property or facilities, or former divisions or subsidiaries, (xi) neither the Company nor any of the Subsidiaries has entered into or agreed to any judgment, decree or order by any judicial or administrative tribunal or agency and neither the Company nor any of the Subsidiaries is subject to any judgment, decree order or agreement, in each case relating to compliance with any Environmental Law or requiring the Company or any of the Subsidiaries to conduct any investigation, response, corrective or other action under any Environmental Law, and (xii) there are no underground storage tanks or related piping, or impoundments, at any real property owned, operated or leased by the Company or any of the Subsidiaries, and any former such tanks, piping, or impoundments, on any such property which have been removed or closed, have been removed or closed in accordance with applicable Environmental Laws.

    For purposes of this Agreement, the term "Environmental Laws" means the common law and all applicable federal, state, local and foreign laws, rules, regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution or protection of human safety or the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface, subsurface strata, and natural resources such as wetlands, flora, fauna), including without limitation, laws relating to experimental use of animals or disposal of animal carcasses, emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. For purposes of this Agreement, the term "Hazardous Materials" means any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, constituent or waste, medical, biohazardous, or infectious waste, animal carcass, any toxin, virus, infectious disease or disease-causing agent or any other constituent, waste, chemical, compound, material or substance, including without limitation, petroleum or any petroleum product, including crude oil or any fraction thereof, subject to regulation by or that can give rise to liability under any Environmental Law. For purposes of this Agreement, the term "Environmental Permit" means any permit, license, approval, consent or other authorization provided or issued by any government or regulatory authority pursuant to an Environmental Law.

    The Company has made available to the Purchaser and Parent all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in the possession, custody or control of the Company or any Subsidiary relating to the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, leased or used by the Company or any of the Subsidiaries or concerning compliance by the Company and any Subsidiaries with, or liability of any of them under, any Environmental Law.

    SECTION 4.16.  MATERIAL ADVERSE CHANGE.

    (a) Since March 31, 1999, there has not been any change, or any development that is reasonably likely to result in a change, that would have a Material Adverse Effect on the Company. Since March 31, 1999, the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practices and there has not been, directly or indirectly:

        (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock of the Company;

        (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock;

       (iii) any payment or granting by the Company or any of the Subsidiaries of any increase in compensation to any director, officer or, other than in the ordinary course of business consistent with past practice, employee of the Company or any of the Subsidiaries;

        (iv) any granting by the Company or any of the Subsidiaries to any such director or officer, other than in the ordinary course of business consistent with past practice, employee of any increase in severance or termination pay;

        (v) any entry by the Company or any of the Subsidiaries into any employment, consulting, severance or termination agreement with any such director or officer, other than in the ordinary course of business consistent with past practice;

        (vi) any adoption or increase in payments to or benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Company or any of the Subsidiaries;

       (vii) any change in accounting methods, principles or practices by the Company or any of the Subsidiaries, except insofar as may have been required by changes in GAAP; or

      (viii) any agreement to do any of the things described in the preceding clauses (i) through (vii).

    SECTION 4.17. TAXES. (i) The Company and each Subsidiary have prepared and timely filed with the appropriate governmental agencies all Tax Returns required to be filed for any period (or portion thereof), taking into account any extension of time to file granted to or obtained on behalf of the Company and/or such Subsidiary, and each such Tax Return is accurate and complete; (ii) to the Company's knowledge, the Company and each Subsidiary have timely paid all Taxes due and payable by them and have made adequate provision (in accordance with GAAP) for any Taxes of the Company and/or such Subsidiary that are not yet due and payable; (iii) to the Company's knowledge, the Company and each Subsidiary have withheld and paid in a timely manner all Taxes required to have been withheld and paid by them; (iv) any deficiencies or assessments asserted in writing against the Company and/or any Subsidiary by any taxing authority have been paid or fully and finally settled and no issue previously raised by any such taxing authority reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the date hereof); (v) neither the Company nor any Subsidiary is presently under examination or audit by any taxing authority and, to the knowledge of the Company, no examination or audit of the Company or any Subsidiary is pending or threatened by any taxing authority; (vi) no extension of the period for assessment or collection of any Tax of the Company or any Subsidiary is currently in effect and no extension of time within which to file any Tax Return of the Company or any Subsidiary has been requested, which Tax Return has not since been filed; (vii) neither the Company nor any Subsidiary has made or agreed to make or was or is required to make any adjustment under
Section 481 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar provision of state, local or foreign law); (viii) there are no Tax sharing agreements or arrangements to which the Company or any Subsidiary is a party; (ix) neither the Company nor any Subsidiary has made an election under
Section 341(f) of the Code (or any similar provision of state, local or foreign law); (x) neither the Company nor any Subsidiary is a party to any agreement or arrangement that provides for the payment of any amount, or the provision of any other benefit, that could constitute a "parachute payment" within the meaning of
Section 280G of the Code (or any similar provision of state, local or foreign law); (xi) no stock of the Company is a "United States real property interest," within the meaning of Section 897(c) of the Code; (xii) there are no "excess loss accounts" (as defined in Treas. Reg. Section1.1502-19) with respect to any stock of any Subsidiary; (xiii) neither the Company nor any Subsidiary has any
(a) deferred gain or loss (1) arising from any deferred intercompany transactions (as described in Treas. Reg. SectionSection 1.1502-13 and 1.1502-13T prior to amendment by Treasury Decision 8597 (issued July 12, 1995)) or (2) with respect to the stock or obligations of any other member of any affiliated group (as described in Treas. Reg. SectionSection 1.1502-14 and 1.1502-14T prior to amendment by Treasury Decision 8597) or (b) any gain subject to Treas. Reg. Section 1.1502-13, as amended by Treasury Decision 8597; (xiv) the Company has delivered to Purchaser true and complete copies of (a) all Federal, state, local and foreign income or franchise Tax Returns filed by the Company and/or any Subsidiary for all open years (except for those Tax Returns that have not yet been filed) and (b) any audit reports issued by the IRS or any other taxing authority with respect to any period that is still open.

    SECTION 4.18.  MATERIAL CONTRACTS.  (a) Other than as disclosed in Section
4.18 of the Company Disclosure Statement, there are no (i) agreements of the Company or any of the Subsidiaries containing an unexpired covenant not to compete applying to the Company or any of the Subsidiaries, (ii) employment or consulting agreements, or arrangements, (iii) collective bargaining agreements,
(iv) interest rate, currency or commodity hedging, swap or similar derivative transactions to which the Company or any of the Subsidiaries is a party, (v) material agreements providing for payment based on revenues, sales or profits,
(vi) agreements between the Company or any of the Subsidiaries, on the one hand, and any affiliate of the Company, on the other hand, (vii) any other material agreement not entered into in the ordinary course of business or (viii) other contracts or amendments thereto that would be required to be filed and have not been filed as a exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement (collectively, the "Material Contracts").

Assuming each Material Contract constitutes a valid and binding obligation of each other party thereto, each Material Contract is a valid and binding obligation of the Company or the applicable Subsidiary, as the case may be. To the Company's knowledge, each Material Contract is a valid and binding obligation of each other party thereto, and each such Material Contract is in full force and effect and is enforceable by the Company or the applicable Subsidiary in accordance with its terms, except as such enforcement may be limited by the Bankruptcy Exceptions and subject to general principles of equity. To the knowledge of the Company, there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Company, any Subsidiary or any third party under any of the Material Contracts. Neither the Company nor any of its Subsidiaries is a party to, or bound by any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Company or its Subsidiaries according to the terms of this Agreement will be a default of a material provision under or an event of acceleration, or grounds for termination, or whereby timely performance by the Company of this Agreement may be prohibited or delayed. Immediately after the Effective Time, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement, consulting agreement or any other agreement relating to the equity or management of the Company or its Subsidiaries.

    (b) The Company's relationship with Merck & Co., Inc. ("Merck") is in good standing. To the Company's knowledge, Merck is willing to negotiate a firm supply agreement with the Company for MK3 (subject to acceptable terms).

    SECTION 4.19. INSURANCE. The Company and the Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, as is in the Company's judgment adequate to insure against risks to which the Company is normally exposed in its day-to-day operations, consistent with industry practice for companies (i) engaged in similar businesses and (ii) of at least similar size to that of the Company and the Subsidiaries, and have maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of the Company or the Subsidiaries or any of the properties owned, occupied or controlled by the Company or any of the Subsidiaries, in such amount as reasonably deemed necessary by the Company. To the Company's knowledge, each such policy is in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice or present claims which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company Balance Sheet reflects adequate reserves for any insurance programs which require (or have required) the Company or any of the Subsidiaries to retain a portion of each loss, including, but not limited to, deductible and self-insurance programs.

    SECTION 4.20. YEAR 2000 Either (i) all Information Systems and Equipment (as defined below) are in all material respects either Year 2000 Compliant (as defined below) or (ii) any reprogramming, remediation, or any other corrective action, including the internal testing of all such Information Systems and Equipment, will be completed in all material respects by July 31, 1999. Further, to the extent that such reprogramming/remediation and testing action is required, the cost thereof, as well as the cost of the reasonably foreseeable consequence of failure to become Year 2000 Compliant, to the Company and the Subsidiaries (including, without limitation, reprogramming errors and the failure of other systems or equipment) will not result in a Material Adverse Effect on the Company.

    "Year 2000 Compliant" means that all Information Systems and Equipment accurately process date data (including, but not limited to, calculating, comparing and sequencing), before, during and after the year 2000, as well as same and multi-century dates, or between the years 1999 and 2000, taking into account all leap years, including the fact that the year 2000 is a leap year, and further, that when used in combination with, or interfacing with, other Information Systems and Equipment, shall accurately accept, release and exchange date data, and shall in all material respects continue to function in the same manner as it performs today and shall not otherwise materially impair the accuracy or functionality of Information Systems and Equipment.

    "Information Systems and Equipment" means all material computer hardware, firmware and software, as well as other information processing systems, or any equipment containing embedded microchips, whether directly owned, licensed, leased, operated or otherwise controlled by the Company or any of the Subsidiaries, including through third-party service providers, and which, in whole or in part, are integral to, the Company's or any of the Subsidiaries' conduct of their business.

    SECTION 4.21  AFFILIATES.  The Company has delivered to Parent in Section
4.21 of the Company Disclosure Statement a list identifying all persons who to the best of the Company's knowledge may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Affiliates") and, promptly after the execution of this Agreement, the Company will deliver the written agreement of each such person promptly after execution of this Agreement, substantially in the form of Annex III.

                                   ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

    Parent and the Purchaser represent and warrant to the Company as follows:

    SECTION 5.01 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized and validly existing under the laws of Ontario, Canada. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and the Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent (as defined below). The term "Material Adverse Effect on Parent" means any change in, or effect on, the business, results of operations, financial condition or prospects of Parent or any of its subsidiaries (the "Parent Subsidiaries") that is or could reasonably be expected to be materially adverse to Parent and its subsidiaries taken as a whole.

    SECTION 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by the Bankruptcy Exceptions and (ii) is subject to general principles of equity.

    SECTION 5.03.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) None of the execution and delivery of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or compliance by Parent and the Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity or person who is not a Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger pursuant to the GCL, (iii) compliance with the HSR Act and (iv) compliance with or receiving exemptions from the applicable requirements of the Ontario Securities Act and the by-laws of The Toronto Stock Exchange.

    (b) Except as set forth in clause (a) of this Section 5.03, none of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will
(i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Purchaser, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser, or any of their respective subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) and (iii), for any such Violation which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    SECTION 5.04. BROKERS. Except for the engagement of Donaldson, Lufkin & Jenrette Securities Corporation, none of the Parent nor the Purchaser or any of their respective officers, directors, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

    SECTION 5.05 CAPITALIZATION. Parent has heretofore made available to the Company a complete and correct copy of the Articles of Amalgamation and the by-laws, each as amended to the date hereof, of Parent. The authorized capital stock of Parent consists of 120,000,000 common shares and an unlimited number of class A special shares (the "Special Stock"). As of the close of business on the day prior to execution of this Agreement, there were no shares of Special Stock issued or outstanding. As of the close of business on June 30, 1999, there were 24,352,019 shares of Parent Common Stock issued, of which none were owned by Parent or a wholly-owned subsidiary. Parent has no shares of capital stock reserved for issuance. As of June 30, 1999 there were options outstanding for 2,265,792 shares of Parent Common Stock under Parent's stock option plan (the "Parent Options"). Since June 30, 1999, Parent has not issued any Parent Options or shares of capital stock except pursuant to the exercise of Parent Options outstanding as of such date and in accordance with their terms. All the outstanding shares of Parent Common Stock are, and all shares Parent Common Stock which may be issued pursuant to the exercise of outstanding Parent Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Parent Voting Debt") of Parent or any of the Parent Subsidiaries issued and outstanding. Except for the Parent Options and warrants for 3,737,000 shares of Parent Common Stock, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Parent or any of its subsidiaries, obligating Parent or any of the Parent Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Parent Voting Debt of, or other equity interest in, Parent or any of the Parent Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of Parent or any of the Parent Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of the Parent Subsidiaries. As of the date hereof, neither parent nor any of its affiliates owns any Common Shares of the Company other than those disclosed in Amendment No. 1 to the Schedule 13D to be filed July 26, 1999.

    SECTION 5.06. REGISTRATION STATEMENT; PROXY STATEMENTS. None of the information provided by Parent for inclusion or incorporation by reference in
(i) the registration statement registering under the Securities Act the Parent Common Stock to be issued at the Effective Time (such registration statement as amended by any amendments thereto being referred to herein as the "Registration Statement") or (ii) the Company Proxy Statement shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective and (ii) the Effective Time, and in the case of the Company Proxy Statement, on the date the Proxy Statement is first mailed to stockholders, at the time of the Special Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Parent shall occur which is required to be described in the Registration Statement or Company Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement and Company Proxy Statement will (with respect to Parent and the Purchaser) comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

    SECTION 5.07.  SEC REPORTS AND FINANCIAL STATEMENTS.

    (a) The Parent has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Parent with the SEC until the date hereof (the "Parent SEC Reports"). As of their respective dates, and except as subsequently amended prior to the date hereof, the Parent SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such Parent SEC Reports, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (b) The consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows (including the notes thereto) for each of the three years in the period ended December 31, 1998 (including the related notes and schedules thereto) of the Parent contained in the Parent's Form 20-F for the year ended December 31, 1998 included in the Parent SEC Reports present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Parent and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with Canadian generally accepted accounting principles applied on a consistent basis as of and during the periods involved ("Canadian GAAP").

    (c) The consolidated balance sheets and the related statements of income and cash flows (including in each case the related notes thereto) of the Parent contained in the Form 6-K for the periods ended March 31, 1999, included in the Parent SEC Reports (the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X under the Exchange Act. The Quarterly Financial Statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly and do present fairly the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries for the period presented therein in conformity with Canadian GAAP applied on a consistent basis during the periods involved.

    (d) Parent has no liabilities or obligations of any nature (whether absolute, accrued, contingent, unliquidated, conditional or otherwise) except for liabilities or obligations (i) reflected or reserved against on the balance sheet as at March 31, 1999 included in the Quarterly Financial Statements (the "Parent Balance Sheet"), (ii) incurred in the ordinary course of business consistent with past practice since such date or (iii) which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    SECTION 5.08 MATERIAL ADVERSE CHANGE. Since March 31, 1999, there has not been any change, or any development that is reasonably likely to result in a change, that would have a Material Adverse Effect on Parent.

    SECTION 5.09. INFORMATION. None of the information supplied or to be supplied by Parent and the Purchaser in writing specifically for inclusion in
(i) the Offer Documents, (ii) the Schedule 14D-9 (including the information included therein in order to comply with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder), (iii) the Proxy Statement or (iv) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to Shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    SECTION 5.10 FINANCING. Parent and Purchaser have made adequate arrangements to have, and will have available to them, upon consummation of the Offer, immediately available funds necessary to consummate the Offer.

    SECTION 5.11. LITIGATION. There is no suit, action, proceeding or governmental investigation before any commission or other administrative authority pending or, to the knowledge of Parent, threatened against or affecting Parent or any of the Parent Subsidiaries, with respect to or affecting Parent's or any of the Parent Subsidiaries' operations, business, products, sales practices or financial condition, except for suits, actions and proceedings that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent or any of the Subsidiaries, except for judgments, decrees, injunctions and orders that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There are no facts known to Parent which, if known by a potential claimant or any Governmental Entity, would reasonably give rise to a claim or proceeding which, if asserted or conducted, would be reasonably likely to have a Material Adverse Effect on Parent.

    SECTION 5.12.  COMPLIANCE WITH APPLICABLE LAWS; PERMITS.

    (a) Parent and the Parent Subsidiaries have been in compliance with all laws, regulations and orders of any Governmental Entity applicable to it or the Parent Subsidiaries, except for such failures so to comply which, individually and in the aggregate, would not have a Material Adverse Effect on Parent. The business operations of Parent and the Parent Subsidiaries have not been conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

    (b) Each of Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, including, without limitation, the FDA, the DEA, and similar authorities in other jurisdictions, necessary for Parent or any Parent Subsidiary to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (ii) any Parent Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent:

        (i) all manufacturing operations of Parent and the Parent Subsidiaries are being conducted in substantial compliance with applicable good manufacturing practices;

        (ii) all necessary clearances or approvals from governmental agencies for all drug and device products which are manufactured or sold by Parent and the Parent Subsidiaries have been obtained, and Parent and the Parent Subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by Parent and the Parent Subsidiaries of such products;

       (iii) all of the clinical studies which have been, or are being, conducted by or for Parent and the Parent Subsidiaries are being conducted in substantial compliance with generally accepted good clinical practices and all applicable government regulatory requirements;

        (iv) as of the date of this Agreement, neither the Parent nor any of the Parent Subsidiaries has received written notice of any petition or other attempt by a brand name drug company to have the therapeutic equivalence rating of a Parent Subsidiary product withheld or altered;

        (v) none of Parent, the Parent Subsidiaries or to Parent's knowledge, any of their respective officers, employees or agents (during the term of such person's employment by Parent or a Parent Subsidiary or while acting as an agent of Parent or a Parent Subsidiary) has made any untrue statement of a material fact or fraudulent statement to the FDA or any similar governmental agency, failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy, rule, regulation or law;

        (vi) neither Parent nor any of the Parent Subsidiaries has received any written notice that the FDA or any similar governmental agency has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of Parent or any of the Parent Subsidiaries, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of Parent or any of the Parent Subsidiaries.

       (vii) as to each article of drug, device, cosmetic or vitamin manufactured and/or distributed by Parent or any of the Parent Subsidiaries, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or Law of any jurisdiction; and

      (viii) none of Parent, the Parent Subsidiaries or, to Parent's knowledge, any of their respective officers, employees or agents (during the term of such person's employment by Parent or a Parent Subsidiary or while acting as an agent of the Company or a Subsidiary), subsidiaries or affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

    (d) As to each product subject to FDA's jurisdiction under the FDCA and the jurisdiction of the Drug Enforcement Agency under the CSA which is manufactured, tested, distributed, held, and/or marketed by Parent, such product is being manufactured, held and distributed in compliance with all applicable requirements under the FDCA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security.

    (e) Parent will promptly provide the Company with copies of any document that is issued, prepared, or otherwise becomes available from the date of this Agreement until the Effective Time which bears on the regulatory status under the FDCA or the CSA of Parent or any product of Parent, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, and withdrawal letter/order, except for documents reflecting such matters which, individually and in the aggregate, would not have a Material Adverse Effect on Parent.

    SECTION 5.13.  EMPLOYEE BENEFIT PLANS.

    (a) All bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock purchase, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance, incentive, or other employee benefit plans, programs and agreements providing benefits to any employee, former employee, director or former director of Parent or any of the Parent Subsidiaries sponsored or maintained by or on behalf of Parent or any of the Parent Subsidiaries or to which Parent or any of the Parent Subsidiaries contributes or is obligated to contribute or otherwise may have liability (collectively, the "Parent Plans") are in compliance, in all material respects with all laws and regulations applicable to the Parent Plans.

    (b) All contributions required to be made to any Parent Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Parent included in the Parent SEC Reports to the extent required under Canadian GAAP.

    SECTION 5.14 ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) to Parent's knowledge no Hazardous Materials (as defined below) are present at, on or under any real property currently or, to Parent's knowledge, formerly owned, leased or operated by Parent or any Parent Subsidiary to an extent or in a manner or condition now requiring investigation, response, corrective action or other action by Parent or for which Parent or any Parent Subsidiary is financially responsible, or that would be reasonably likely to result in liability of, or costs to, Parent or any of the Parent Subsidiaries, in each case under any Environmental Law (as defined below), (ii) there is currently no civil, criminal or administrative action, suit, demand, hearing, proceeding, notice of violation, investigation, notice or demand letter, or request for information pending or to the knowledge of Parent, threatened, under any Environmental Law against Parent or any of the Parent Subsidiaries, (iii) Parent and the Parent Subsidiaries have not received any written claims or notices alleging liability under any Environmental Law currently pending, and Parent has no knowledge of any circumstances that would reasonably be expected to result in such claims or notices, (iv) Parent and each of the Parent Subsidiaries are currently in compliance, and within the period of applicable statutes of limitation have complied, with all, and have no liability under any, applicable Environmental Laws, (v) no property or facility currently or, to Parent's knowledge, formerly owned, leased or operated by Parent or any of the Parent Subsidiaries or any of their respective predecessors-in-interest, or, to Parent's knowledge, at which Hazardous Materials have been manufactured, handled, tested, formulated, prepared, encapsulated, packaged, bottled or stored for Parent or any of the Parent Subsidiaries, or Hazardous Materials of Parent or any of the Parent Subsidiaries have been stored, treated or disposed of, is listed or proposed for listing on the National

Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any comparable list established under any Environmental Law, (vi) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity of any Environmental Permits held by Parent or any of the Parent Subsidiaries, and will not require any remediation under any Environmental Law, (vii) no friable asbestos now requiring abatement is present in, on, or at any property, facility or equipment of Parent or any of the Parent Subsidiaries, (viii) to Parent's knowledge there are no past or present events, conditions, activities, or practices, including, without limitation, the disposal, emission or release of any Hazardous Materials, which would reasonably be expected to prevent Parent and the Parent Subsidiaries' compliance with any Environmental Law, or which would reasonably be expected to give rise to any liability of Parent or any of the Parent Subsidiaries under any Environmental Law, (ix) no Lien has been asserted or recorded, or to the knowledge of Parent and each of the Parent Subsidiaries threatened, under any Environmental Law with respect to any assets, facility, inventory, or property currently owned, leased or operated by Parent or any of the Parent Subsidiaries, (x) neither Parent nor any of the Parent Subsidiaries has received a written claim pursuant to a contract or agreement assuming any liabilities or obligations arising under any Environmental Law including, without limitation, any such liabilities or obligations with respect to formerly owned, leased or operated real property or facilities, or former divisions or subsidiaries, (xi) neither Parent nor any of the Parent Subsidiaries has entered into or agreed to any judgment, decree or order by any judicial or administrative tribunal or agency and neither Parent nor any of the Parent Subsidiaries is subject to any judgment, decree order or agreement, in each case relating to compliance with any Environmental Law or requiring Parent or any of the Parent Subsidiaries to conduct any investigation, response, corrective or other action under any Environmental Law, and (xii) there are no underground storage tanks or related piping, or impoundments, at any real property owned, operated or leased by Parent or any of the Parent Subsidiaries, and any former such tanks, piping, or impoundments, on any such property which have been removed or closed, have been removed or closed in accordance with applicable Environmental Laws.

    Parent has made available to the Company all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in the possession, custody or control of Parent or any Parent Subsidiary relating to the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, leased or used by Parent or any of the Parent Subsidiaries or concerning compliance by Parent and any Parent Subsidiaries with, or liability of any of them under, any Environmental Law.

    SECTION 5.15. YEAR 2000. Either (i) all Parent Information Systems and Equipment (as defined below) are in all material respects Year 2000 Compliant or
(ii) any reprogramming, remediation, or any other corrective action, including the internal testing of all such Parent Information Systems and Equipment, will be completed in all material respects by September 30, 1999. Further, to the extent that such reprogramming/remediation and testing action is required, the cost thereof, as well as the cost of the reasonably foreseeable consequence of failure to become Year 2000 Compliant, to Parent and the Parent Subsidiaries (including, without limitation, reprogramming errors and the failure of other systems or equipment) will not result in a Material Adverse Effect on Parent.

    "Parent Information Systems and Equipment" means all material computer hardware, firmware and software, as well as other information processing systems, or any equipment containing embedded microchips, whether directly owned, licensed, leased, operated or otherwise controlled by Parent or any of the Parent Subsidiaries, including through third-party service providers, and which, in whole or in part, are integral to, Parent's or any of the Parent Subsidiaries' conduct of their business.

                                   ARTICLE VI

                                   COVENANTS

    SECTION 6.01. CONDUCT OF BUSINESS OF THE COMPANY. Except as required by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable best efforts, and will cause each of the Subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of the Subsidiaries, to keep available the services of its and their present officers and employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise required by this Agreement or as set forth in
Section 6.01 of the Company Disclosure Statement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent, which consent, prior to the consummation of the Offer, shall not be unreasonably withheld:

        (a) adopt any amendment to its certificate of incorporation or by laws or comparable organizational documents;

        (b) except for issuances of capital stock of the Subsidiaries to the Company or a wholly-owned Subsidiary, issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options (including under any existing options plans) to acquire any convertible securities or capital stock, other than the issuance of Common Shares pursuant to the exercise of Options outstanding on the date hereof pursuant to the terms thereof as in effect on the date hereof as contemplated by Section 2.09, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

        (c) declare, set aside or pay any dividend or other distribution (whether in cash, capital stock, rights thereto or other assets, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of the wholly-owned Subsidiaries;

        (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

        (e) except for (A) increases in salary, wages and benefits of non-executive officers or employees of the Company or the Subsidiaries in the ordinary course of business consistent with past practice, (B) increases in salary, wages and benefits granted to officers and employees of the Company or the Subsidiaries in conjunction with new hires, promotions or other changes in job status in the ordinary course of business consistent with past practice, or (C) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of the Subsidiaries), or (ii) pay any benefit not required by any existing plan or arrangement, or (iii) grant any severance or termination pay (except pursuant to existing agreements, plans or policies and as required by such agreements, plans or polices), or (iv) enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of the Subsidiaries (including independent contractors and consultants), or (v) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable law or regulation;

        (f) acquire, sell, lease, mortgage, encumber or dispose of any assets (other than inventory) or securities with a value, individually or in the aggregate, in excess of $10.0 million, in the case of rolling stock, or $1.0 million in the case of other assets or securities, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Subsidiary and the Company or another wholly-owned Subsidiary of the Company;

        (g) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and the Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary and the Company or another wholly-owned Subsidiary or (iv) make any offer to purchase the Convertible Debentures;

        (h) modify, amend or terminate any of the Material Contracts or waive, release or assign any rights or claims thereunder, except in the ordinary course of business and consistent with past practice;

        (i) change any of the accounting methods used by it unless required by GAAP, make any material Tax election or change or revoke any material Tax election already made, adopt, request or consent to any new material Tax accounting method, change any material Tax accounting method unless required by applicable law, enter into any material closing agreement, settle any material Tax claim or assessment or consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

        (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries (other than the Merger);

        (k) pay, discharge or satisfy, or fail to pay, discharge or satisfy, any claim, liability or obligation (contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

        (l) take, or agree to commit to take, any action that would result in any of the conditions to the Merger set forth in Article VII or any of the conditions to the Offer not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms thereof or materially delay such consummation; or

        (m) except in the ordinary course of business or as otherwise expressly contemplated hereby, grant or acquire any material licenses to use any Intellectual Property Rights or unpatented inventions; PROVIDED that the Company and its Subsidiaries shall not grant any material licenses to use any material Intellectual Property Rights or unpatented inventions without the prior written consent of Parent, which consent shall not be unreasonably withheld;

        (n) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    SECTION 6.02. ACCESS TO INFORMATION. (a) From the date hereof until the Effective Time, the Company will, and will cause the Subsidiaries, and each of its and their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, provide Parent, the Purchaser and any person providing or proposing to provide financing to Parent or Purchaser ("Financing Sources") and their respective officers, employees, counsel, advisors, representatives (collectively, the "Parent Representatives") reasonable access, during normal business hours and upon reasonable notice, to the officers and employees, offices and other facilities and to the books and records of the Company and the Subsidiaries, as will permit Parent and the Purchaser to make inspections of such as either of them may reasonably require and will cause the Company Representatives and the Company's Subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such other information with respect to the business, operations and prospects of the Company and the Subsidiaries as Parent and the Purchaser may from time to time reasonably request. Unless otherwise required by law, Parent and the Purchaser will, and will cause the Parent Representatives to, hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Parent, the Purchaser or the Parent Representatives. The Company agrees to make reasonably available its executive officers for presentations to any Financing Sources. In the event of termination of this Agreement for any reason, Parent and the Purchaser will, and will cause the Parent Representatives to, return to the Company all copies of written information furnished by the Company or any of the Company Representatives to Parent or the Purchaser or the Parent Representatives and destroy all memoranda, notes and other writings prepared by Parent, the Purchaser or the Parent Representatives based upon or including the information furnished by the Company or any of the Company Representatives to Parent or the Purchaser or the Parent Representatives (and Parent will certify to the Company that such destruction has occurred).

    (b) From the date hereof until the Effective Time, Parent will, and will cause its subsidiaries, and each of the Parent Representatives to, provide the Company and any Company Representatives reasonable access, during normal business hours and upon reasonable notice, to the officers and employees, offices and other facilities and to the books and records of Parent and its Subsidiaries, as will permit the Company to make inspections of such as it may reasonably require and will cause the Parent Representatives and its subsidiaries to furnish the Company and the Company Representatives to the extent available with such other information with respect to the business, operations and prospects of the Parent and its subsidiaries as the Company may from time to time reasonably request. Unless otherwise required by law, the Company will, and will cause the Company Representatives to, hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the Company or the Company Representatives. In the event of termination of this Agreement for any reason, The Company will, and will cause the Company Representatives to, return to Parent all copies of written information furnished by Parent or any of the Parent Representatives to the Company or the Company Representatives and destroy all memoranda, notes and other writings prepared by the Company or the Company Representatives based upon or including the information furnished by Parent or any of the Parent Representatives to the Company or the Company Representatives (and the Company will certify to Parent that such destruction has occurred).

    (c) The Company will assist Parent in securing access to Merck in order to pursue business opportunities.

    SECTION 6.03. REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Annex I and Article VII are satisfied and to consummate and make effective the transactions contemplated by the Offer and this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using all commercially reasonable efforts to respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the obtaining of all necessary consents, approvals or waivers and (iii) the lifting of any legal bar to the Merger. Parent shall cause Purchaser to perform all of its obligations under this Agreement and shall not knowingly take any action that would cause the Company to fail to perform its obligations hereunder. The Company shall not knowingly take any action that would cause either Parent or Purchaser to fail to perform its obligations hereunder.

    (b) The Company shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof the Company Proxy Statement and Parent shall file the Registration Statement in which the Company Proxy Statement shall be included. Parent and the Company shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC and the Company Proxy Statement cleared by the staff of the SEC as promptly as practicable. Parent shall take any action required to be taken under applicable state blue sky or securities laws in connection with the Parent Common Stock to be issued as Closing Consideration. Parent and the Company shall promptly furnish to each other all information, and take such other actions (including, without limitation, using all commercially reasonable efforts to provide any required consents of their respective independent accountants or auditors, as the case may be), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 6.03(b).

    (c) In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries, should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Offer Documents, Schedule 14D-9, Company Proxy Statement or the Registration Statement, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    SECTION 6.04. PUBLIC ANNOUNCEMENTS. (a) So long as this Agreement is in effect, Parent, the Purchaser and the Company agree to use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to (i) the transactions contemplated by this Agreement and (ii) the Company's second quarter earnings.

    (b) So long as this Agreement is in effect, the Company agrees to provide Parent with notice and copies of any press release or any public statement at least 24 hours prior to issuance; PROVIDED, that this provision shall not prevent the Company from issuing a press release if the Company in good faith determines that it must do so and makes reasonable attempts to so notify Parent. Parent shall designate a single person with whom the Company should communicate for purposes of this Section 6.04(b). The Company shall use its reasonable efforts to accommodate any comments provided by Parent on a press release before the end of such 24 hour period, but the Company shall maintain final editorial control over any press releases. The 24 hour period shall commence at 8:00 a.m. New York time on the next business day following the day notice was received if such day was not a business day.

    SECTION 6.05.  INDEMNIFICATION.

    (a) Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company as provided in the Company's Amended and Restated Certificate of Incorporation or by laws, in an agreement between any such person and the Company, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect after the Effective Time. Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Subsidiaries as provided in the certificate of incorporation or by laws or similar organizational document, in an agreement between any such person and such Subsidiary, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect after the Effective Time. After the Effective Time, Parent also agrees to and to cause any successors to indemnify all directors and officers of the Company or of any of the Subsidiaries ("Indemnified Parties") to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers or directors of the Company or any of the Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees occurring at or prior to the Effective Time. Without limitation of the foregoing, in the event that after the Effective Time any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will pay, subject to applicable law, as incurred such Indemnified Party's reasonable legal and other expenses of counsel selected by the Indemnified Party and reasonably acceptable to Parent (including the cost of any investigation and preparation) incurred in connection therewith; PROVIDED, HOWEVER, that Parent shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties. Parent shall be entitled to participate in the defense of any such action or proceeding and counsel selected by the Indemnified Party shall, to the extent consistent with their professional responsibilities, cooperate with Parent and any counsel designated by Parent. Parent shall, subject to applicable law, pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.05.

    (b) Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to any Indemnified Party and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring at or prior to the Effective Time; and PROVIDED, FURTHER, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.05(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

    (c) The covenants in this Section 6.05 are intended for the benefit of and shall be enforceable by each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

    (d) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.05, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent shall succeed to the obligations set forth in this Section 6.05.

    (e) OPERATIONS OF PURCHASER. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

    SECTION 6.06.  NO SOLICITATION.

    (a) The Company represents and warrants to, and covenants and agrees with, Parent and the Purchaser that neither the Company nor any of the Subsidiaries has any agreement, arrangement or understanding regarding an Acquisition Transaction (as hereinafter defined) with any party expressing an interest in an Acquisition Transaction that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of this Agreement. The Company shall, and shall cause the Subsidiaries and its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction. The Company shall not, and the Company shall cause the Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly, (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, (i) any acquisition or purchase of 25% or more of the assets or business of the Company and its subsidiaries, taken as a whole, or a 25% or more voting equity interest in (including by way of a tender offer), or
(ii) any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company (the foregoing clause (i) and (ii) being referred to collectively as an "Acquisition Transaction"), or (y) negotiate, explore or discuss in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated hereby. Notwithstanding anything to the contrary in the foregoing, the Company may, prior to the Special Meeting, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all or substantially all of the Shares (or all or substantially all of the assets of the Company and the Subsidiaries) from a Third Party (i) furnish or disclose non-public information to such Third Party, (ii) negotiate, discuss or otherwise communicate with such Third Party and (iii) in the case of an unsolicited tender offer for Shares, withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of this Agreement and the transactions contemplated hereby or recommend (or resolve to recommend) such Acquisition Transaction with a Third Party to Shareholders (including disclosing to the Company's stockholders such position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act), in each case only if the Board of Directors of the Company determines reasonably and in good faith: (1) after consultation with and based (as to legal matters) upon advice of outside counsel that it is required to do so in the exercise of its fiduciary obligations, (2) (after consultation with Warburg Dillon Read LLC) that such proposed Acquisition Transaction or tender offer is more favorable to the Shareholders from a financial point of view than the transaction contemplated hereby (including any adjustment to the terms and conditions proposed by Parent and the Purchaser in response to such proposed Acquisition Transaction (a proposal with respect to such Acquisition Transaction meeting the requirements of clauses (1) and (2) is referred to herein as a "Superior Proposal"). Prior to furnishing or disclosing any non-public information to such Third Party, the Company shall receive from such Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement between the Company and Parent (the "Confidentiality Agreement"), but which confidentiality agreement shall not provide for any exclusive right to negotiate with the Company or any payments by the Company. The Company shall give Parent one day's written notice prior to entering into any such Confidentiality Agreement. The Company shall provide to Parent copies of all such non-public information delivered to such Third Party concurrently with such delivery. Notwithstanding the foregoing, the Board of Directors of the Company shall not, and the Company shall not, withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of this Agreement or any of the transactions contemplated hereby, or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to the Shareholders or enter into a definitive agreement with respect to a Superior Proposal unless (x) the Company has given Parent three business days' notice of the intention of the Board of Directors to withdraw or modify (or resolve to withdraw or modify) in a manner adverse to Parent the approval or recommendation of this Agreement or any of the transactions contemplated hereby, or recommend (or resolve to recommend) an Acquisition Transaction with a Third Party to the Shareholders or the intention of the Company to enter into such definitive agreement, as the case may be, (y) if Parent makes a counter-proposal within such three business day period, the Board of Directors of the Company shall have determined, in light of any such counter-proposal, that the Third Party Acquisition Transaction proposal is still a Superior Proposal, and (z) the Company concurrently terminates this Agreement in accordance with the terms hereof and pays any Termination Fee (as defined) required under Section 8.03(c).

    (b) The Company shall promptly (but in any event within one day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of the Subsidiaries or any of its or their bankers, attorneys or other agents or representatives of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 6.06(a). The Company shall promptly (but in any event within one day of the Company becoming aware of same) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and all the material terms thereof. The Company shall, from time to time, promptly (but in any event within one day of the Company becoming aware of same) inform Parent of the status and content of and developments with respect to any discussions regarding any Acquisition Transaction with a Third Party. The Company shall, from time to time, promptly (but in any event within one day of the Company becoming aware of same) inform Parent in writing of (i) the calling of meetings of the Board of Directors of the Company to take action with respect to such Acquisition Transaction, (ii) the execution of any letters of intent, memoranda of understanding or similar non-binding agreements with respect to such Acquisition Transaction, (iii) the waiver of any standstill agreement to which the Company is or becomes a party,
(iv) the determination by the Board of Directors of the Company to recommend to the Shareholders that they approve or accept a Superior Proposal or withdraw or modify in a manner adverse to the Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, (v) the determination by the Company to publicly disclose receipt of a Superior Proposal and (vi) the waiver by the Company of any confidentiality agreement with a person proposing a Superior Proposal.

    SECTION 6.07. NOTIFICATION OF CERTAIN MATTERS. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would (i) cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

    SECTION 6.08. STATE TAKEOVER LAWS. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, and the Stock Option Agreement of any state takeover law. The Board of Directors of the Company shall not amend, modify or rescind the approval of any purchase of Shares in the Offer or under the Stock Option Agreement for purposes of Section 203 of the GCL. The Company will use its reasonable best efforts to ensure that the provisions of any applicable or alleged or asserted to be applicable state takeover law will not be applicable to the Offer, the Merger or any of the other transactions contemplated by this Agreement.

    SECTION 6.09. ENVIRONMENTAL APPROVALS. The Company shall obtain all approvals, consents and authorizations and make all filings required under and pursuant to any Environmental Law required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

    SECTION 6.10. STOCK EXCHANGE LISTINGS. Parent shall use all commercially reasonable efforts to list on the NYSE and the Toronto Stock Exchange, upon official notice of issuance, the Parent Common Stock to be issued in connection with the Merger.

    SECTION 6.11 AFFILIATES. The Company shall advise Parent in writing of any person who, to the Company's knowledge, becomes an Affiliate after the date hereof and prior to the Effective Time and shall use all commercially reasonable efforts to cause each such person to deliver to Parent, no later than the date such person becomes an Affiliate, a written agreement substantially in the form of Annex III hereto. Parent shall use all commercially reasonable efforts to satisfy for two years after the Effective Time the requirements of Rule 144(c) under the Securities Act.

    SECTION 6.12. RESIGNATION OF DIRECTORS; CERTAIN AGREEMENTS. (a) Prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent at no cost the resignations of such directors of its Subsidiaries as Parent shall specify, effective at the Effective Time. In connection with any such resignation, the directors shall simultaneously reconvey their directors' qualifying shares, if any, to the applicable Subsidiary or such other persons as Parent shall specify at no additional expense to Parent, Purchaser or such Subsidiary other than customary expenses directly relating to the transfer and issuance of directors' qualifying shares, if any.

    (b) The Company will (i) promptly give notice to Paul Kennedy that its engagement of him as financial advisor pursuant to a letter agreement dated June 24, 1999 shall terminate on the earliest possible date pursuant to such agreement, (ii) will not consent to the disclosure of non-public information by him to a third party and (iii) will request that he cease all activities under such agreement.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    SECTION 7.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing (as defined in Section 9.01) of each of the following conditions:

        (a) SHAREHOLDER APPROVAL. The Shareholders shall have duly approved and adopted this Agreement and the transactions contemplated by this Agreement, to the extent required under applicable law.

        (b) INJUNCTIONS; ILLEGALITY. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

    SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND PURCHASER. The obligation of Parent and Purchaser to effect the Merger and to perform their other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Parent or
Purchaser:

        (a) PERFORMANCE. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except for those failures to so perform or comply which are not willful and those failures, whether or not willful, that, individually or in the aggregate, would not either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect on the Company.

        (b) PURCHASE OF SHARES. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof, unless Purchaser's failure to accept for payment and pay for Shares results from Purchaser's breach of any provision of the Agreement.

    SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company under this Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by the
Company:

        (a) PERFORMANCE. Parent and Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date except for those failures to so perform or comply that, individually or in the aggregate, would not either impair the ability of Parent or Purchaser to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect on Parent.

        (b) PURCHASE OF SHARES. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof, unless Purchaser's failure to accept for payment and pay for Shares results from the Company's breach of any provision of the Agreement.

                                  ARTICLE VIII
                          TERMINATION AND ABANDONMENT

    SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

        (a) by the written agreement of Parent and the Company duly authorized by their respective Boards of Directors;

        (b) by either Parent or the Company if, without fault of such terminating party, the Merger shall not have been consummated on or before March 31, 2000, which date may be extended by mutual consent of the parties hereto;

        (c) by either Parent or the Company, if any court of competent jurisdiction or other governmental body shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

        (d) by either Parent or the Company, if the approval of a majority of the outstanding shares of Company Common Stock cast at the Special Meeting or any adjournment thereof is not obtained.

    SECTION 8.02. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Parent, at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, if:

        (a) the Company shall have willfully failed to perform in all material respects its covenants or agreements contained in this Agreement which would have a Material Adverse Effect on the Company or materially adversely affect (or materially delay) the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger, and the Company has not cured such breach within ten business days after notice by Parent or Purchaser thereof;

        (b) there exists a breach or breaches of any representation or warranty of the Company contained in this Agreement such that the Offer condition set forth in clause (b)(i) of Annex I would not be satisfied; PROVIDED, HOWEVER, that if such breach or breaches are capable of being cured prior to the consummation of the Offer (as required to be extended pursuant to Section 1.01(a)), only if such breaches shall not have been cured within 10 days of delivery to the Company of written notice of such breach or breaches;

        (c) the Board of Directors of the Company (i) fails to recommend the approval of this Agreement and the Merger to the Company's stockholders,
    (ii) withdraws or amends or modifies in a manner adverse to Parent its recommendation or approval in respect of this Agreement or the Merger (it being understood that taking no position on a tender offer for the Company as contemplated by Rules 14d-9 and 14e-2 shall not be deemed a withdrawal, amendment or modification) or (iii) makes any recommendation with respect to an Acquisition Transaction, or the Board of Directors of the Company shall have resolved to take any of the foregoing actions referred to in this clause and publicly discloses such resolution; or

        (d) due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex I, Purchaser shall have
    (i) terminated the Offer in accordance with the provisions of Annex I, or
    (ii) failed to pay for Shares pursuant to the Offer within 120 days following the date hereof, unless such failure to pay for Shares is a result of the failure of Parent or Purchaser to perform any of its covenants and agreements contained in this Agreement.

    SECTION 8.03. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of the Directors of the Company, if:

        (a) Parent or Purchaser shall have failed to perform in all material respects its covenants or agreements contained in this Agreement which would have a Material Adverse Effect on Parent or materially adversely affect (or materially delay) the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger, and Parent or the Purchaser has not cured such breach within ten business days after notice by the Company thereof;

        (b) the representations and warranties of the Parent and Purchaser contained in this Agreement at the date hereof and as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except as to any such representation or warranty which speaks as of a specific date) shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect on Parent (or if such representations and warranties are qualified by reference to materiality or a Material Adverse Effect on Parent, shall not be true and correct); PROVIDED, HOWEVER, that if such breach or breaches are capable of being cured prior to the consummation of the Offer (as required to be extended pursuant to Section 1.01(a)), only if such breaches shall not be cured within 10 days of delivery to Parent of written notice of such breach or breaches;

        (c) if (A)(x) the Company proposes entering into a definitive agreement with respect to a Superior Proposal or (y) the Board of Directors of the Company recommends a Third Party Acquisition Transaction which is an unsolicited all cash tender offer for any and all Shares and which constitutes a Superior Proposal, (B) the Company gives Parent the three business days' notice as required pursuant to the last sentence of Section 6.06(a), (C) if a counter-proposal was made by Parent within such three business day period, the Board of Directors of the Company has determined, in light of the counter-proposal, that the Third Party Acquisition Transaction (or proposal therefor) is still a Superior Proposal as required by the last sentence of Section 6.06(a) and (D) the Company has paid to Parent by wire transfer or immediately available funds to an account specified by Parent a fee of $5.5 million immediately prior to such termination; or

        (d) if (i) Purchaser fails to commence the Offer as provided in Section 1.01, (ii) Purchaser fails to pay for Shares pursuant to the Offer within 120 days following the date hereof, unless such failure to pay for Shares is the result of the failure of the Company to perform any of its covenants and agreements contained in this Agreement or (iii) Purchaser terminates the Offer in accordance with the provisions of Annex I.

    SECTION 8.04. PROCEDURE FOR TERMINATION. In the event of termination and abandonment of the Merger by Parent or the Company pursuant to this Article VIII, written notice thereof shall forthwith be given to the other.

    SECTION 8.05. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 8.05 and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

    (b) In the event of a termination of this Agreement by Parent pursuant to
Section 8.02(c) then, in any such case, the Company shall within two business days of such termination pay Parent by wire transfer or immediately available funds to an account specified by Parent a fee of $5.5 million.

    (c) In the event of a termination of this Agreement (i) pursuant to Section 8.01(c) based on the Company's actions or omissions or (d) or (ii) by Parent pursuant to Section 8.02(a) or (b), and in the case of either clause (i) or clause (ii), prior to such termination any person shall have made a proposal with respect to an Acquisition Transaction with the Company or its stockholders, and, if prior to or within twelve months after such termination the Company or any subsidiary of the Company enters into a definitive agreement with a third party with respect to, or consummates, an Acquisition Transaction, then the Company, as a condition to and prior to the earlier of entering into any such definitive agreement and consummating an Acquisition Transaction, shall pay Parent by wire transfer or immediately available funds to an account specified by Parent, a fee of $5.5 million.

    (d) The Company acknowledges that Parent would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty in the event that this Agreement shall be terminated under circumstances referred to in
Section 8.03(c) and paragraphs (b) and (c) of Section 8.05. The parties acknowledge that the agreements contained in this Article VIII (including this Section 8.05) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Parent and Purchaser acknowledge that whenever a fee is payable by the Company to Parent pursuant this Article VIII, payment by the Company of such fee in accordance with the terms of the applicable paragraph shall be deemed a release of the Company from all liability under this Agreement.

    SECTION 8.06. EXTENSION; WAIVER. Subject to Section 1.03(b), at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                                    CLOSING

    SECTION 9.01. TIME AND PLACE. Subject to the provisions of Articles VII and VIII, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the first business day after the date on which each of the conditions set forth in Articles VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Parent, Purchaser and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

    SECTION 9.02. FILINGS AT THE CLOSING. Subject to the provisions of Articles VII and VIII, the Company, Parent and Purchaser shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the Delaware Act and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE X
                                 MISCELLANEOUS

    SECTION 10.01. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement shall not survive beyond the Effective Time.

    SECTION 10.02.  ENTIRE AGREEMENT; ASSIGNMENT.

    (a) This Agreement (including the documents and the instruments referred to herein) the Confidentiality Agreement executed by Parent dated July 13, 1999 and
the Confidentiality Agreement executed by the Company dated July   , 1999
constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

    (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    SECTION 10.03. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

    SECTION 10.04. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile (with receipt confirmed) to the respective parties as follows:

    If to Parent or the Purchaser:

    Biovail Corporation International
    2488 Dunwin
    Drive Mississauga, Ontario Canada, L5L 1J9
    Attention: General Counsel
    Fax:      (416) 285-6499
    with a copy to:
    Cahill Gordon & Reindel
    80 Pine Street
    New York, New York 10005
    Attention: Roger Andrus, Esq.
    Fax:      212-269-5420
    If to the Company:
    Fuisz Technologies Ltd.
    14555 Avion at Lakeside
    Chantilly, Virginia 20150
    Attention: General Counsel
    Fax:      (703) 995-2445
    with a copy to:
    Gibson Dunn & Crutcher LLP
    1050 Connecticut Avenue, N.W.
    Washington, D.C. 20036
    Attention: Ronald Mueller, Esq.
    Fax:      (202) 530-9569

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

    SECTION 10.05.  GOVERNING LAW; JURISDICTION.

    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    (b) In addition, each of the parties hereto agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

    SECTION 10.06. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    SECTION 10.07. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    SECTION 10.08. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 2.09, 3.01 and 6.05, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION 10.09.  CERTAIN DEFINITIONS.  As used in this Agreement:

        (a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

        (b) the term "knowledge" shall mean the actual knowledge of, with respect to the Company, the Company's executive officers and, with respect to Parent or Purchaser, Parent's executive officers;

        (c) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term it defined in Section 13(d)(3) of the Exchange Act);

        (d) the term "subsidiary" or "subsidiaries", means, with respect to Parent, the Company, or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity;

        (e) The term "TAX" or "TAXES" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. Section 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii);

        (f) The term "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes; and

        (g) the term "Termination Fee" means a fee payable by the Company to Parent pursuant to Section 8.05(b), (c) or (d) of this Agreement.

    SECTION 10.10. REMEDIES. Except as set forth below, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of a termination of this Agreement pursuant to which a Termination Fee is paid pursuant to Section 8.05 hereof, the receipt of such Termination Fee shall serve as payment of liquidated damages with respect to any breach of this Agreement by the party paying such Termination Fee giving rise to such termination, and receipt of such Termination Fee shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach.

    IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                BIOVAIL CORPORATION INTERNATIONAL

                                By:             /s/ EUGENE N. MELNYK
                                     -----------------------------------------
                                               Name: Eugene N. Melnyk
                                                  Title:  Chairman

                                ABCI ACQUISITION SUB. CORPORATION

                                By:             /s/ EUGENE N. MELNYK
                                     -----------------------------------------
                                               Name: Eugene N. Melnyk
                                                  Title:  Chairman

                                FUISZ TECHNOLOGIES LTD.

                                By:            /s/ STEVEN H. WILLARD
                                     -----------------------------------------
                                              Name: Steven H. Willard
                                          Title:  Executive Vice President
                                                and General Counsel

                                                                         ANNEX B

                      [LETTERHEAD OF WARBURG DILLON READ LLC]

                                          July 25, 1999

The Board of Directors and
  Special Committee of the Board of Directors
Fuisz Technologies Ltd.
14555 Avion at Lakeside
Chantilly, Virginia 22021

Dear Members of the Board of Directors and Special Committee:

    We understand that Fuisz Technologies Ltd. ("Fuisz") is considering a transaction whereby (i) Biovail Corporation International ("Biovail") will cause ABCI Acquisition Sub. Corporation, an indirect wholly owned subsidiary of Biovail ("Sub"), to commence a tender offer to purchase such number of shares of the common stock, par value $0.01 per share, of Fuisz ("Fuisz Common Stock" and, such tender offer, the "Tender Offer") as will cause Biovail and its affiliates to beneficially own up to 49%, but not less than 40%, of the outstanding shares of Fuisz Common Stock, at a purchase price of $7.00 per share, net to the seller in cash (the "Cash Consideration") and (ii) subsequent to the Tender Offer, Sub will be merged with and into Fuisz (the "Merger" and, together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of Fuisz Common Stock not previously tendered and not owned directly or indirectly by Biovail or Fuisz will be converted into the right to receive that number of shares (the resulting number, the "Exchange Ratio" and, together with the Cash Consideration, the "Consideration") of the common stock, no par value, of Biovail ("Biovail Common Stock") to be determined as follows: (a) if the average of the daily closing prices per share of Biovail Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System for the 15 trading days ending on the date immediately prior to the second full NYSE trading day immediately preceding the closing date of the Merger (the "Average Trading Price") is less than $45.000, then the Exchange Ratio will equal 0.1556;
(b) if the Average Trading Price is greater than or equal to $45.000, but less than or equal to $58.625, then the Exchange Ratio will equal a fraction determined by dividing $7.00 by the Average Trading Price; (c) if the Average Trading Price is greater than $58.625 but less than or equal to $62.810, then the Exchange Ratio will equal 0.1194; and (d) if the Average Trading Price is greater than $62.810, then Exchange Ratio will equal a fraction determined by dividing $7.50 by the Average Trading Price. The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger, dated as of July 25, 1999, among Biovail, Sub and Fuisz (the "Merger Agreement").

    You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to be received in the Transaction by holders of Fuisz Common Stock (other than Biovail and its affiliates).

    Warburg Dillon Read LLC ("WDR") has acted as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Transaction and a portion of which is payable upon the delivery of this opinion. In the ordinary course of business, WDR, its successors and affiliates may trade securities of Fuisz and Biovail for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion does not address Fuisz's underlying business decision to effect the Transaction or constitute a recommendation to any stockholder of Fuisz as to whether or not such stockholder should tender shares of Fuisz Common Stock in the Tender Offer or how such stockholder should vote with respect to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as

The Board of Directors and

  Special Committee of the Board of Directors
Fuisz Technologies Ltd.

July 25, 1999
Page 2

to the material terms of the Merger Agreement and the obligations thereunder, or the form of the Transaction. We express no opinion as to what the value of Biovail Common Stock will be when issued pursuant to the Merger or the price at which Biovail Common Stock will trade or otherwise be transferable subsequent to the Merger. In rendering this opinion, we have assumed, with your consent, that each of Fuisz, Biovail and Sub will comply with all material terms of the Merger Agreement, as applicable, and that the Transaction will be validly consummated in accordance with its terms. In connection with our engagement, at your direction, we were not requested to, and we did not, solicit third party indications of interest with respect to the acquisition of all or a part of Fuisz. We have been advised by representatives of Fuisz that, prior to our engagement, Fuisz received an indication of interest in the purchase of the outstanding shares of Fuisz Common Stock from another third party which reflected a higher per share purchase price than the Consideration to be received in the Transaction and which the Special Committee and the Board of Directors determined not to pursue as a result of various conditions and other factors. The Special Committee and the Board of Directors have therefore instructed us not to consider such indication of interest in arriving at our opinion.

    In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Fuisz and Biovail; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Fuisz and Biovail, including estimates and financial forecasts prepared by the management of Fuisz and estimates and financial forecasts prepared by the management of Biovail as adjusted by Fuisz, that were provided to us by Fuisz and Biovail and not publicly available; (iii) conducted discussions with members of the senior managements of Fuisz and Biovail; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Fuisz and Biovail;
(v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (vi) reviewed the Merger Agreement; and (vii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

    In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Fuisz or Biovail, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Fuisz and Biovail as to the future performance of Fuisz and Biovail. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date of this letter.

    Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received in the Transaction by the holders of Fuisz Common Stock (other than Biovail and its affiliates) is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          WARBURG DILLON READ LLC

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 136 of the BUSINESS CORPORATIONS ACT (ONTARIO), a director or officer of a corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives:

    1. may be indemnified by the corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate.

    2. may be indemnified by the corporation, with the approval of a court, against all costs, charges and expenses reasonably incurred by the person in connection with an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate; and

    3. is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity was substantially successful on the merits of his defense of the action or proceeding;

PROVIDED, in all cases, such person fulfills the conditions that (a) he or she acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    As contemplated by Section 136 of the BUSINESS CORPORATIONS ACT (ONTARIO), Biovail Corporation International has purchased insurance against potential claims against the directors and officers of the Registrant and against loss for which the Registrant may be required or permitted by law to indemnify such directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS.

    (a) Exhibits.

EXHIBIT
NUMBER                                                      EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
  2.1        Agreement and Plan of Merger by and among Biovail Corporation International, ABCI Acquisition Sub.
             Corporation and Fuisz Technologies Ltd. dated as of July 25, 1999 (filed herewith as Annex A).

  2.2*       Offer to Purchase by Acquisition Sub dated as of July 30, 1999.

  2.3**      Option Agreement, dated as of July 13, 1999, by and between Richard C Fuisz and Biovail Corporation
             International.

  2.4**      Escrow Agreement, dated as of July 13, 1999, by and between Richard C. Fuisz, M.D., Biovail
             Corporation International and U.S. Trust Company, National Association.

  2.5***     Letter of Commitment, dated as of July 23, 1999, between Salisbury Ltd. and Biovail Corporation
             International.

  2.6***     Letter of Commitment, dated as of July 23, 1999, between Westbury Ltd. and Biovail Corporation
             International.

  2.7***     Letter of Acceptance, dated as of July 25, 1999, between Biovail Corporation International and
             Salisbury Ltd.

  2.8***     Letter of Acceptance, dated as of July 25, 1999, between Biovail Corporation International and
             Westbury Ltd.

  3.1****    Articles of Amalgamation of Biovail.

  3.2****    By-laws of Biovail.

  4.1****    Specimen Certificate for Biovail common stock.

  5.1        Opinion of Goodman and Carr re: validity of Biovail common stock (filed herewith).

 10.1+       1993 Stock Option Plan as amended.

 10.2++      Settlement Agreement between Biovail Corporation International and Robert Goldman dated January 24,
             1995.

 10.3++      Letter Agreement between the Bank of Nova Scotia and Biovail Corporation International dated March
             23, 1995.

 10.4++      Letter Agreement outlining terms of litigation settlement between Cassels, Brock & Blackwell on behalf of Biovail Corporation International and Lerner & Associates on behalf of Ian W. French.

 10.5++      Amendment to Financing proposal from Western Economic Diversification Canada dated April 20, 1995.

 10.6++      Settlement Agreement and release between Biovail Corporation International, Hoechst-
             Aktiengesellschaft and Hoeschst-Roussel Pharmaceuticals Inc. dated April 28, 1995.

 10.7+++     Offer to Purchase of Forest Laboratories, Inc. dated September 18, 1995.

 10.8+++     Investment Agreement by and among Forest Laboratories, Inc., Biovail Corporation International,
             Eugene Melnyk, Trimel (Canada) Inc. and Royal Healthcare Investment Corporation dated as of September
             11, 1995.

 10.9+++     License Agreement between Forest Laboratories, Inc. and Biovail Corporation International.

EXHIBIT
NUMBER                                                      EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
 10.10+++    Option Agreement between Forest Laboratories, Inc. and Biovail Corporation International.

 10.11+++    Supply Agreement between Forest Laboratories, Inc. and Biovail Laboratories, Inc.

 10.12+++    Registration Rights Agreement between Forest Laboratories, Inc. and Biovail Corporation International
             dated as of September 11, 1995.

 10.13+++    Performance Guarantee Agreement between Biovail Corporation International and Forest Laboratories,
             Inc.

 21*         Subsidiaries of the Registrant.

 23.1        Consent of Deloitte & Touche (filed herewith).

 23.2        Consent of PricewaterhouseCoopers LLP (filed herewith).

 23.3        Consent of Goodman and Carr (included in Exhibit 5.1).

 24.1        Power of Attorney (included on the signature page of this Form F-4 and incorporated herein by reference).

 99.1        Opinion of Warburg Dillon Read LLC (filed herewith as Annex B).

 99.2        Consent of Cahill Gordon & Reindel (filed herewith).

------------------------

*   Incorporated by reference to Biovail's Schedule 14D-1 filing date July 30,
    1999.

** Incorporated by reference from Biovail's statement on Schedule 13D, dated July 23, 1999.

*** Incorporated by reference from Biovail's statement on Schedule 13D/A
    (Amendment No. 1) dated July 26, 1999.

****Incorporated by reference to Biovail's registration statement on Form F-4, Registration Statement No. 33-74120.

+ Incorporated by reference to Biovail's Annual Report on Form 20-F for the fiscal year ended December 31, 1995, file no. 011-11145.

++ Incorporated by reference to Biovail's Annual Report on Form 20-F for the fiscal year ended December 31, 1994, file no. 011-11145.

+++ Incorporated by reference to Biovail's Schedule 14D-9 filing dated September
    18, 1995.

ITEM 22. UNDERTAKINGS.

    A. The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. To file a post-effective amendment to this Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

    5. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    6. That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    7. That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject of Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    8. (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    9. To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mississauga, Ontario, on September 13, 1999.

                                       BIOVAIL CORPORATION INTERNATIONAL
                                                 (Registrant)

                                By:  /s/ BRUCE D. BRYDON
                                     -----------------------------------------
                                     Name: Bruce D. Brydon
                                     Title: Chief Executive Officer and
                                     Director

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated. The officers and directors whose signatures appear below hereby constitute Robert A. Podruzny or Kenneth C. Cancellara, either of whom may act, as their true and lawful attorneys-in-fact, with full power to sign on their behalf individually and in each capacity stated below and file all amendments and post-effective amendments to the registration statement making such changes in the registration statement as the registrant deems appropriate, and generally to do all things in their name and in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ EUGENE N. MELNYK
------------------------------  Chairman of the Board and   September 13, 1999
       Eugene N. Melnyk           Director

     /s/ BRUCE D. BRYDON
------------------------------  Chief Executive Officer     September 13, 1999
       Bruce D. Brydon            and Director

    /s/ ROBERT A. PODRUZNY
------------------------------  President, Chief Operating  September 13, 1999
      Robert A. Podruzny          Officer and Director

  /s/ KENNETH C. CANCELLARA     Senior Vice President,
------------------------------    General Counsel,          September 13, 1999
    Kenneth C. Cancellara         Secretary and Director

   /s/ ROLF K. REININGHAUS
------------------------------  Senior Vice President and   September 13, 1999
     Rolf K. Reininghaus          Director

    /s/ KENNETH G. HOWLING
------------------------------  Vice President, Chief       September 13, 1999
      Kenneth G. Howling          Financial Officer

    /s/ WILFRED G. BRISTOW
------------------------------  Director                    September 13, 1999
      Wilfred G. Bristow

       /s/ ROGER ROWAN
------------------------------  Director                    September 13, 1999
         Roger Rowan

       /s/ ROBERT VUJEA
------------------------------  Director                    September 13, 1999
         Robert Vujea

                           AUTHORIZED REPRESENTATIVE

    Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly signed this Registration Statement below:

By:   /s/ EUGENE N. MELNYK
      -------------------------
      Name: Eugene N. Melnyk      September 13, 1999
      Title: Chairman of the
      Board

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                                                EXHIBIT                                               PAGE
---------------  ------------------------------------------------------------------------------------------     -----
         2.1     Agreement and Plan of Merger by and among Biovail Corporation International, ABCI
                 Acquisition Sub. Corporation and Fuisz Technologies Ltd. dated as of July 25, 1999 (filed herewith as Annex A).

         2.2*    Offer to Purchase by Acquisition Sub dated as of July 30, 1999.

         2.3**   Option Agreement, dated as of July 13, 1999, by and between Richard C Fuisz and Biovail
                 Corporation International.

         2.4**   Escrow Agreement, dated as of July 13, 1999, by and between Richard C. Fuisz, M.D.,
                 Biovail Corporation International and U.S. Trust Company, National Association.

         2.5***  Letter of Commitment, dated as of July 23, 1999, between Salisbury Ltd. and Biovail
                 Corporation International.

         2.6***  Letter of Commitment, dated as of July 23, 1999, between Westbury Ltd. and Biovail
                 Corporation International.

         2.7***  Letter of Acceptance, dated as of July 25, 1999, between Biovail Corporation International and Salisbury Ltd.

         2.8***  Letter of Acceptance, dated as of July 25, 1999, between Biovail Corporation International and Westbury Ltd.

        3.1****  Articles of Amalgamation of Biovail.

        3.2****  By-laws of Biovail.

        4.1****  Specimen Certificate for Biovail common stock.

         5.1     Opinion of Goodman and Carr re: validity of Biovail common stock (filed herewith).

        10.1+    1993 Stock Option Plan as amended.

        10.2++   Settlement Agreement between Biovail Corporation International and Robert Goldman dated
                 January 24, 1995.

        10.3++   Letter Agreement between the Bank of Nova Scotia and Biovail Corporation International
                 dated March 23, 1995.

        10.4++   Letter Agreement outlining terms of litigation settlement between Cassels, Brock &
                 Blackwell on behalf of Biovail Corporation International and Lerner & Associates on behalf of Ian W. French.

        10.5++   Amendment to Financing proposal from Western Economic Diversification Canada dated April
                 20, 1995.

        10.6++   Settlement Agreement and release between Biovail Corporation International,
                 Hoechst-Aktiengesellschaft and Hoeschst-Roussel Pharmaceuticals Inc. dated April 28, 1995.

        10.7+++  Offer to Purchase of Forest Laboratories, Inc. dated September 18, 1995.

        10.8+++  Investment Agreement by and among Forest Laboratories, Inc., Biovail Corporation
                 International, Eugene Melnyk, Trimel (Canada) Inc. and Royal Healthcare Investment
                 Corporation dated as of September 11, 1995.

        10.9+++  License Agreement between Forest Laboratories, Inc. and Biovail Corporation International.

       10.10+++  Option Agreement between Forest Laboratories, Inc. and Biovail Corporation International.

    EXHIBIT
    NUMBER                                                EXHIBIT                                               PAGE
---------------  ------------------------------------------------------------------------------------------     -----
       10.11+++  Supply Agreement between Forest Laboratories, Inc. and Biovail Laboratories, Inc.

       10.12+++  Registration Rights Agreement between Forest Laboratories, Inc. and Biovail Corporation
                 International dated as of September 11, 1995.

       10.13+++  Performance Guarantee Agreement between Biovail Corporation International and Forest
                 Laboratories, Inc.

        21*      Subsidiaries of the Registrant.

        23.1     Consent of Deloitte & Touche (filed herewith).

        23.2     Consent of PricewaterhouseCoopers LLP (filed herewith).

        23.3     Consent of Goodman and Carr (included in Exhibit 5.1).

        24.1     Power of Attorney (included on the signature page of this Form F-4 and incorporated herein by reference).

        99.1     Opinion of Warburg Dillon Read LLC (filed herewith as Annex B).

        99.2     Consent of Cahill Gordon & Reindel (filed herewith).

------------------------

*    Incorporated by reference to Biovail's Schedule 14D-1 filing date July 30,
     1999.

** Incorporated by reference from Biovail's statement on Schedule 13D, dated July 23, 1999.

*** Incorporated by reference from Biovail's statement on Schedule 13D/A (Amendment No. 1) dated July 26, 1999.

**** Incorporated by reference to Biovail's registration statement on Form F-4, Registration Statement No. 33-74120.

+ Incorporated by reference to Biovail's Annual Report on Form 20-F for the fiscal year ended December 31, 1995, file no. 011-11145.

++ Incorporated by reference to Biovail's Annual Report on Form 20-F for the fiscal year ended December 31, 1994, file no. 011-11145.

+++ Incorporated by reference to Biovail's Schedule 14D-9 filing dated September 18, 1995.